SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           HERTZ TECHNOLOGY GROUP, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      3.    Filing Party:

            --------------------------------------------------------------------

      4.    Date Filed:

            --------------------------------------------------------------------

                          HERTZ TECHNOLOGY GROUP, INC.

                          75 Varick Street, 11th Floor

                            New York, New York 10013

                               September 19, 2000

To our stockholders:

You are cordially invited to attend a special meeting of stockholders of Hertz Technology Group, Inc. This meeting will be held at Hertz's headquarters at 75 Varick Street, 11th Floor New York, New York 10013 on October 3, 2000 at 3:00 p.m., Eastern Daylight time.

At the meeting, we will ask you to vote on a proposal to combine our company with Return Assured Incorporated, which was formerly known as A Sure eCommerce, Inc. If the merger proposal is approved, the former shareholders of Return Assured will own approximately 68% of the combined company and you collectively will own about 32% of the combined company. The percentage ownership of both groups of stockholders may be further reduced by conversion into common stock of shares of convertible preferred stock to be issued to an investor which is providing $5 million in financing when the merger closes, and by various options and warrants granted both to the investor and to various Return Assured employees and consultants. The proposed merger is structured as an acquisition of Return Assured by Hertz, but the name of the combined company will be changed to "Return Assured Incorporated" after the merger.

After careful consideration, our board of directors unanimously approved this proposed merger and determined the merger to be fair and in the best interests of Hertz and you, our stockholders. Our board of directors has approved the issuance of shares of Hertz common stock in the merger, and adopted Hertz's amended and restated certificate of incorporation.

Our board of directors unanimously recommends a vote FOR each proposal to be voted upon at the meeting.

A notice of the meeting and a proxy statement relating to the proposed merger is enclosed. The proxy statement describes each proposal in detail and presents significant related information. I urge you to read it carefully.

It is important that you use this opportunity to take part in the affairs of Hertz by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Your vote is very important. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

You will not be required to exchange your Hertz stock certificates for stock certificates of the combined company. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES.

Sincerely,

/s/ Eli E. Hertz

Eli E. Hertz, President and Chief Executive Officer

This document is being first sent to stockholders on or about September 19, 2000

                          HERTZ TECHNOLOGY GROUP, INC.

                                75 Varick Street

                                   11th Floor

                            New York, New York 10013

                                  ------------

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS to be held October 3, 2000 at 3:00 p.m.

To our stockholders:

Hertz Technology Group, Inc. will hold a special meeting of its stockholders at its headquarters at 75 Varick Street, 11th Floor, New York, New York on
October 3, 2000 at 3:00 p.m., Eastern Daylight time. At the meeting, you will be asked:

1. To approve the issuance of shares of Hertz common stock in connection with our proposed merger with Return Assured Incorporated, including the issuance of the shares that may be issued on conversion of the proposed Series A Convertible Preferred Stock.

2. To adopt Hertz's amended and restated certificate of incorporation, which will:

      o change the name of the corporation from Hertz Technology Group, Inc. to Return Assured Incorporated;

      o increase the authorized number of shares of common stock to 50,000,000;

      o create a new class of 1,000,000 shares of "blank check" Preferred Stock and empower the Board of Directors to authorize the issuance of one or more classes of that Preferred Stock, or one or more series of any such class, and to fix the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof for each such class or series; and

3. To increase the number of shares of common stock that may be issued under Hertz's incentive stock option plan from 750,000 shares to 2,250,000, and to ratify the issuance of options previously granted outside the plan to Eli E. Hertz and I. Marilyn Hertz to purchase 1,100,000 shares of Hertz's common stock.

We do not anticipate that any other matter will be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on these matters in accordance with their respective judgments.

These proposals are more fully described in the proxy statement that accompanies this notice. You should read this document carefully.

Only Hertz stockholders of record at the close of business on September 15, 2000 are entitled to notice of and to vote at the meeting or at any adjournment of the meeting.

By Order of the Board of Directors of Hertz Technology Group, Inc.

/s/ I. Marilyn Hertz
-----------------------------------
I. Marilyn Hertz, Secretary

New York, New York September 19, 2000

                                TABLE OF CONTENTS

Summary......................................................................3

Summary of the Transaction...................................................5

Hertz Market Price Information..............................................10

Financial Information.......................................................11

Other Factors to be Considered..............................................56

The Hertz Meeting...........................................................62

Proposal No. 1--Issuance of Shares in the Merger ...........................64

Proposal No. 2--Adoption of Hertz's Amended and Restated Certificate of
Incorporation ..............................................................64

The Merger .................................................................68

The Merger Agreement........................................................73

Financing Arrangements--Sale of Preferred Shares............................79

Related Agreements..........................................................80

Per Share Market Price Data.................................................82

Stockholder Proposals.......................................................83

Forms 10-K and 10-Q Filed with the Securities and Exchange Commission ......83

Statements Regarding Forward-Looking Information ...........................83

                                     SUMMARY

All three of the proposals we are asking you to approve are related to a proposed merger of Return Assured Incorporated, a Nevada corporation, into a newly created subsidiary of Hertz.

                                  The Companies

Hertz Technology Group, Inc.
75 Varick Street, 11th Floor, Suite 100
New York, New York 10013 (212) 634-4000

Hertz Technology Group, Inc., headquartered in New York City, provides computer based technical products and services. These include:

      o an array of internet and network services and solutions, including web related services, networking services and computer systems integration;

      o     ergonomically engineered modular technical computer furniture;

      o     PCs and related products; and

      o     rental of computerized training facilities.

In this proxy statement "we" refers to Hertz Technology Group, Inc. when speaking of the time before the proposed merger is completed, and of the combined company created by the merger when speaking of the time after the merger is completed.

Return Assured Incorporated
885 West Georgia, Suite 2240
Vancouver, BC Canada V6C 3E8

Return Assured intends to provide a service that will guarantee customers who order products through the web sites of merchant members that they will get the product and that the merchant will honor its stated return policies. It was founded in 1999 and is in the early stages of implementing its business plan. It has not conducted any business or received any revenue to date and has incurred losses through May 31, 2000 of $621,958. We have received and reviewed a copy of Return Assured's business plan, but statements in this proxy statement as to the intentions of Return Assured are based solely on information supplied to us by that company.

According to a study by PriceWaterhouseCoopers, 80% of online shoppers "drop" their shopping carts or fail to complete their online purchase for two reasons:

      o Online shoppers are wary of the security risk of sending their credit card number over the public internet; and

      o Online shoppers are unsure, as in the mail order catalogue business, that internet retailers will accept return of a product if it is unacceptable to the consumer.

Return Assured's plan is intended to deal with the second of these issues. Its plan is to provide a "Return Seal of Approval" logo to those e-commerce sites that meet its criteria. If a customer orders from the site displaying this logo Return Assured will provide assurance that the product will be delivered and that the merchant displaying the logo will honor its stated return policies.

When a merchant applies for the Return Assured logo, Return Assured will perform a credit check through Dun & Bradstreet and/or other sources such as the Better Business Bureau, to verify the financial and credit standing of the merchant. Depending on the results of its initial credit investigation, the merchant may be approved immediately, approved after a review by senior management or questioned about the reasons for any adverse financial or credit standing. Those merchants who are ultimately approved will be authorized to display the Return Assured logo on their e-commerce web sites. The logo itself remains on Return Assured's computers for each merchant, and the merchant displays the logo by linking to the file from his web site. Certificate based web mark companies like VeriSign and eTrust employ the same technology.

Return Assured will require all approved merchants, as a condition for approval, to provide Return Assured with a copy of their current merchandise return policies, and to ship their products on carriers which Return Assured has approved. These carriers must provide for online tracking of shipments made on them. Return Assured is notified each time a customer places an order through the site on which its logo is displayed, and receives shipping information from the merchant which will allow Return Assured to track the merchandise through the delivery process. Return Assured is installing software to allow the tracking to be done automatically. A customer who has not received merchandise he orders can contact Return Assured and quickly determine the status of the shipment. Delivery problems will be followed up with the carrier. If the shipment has not yet been made, Return Assured will contact the merchant to determine why and to resolve any outstanding issues.

If the customer wants to return merchandise he has ordered, Return Assured will initially direct the customer to contact the merchant directly for a return merchandise authorization number and to return the merchandise directly to the merchant. If the customer has already contacted the merchant without success, Return Assured's service representative will review the merchant's return policies to see whether the return would be consistent with those policies. If not, Return Assured will tell the customer that the return is not covered. If the return is covered, Return Assured will contact the merchant to determine whether there was a valid reason for refusal to accept the return. It will tell the merchant that if the reason is not satisfactory, the merchant risks losing the Return Assured logo for its site. If Return Assured is unable to persuade the merchant to honor a valid claim, Return Assured will direct the customer to return the merchandise to Return Assured with a claim form. On verifying that the return is in order, Return Assured will mail its own refund check to the customer. It will then dispose of the merchandise either by trying to sell it for its salvage value or by donating it to a charity. It may then seek to recover from the merchant the amount it has reimbursed the customer.

Since the Return Assured logo will be located and controlled on Return Assured's computers, rather than on the merchant's site, Return Assured will be able to immediately remove its logo from the site of any merchant which Return Assured determines is not making prompt delivery of goods that are ordered, or is not complying with its stated return policy.

Return Assured's insurance policy.

Return Assured has purchased a "cyber liability" insurance policy from Hiscox Syndicate 33 of Lloyd's of London. As a result, it is authorized to display the Lloyd's of London logo together with its own logo on the merchant's web site. The policy and logo are intended to develop and build an image of stability and reliability. The customer will not have a claim directly against the

Lloyd's syndicate under the policy. Instead, Return Assured will have a claim to the extent that the policy covers Return Assured's own liability to the customer.

The policy does not insure against every failure of a merchant to honor its return commitments. Rather, it insures against negligence on the part of Return Assured in selecting the merchants entitled to display its logo or in monitoring the merchant's compliance with its obligations. The policy has a deductible of $2 million as to any merchant, so that Return Assured will have to bear the first $2 million of an exposure.

Return Assured revenue source.

Return Assured will charge the merchant for its services based on the number of orders placed through the merchant's site. The amount of the charge will depend upon a variety of factors including the value of the item, the merchant's retail sector, years in business, and whether the merchant has a physical location. Generally the charge will range from $.25 to $1.00 per transaction.

                           Summary of the Transaction

                                   The Merger

If the merger is completed, Return Assured will become a wholly-owned subsidiary of Hertz and will change its name. Hertz's name will be changed to "Return Assured Incorporated" effective upon the closing of the merger.

The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement carefully. For a more complete description of the merger agreement, see the section entitled "The Merger Agreement" beginning on page 73.

Merger Financing

When the merger becomes effective, GEM Global Yield Fund Limited will purchase $5 million of a newly created Series A Preferred Stock and a warrant to purchase a number of additional shares of common stock determined by dividing $1 million by the average per share market value of Hertz's common stock for the five trading days immediately prior to the closing.

Potential benefits

In deciding to recommend the merger, we gave serious consideration to Hertz's present business and the future prospects of its divisions, including

      o the fact that both computer hardware and communications services are intensely competitive and have become essentially commodities, and

      o the fact that our business of providing modular systems for easy access to microcomputers and related equipment is becoming a relatively mature business and increasingly competitive

We also discussed with an investment banking firm hired for the purpose whether the proposed transaction was fair to Hertz's stockholders from a financial point of view.

We believe the merger will provide the combined company with the opportunity to realize several benefits, including the potential to:

      o quickly enter the rapidly expanding market for services relating to electronic commerce;

      o build on Hertz's technological expertise in the areas of networking, internet web based services, and communications services by expanding to complement Return Assured's expertise in the area of e-commerce; and

      o improve our access to capital because the field of electronic commerce is believed by many to offer greater potential for expansion than our present core businesses.

Risks

Risks associated with the merger include:

      o additional and continuing charges to Hertz's future earnings as a result of both the need to amortize goodwill created by the accounting treatment of the transaction and the compensation and bonus payable to Eli E. Hertz under the proposed employment agreement with Hertz's Hergo subsidiary;

      o possible reduction of Hertz's working capital because of the expected redemption of shares from Eli E. Hertz;

      o that the demand for Return Assured's proposed service of providing assurance that online merchants will deliver their products and honor their return policies may be less than the parties expect;

      o the possibility that the number of shares of outstanding common stock of the combined companies may increase more than expected because the conversion price of the preferred stock to be issued in financing the merger is not fixed, but is determined based on the market value of the common stock at the time of conversion;

      o the possibility that Hertz may be required to pay liquidated damages in an amount that would force it to go out of business if Hertz is unable to maintain the effectiveness of a registration statement under the Securities Act of 1933 covering resale of common stock issuable on conversion of the Series A Preferred stock or otherwise does not comply with agreements it is making with holders of that preferred stock;

      o the possibility that if Return Assured's business plan is successful other companies with more resources and greater name recognition may enter the field and compete in its business;

      o The possibility that continuing charges for write-offs of goodwill resulting from the transaction may make it more difficult for Hertz to obtain financing in the future;

      o the technical, operational, managerial and personnel-related challenges of integrating the two companies;

      o the possibility that one or more States could determine that Return Assured's proposed business is insurance; and

      o     the possible loss of key employees as a result of the merger.

Please refer to the risks described in "Other Factors to be Considered" on page 56, and the sections entitled "The Merger--Hertz's reasons for the merger" on page 68.

No other negotiations

Until the merger is completed or the merger agreement is terminated, each of Hertz and Return Assured has agreed, with limited exceptions, not to take any action, directly or indirectly, with respect to an acquisition proposal, as defined on page 15 of this document.

If either of us receives an unsolicited, written, bona fide acquisition proposal before the date of our stockholders' meeting that our board reasonably concludes is financially superior to the merger, that company may furnish non-public information regarding it and may enter into discussions with the person or group who has made the acquisition proposal if it provides written notice to the other company and follows other specified procedures.

We each have agreed to inform the other promptly as to any acquisition proposal, request for non-public information or inquiry which we believe would lead to an acquisition proposal. Hertz and Return Assured each has agreed to inform the other of the status and details of any acquisition proposal.

Either of our boards may terminate the merger agreement if it receives an acquisition proposal which, it determines, it is required to accept as a result of its fiduciary obligations under applicable law, after negotiations with the other party and after considering all concessions which may have been offered by the other party.

For a more complete description of these limitations on each of our actions with respect to an acquisition proposal, please refer to the sections entitled "The Merger Agreement--No other negotiations," on page 74"--Termination of the merger agreement" on page 78 and "--Termination Fee" on page 79 of this document and the corresponding sections of the merger agreement.

Conditions to closing the merger

Each company's obligations to complete the merger are subject to the prior or simultaneous satisfaction or waiver of several conditions. The conditions that must be satisfied or waived before the merger can be completed include the following, subject to exceptions and qualifications:

      o     we and Return Assured must obtain all required government approvals;

      o the merger agreement must be adopted and approved by the Return Assured stockholders;

      o the proposal to issue shares of Hertz common stock in the merger and to adopt Hertz's amended and restated certificate of incorporation, as described in this document, must be approved by the holders of the shares of Hertz common stock outstanding as of the record date;

      o the combined company must purchase from Eli E. Hertz and I. Marilyn Hertz, the principal stockholders, an aggregate of $1,025,000 of common stock at a price equal to the greater of $3.25 or 90 percent of the average closing bid price for the 10 trading days prior to closing;

      o GEM Global Yield Fund Limited must purchase $5 million in Series A Preferred Stock simultaneously with the closing;

      o several of our officers and directors must enter into employment or consulting agreements;

      o the respective representations and warranties of Hertz and Return Assured in the merger agreement must be true and correct in all material respects;

      o each of the companies must comply in all material respects with our respective agreements in the merger agreement;

      o we must each obtain all required consents, waivers and approvals required in connection with the consummation of the merger;

      o no material adverse change must have occurred with respect to Hertz or Return Assured;

      o Return Assured must have completed a number of specified steps to evidence its ability to carry out its business plan.

Some of the conditions may be waived by Hertz and some may be waived by Return Assured. For a more complete description of the conditions to closing the merger, see the section entitled "The Merger Agreement--Conditions of all parties to closing the merger, Conditions to Return Assured's Obligations" and "Conditions to Hertz's obligations" on pages 76 and 77.

Votes required for approval

The vote of holders of a majority of the shares of Hertz common stock outstanding as of September 15, 2000, the record date, is required to approve the proposal to adopt Hertz's amended and restated certificate of incorporation. The vote of holders of a majority of the common stock present and voting at the meeting is required to approve the proposals to issue Hertz common stock in the merger, and to amend Hertz's incentive stock option plan to increase the number of shares which may be issued under the plan by 1,500,000. Hertz stockholders holding approximately 31.2% of the outstanding shares of Hertz common stock as of the record date have given a proxy to vote all of their shares of Hertz common stock in favor of all three proposals. In addition, KGL Investments, Ltd. and another stockholder have indicated to us that they intend to vote the 19.8 percent of the outstanding shares of Hertz in favor of the proposals. As a result, assuming these stockholders vote as they have indicated, no additional shares will be required to approve the proposals.

For a more complete description of the votes required for approval of the merger see the sections entitled "The Hertz Meeting--Vote and quorum required" on page 62.

Termination of the merger agreement

The merger agreement may be terminated under specified circumstances at any time prior to closing the merger, as follows:

o     by our mutual consent;

o by either of us, if the merger is not completed by November 10, 2000, except that this right is not available to any party whose breach of the merger agreement resulted in the failure of the merger to occur by this date;

o by either of us, if an order, decree or ruling of a governmental entity prohibiting the merger is issued and not appealable;

o by either of us, upon a breach of any of the other party's obligations under the merger agreement if the breach would reasonably be expected to result in failure of the terminating party's obligations to complete the merger and the breach is not cured within 20 days (unless specified otherwise) after notice of the breach;

o by either of us if the required approvals are not received from our stockholders;

o by either of us if its Board of Directors determines that its fiduciary obligations under applicable law requires that another acquisition proposal be accepted; or

o by either of us if the other party's Board of Directors withdraws its recommendation of the merger agreement or recommends or issues a neutral recommendation with respect to an alternative acquisition proposal.

For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "The Merger Agreement--Termination of the merger agreement" on page 78.

Termination fee

If the merger agreement is terminated

o by Return Assured because Hertz has failed to comply with its obligations under the merger agreement;

o by Return Assured because Hertz's board has changed or withdrawn its recommendation to its stockholders in favor of the merger-related proposasl;

o     by Hertz because the Hertz stockholders have failed to approve the merger;
      or

o by Hertz because its Board of Directors has determined its fiduciary obligations require acceptance of an alternative proposal by a third party;

then Hertz is required to pay Return Assured a termination fee of $500,000.

In addition, if we decide to accept an alternate acquisition proposal or if the Board of Directors withdraws its recommendation (without a violation of the contract by Return Assured that would entitle us to cancel the contract), or if we do something purposefully or in bad faith to prevent the merger, we will be required to pay Return Assured an additional termination fee of $500,000.

If the merger agreement is terminated

o by Hertz because Return Assured has failed to comply with its obligations under the merger agreement;

o by Hertz because Return Assured's board has changed or withdrawn its recommendation to its stockholders in favor of the merger-related proposasl;

o by Return Assured because the Return Assured stockholders have failed to approve the merger; or

o by Return Assured because its Board of Directors has determined its fiduciary obligations require acceptance of an alternative proposal by a third party;

then Return Assured is required to pay Hertz a termination fee of $500,000.

In addition, if Return Assured decides to accept an alternate acquisition proposal or its Board of Directors withdraws its recommendation (without a violation of the contract by us that would entitle Return Assured to cancel the contract), or if Return Assured does something purposefully or in bad faith to prevent the merger, Return Assured will be required to pay us an additional termination fee of $500,000.

For a more complete description of the payment of the termination fee, see the sections entitled "The Merger Agreement--Termination fee" on page 79.

Accounting treatment of the merger

We intend to account for the merger as a purchase for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. After the merger, Hertz's tangible assets will be reflected on the balance sheet of the combined companies at their fair market value as of the time of closing and the excess of the market price of the Hertz shares being issued in the merger over the fair market value of those assets will be carried on the combined company's balance sheet as goodwill, which must be written off to earnings over a period of not more than 15 years.

Interests of executive officers and directors in the merger

When considering the recommendations of Hertz's boards of directors, you should be aware that the principal stockholders of Hertz have interests in the merger and have arrangements that are different from those of Hertz stockholders generally. These may represent conflicts of interest. They include:

      o To induce Hertz's principal stockholders to enter into the merger agreement, Return Assured arranged for three investors to purchase an aggregate of 300,000 shares from them on signing the merger agreement, at a price of $2.00 per share. Under the letter of intent that preceded the merger agreement, this purchase was a condition to signing the merger agreement.

      o Hertz's principal stockholders will sell $1,025,000 in common stock to the combined company at the time of closing. One of the controlling stockholders will also enter into a five-year employment agreement with the combined company's Hergo subsidiary under which he will receive an annual salary of at least $250,000 (approximately his present salary) plus incentive compensation of 25% of total gross profit on sales of the subsidiary. He will also enter into a two-year consulting agreement with the combined company under which he will receive $125,000 per year and additional fringe benefits, and will receive a commission on any sale of some of our subsidiaries if they are sold within four years.

      o Barry Goldsammler, Hertz's Executive Vice President, will enter into a one-year employment agreement with the combined company under which he will receive an annual salary of $125,000 (approximately his present salary) and additional fringe benefits.

      o I. Marilyn Hertz, Hertz's Vice Chairperson, will enter into a five-year employment agreement with the combined company's Hergo subsidiary under which she will receive an annual salary of $95,000 and additional fringe benefits.

      o Hertz's Board of Directors has authorized the vesting of presently outstanding options held by some of Hertz's officers, directors and key employees in the discretion of Mr. Hertz.; and

      o Hertz's directors and executive officers have customary rights to indemnification against specified liabilities.

As a result, these directors and executive officers could be more likely to vote to approve the proposals than if they did not hold these interests. For a more complete description of the interests of persons in the merger, see the section entitled "The Merger--Interests of executive officers and directors in the merger" on page 70.

Appraisal and dissenters' rights

Under Delaware law, Hertz stockholders are not entitled to appraisal or dissenters' rights in the merger.

Restrictions on selling Hertz common stock received in the merger

All shares of Hertz common stock received by Return Assured shareholders in the merger will be "restricted securities" under the Securities Act of 1933. We have agreed to register the resale of those shares. An aggregate of 400,000 shares of Hertz common stock sold to several investors (including an affiliate of the law firm representing Return Assured) before or at the time of signing the merger agreement are also restricted securities, but Hertz has agreed to register the resale of the securities under the Securities Act of 1933 before the merger becomes effective. Accordingly those shares will be freely salable subject to the prospectus delivery requirements of the Securities Act. For a more complete description of transfer restrictions applicable to Return Assured affiliates, see the section entitled "The Merger--Restrictions on sales of shares of Hertz common stock issued in the merger" on page 72.

                         HERTZ MARKET PRICE INFORMATION

Hertz's common stock is quoted on the Nasdaq Small Cap Market. On July 19, 2000, the last full trading day prior to the public announcement of the proposed merger, Hertz's common stock closed at $3.50 per share. On August 21, 2000, Hertz's common stock closed at $2.53 per share. We urge you to obtain current market quotations. "Per Share Market Price Data" on page 82.

This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the annexes to this document, including the merger agreement, the stock purchase agreement relating to the Series A Preferred Stock to be issued in connection with the merger and the certificate of amendment to Hertz's Certificate of Incorporation.

                              FINANCIAL INFORMATION

                         INDEX TO FINANCIAL INFORMATION

Hertz Management's Discussion and Analysis Fiscal Years Ended August 31,
1999 and 1998 and Nine Months Ended August 31, 2000 and 1999 .................12

Hertz Audited Financial Statements for Fiscal Years Ended August 31, 1999
and 1998 .....................................................................15

Hertz Unaudited Financial Statements for Nine Month Periods Ended May 31,
2000 and 1999 ................................................................32

Return Assured Interim Financial Statements May 31, 2000 (Unaudited) and
August 31, 1999 ..............................................................39

Pro Forma Financial Statements ...............................................49

  HERTZ MANAGEMENT'S DISCUSSION AND ANALYSIS FISCAL YEARS ENDED AUGUST 31, 1999
              AND 1998 AND NINE MONTHS ENDED MAY 31, 2000 AND 1999

Year Ended August 31, 1999 compared to Year ended August 31, 1998

Revenues

Our sales for the year ended August 31, 1999, were $6.88 million, compared to $9.40 million for the year ended August 31, 1998, a 27% decrease. A substantial portion of the reduction in sales was attributed to the decline in computer sales. For the year ended August 31, 1999 the Hergo Group sales were $5,305,000 compared to sales of $4,933,000 for the year ended August 31, 1998, an increase of $372,000 (7.5%). Sales of the Technology Group were $1,576,000 for the year ended August 31, 1999 compared to $4,470,000 for the year ended August 31, 1998 a decrease of $2,894,000 or 65%. RemoteIT.com was acquired on March 1, 1999 and contributed $558,000 in sales.

RemoteIT.com is providing networking and communications products and services, Internet connectivity, Web development, and other value-added services. The recent partnering with NorthPoint Communications and Bell Atlantic are steps that have been taken to provide the latest available technologies in communications and networking services. The PC hardware market has become increasingly competitive and over-saturated and we are directing our efforts in computer hardware manufacturing primarily to support the integration and networking business generated by RemoteIT.com. We are is also directing our resources to expanding Hergo's national presence through better distribution channels within the reseller and dealer marketplace and expanding the product line to include products currently in high demand such as data and communications cabinets and enclosures. To this end we have invested considerable resources in our acquisition of precision CNC laser and other advanced fabricating machinery.

Gross Profit

Overall Gross profit in dollars and as a percentage of sales increased substantially during the year ended August 31, 1999 as compared to the year ended August 31, 1998 despite the large reduction in sales. Gross profit was $3,339,000 (49% of net sales) for the year ended August 31, 1999 as compared with $2,943,000 (31% of net sales) for the year ended August 31, 1998, an increase of $396,000 (13%).

Improved profit margins from the Hergo Group for the year ended August 31, 1999 were a result of efficiencies gained with new machinery and the reduction of the costs needed to start the LAN production operation when the division was acquired in the quarter ended February 28, 1998. Gross profit generated from the Hergo Group for the year ended August 31, 1999 was $2,991,000 (56% of net sales) compared to $2,567,000 (52% of net sales) for the year ended August 31, 1998.

Gross profit generated from the Technology Group for the year ended August 31, 1999 was $348,000 (22% of sales) compared to $376,000 (8% of sales) for the same period last year.

Gross Profit increased despite the fact that sales decreased for the current year as compared to sales for the year ended August 31, 1998. The addition of the RemoteIT.com division contributed to the increase in the profit margin. This is consistent with our intent on reducing the hardware portion of our technology business in favor of a greater emphasis on service-related business. Also contributing to our increase in Gross Profit was a full year of Edutec sales and its higher profit margins.

Selling, General and Administrative

Selling, general, and administrative expenses decreased for the year ended August 31, 1999 compared to the year ended August 31, 1998 by $125,000 (3%). The improvement, in light of the addition of RemoteIT.com and its associated expenses, makes the decrease that much more positive.

Administrative expenses were impacted by the reduction of bad debt reserve, legal expenses, consulting fees and the payment in the prior fiscal year of final income taxes (with associated increases in accounting fees) in reference to the closing of the Hertz Israel entity. Also, in the previous year, our stock was issued to an employee, which resulted in compensation expense, and was not repeated in the current fiscal year's expenses. Selling expenses were trimmed in various areas. The number of trade shows was reduced to include only those that, we believed, have the greatest direct impact on sales. Actual exhibit expenses and all associated logistics costs, including some marketing and administrative costs, were eliminated as a result.

Increased expenses included sales and administrative salaries related to the RemoteIT.com acquisition as well as advertising (including Web site design of RemoteIT) and various types of general and administrative expenses. General and administrative expense increases included additional costs associated with investigating possible business ventures as well as improvement of employee benefits plans.

Other Income (Expense):

Other expense for the year ended August 31, 1999 was $7,000 compared to Other Income of $32,000 for the year ended August 31, 1998. The income that was recorded in the previous year was primarily due to an insurance claim and the return of options by an outside consultant.

Net Interest Income for the year ended August 31, 1999 decreased by $81,000 as compared to the comparable year ended August 31, 1998. The decrease in interest income for the year just ended was primarily due to the reduction of marketable securities. These securities were sold for cash flow needs that included purchase of equipment, software development costs, purchase of treasury stock and repayment of notes payable.

Provision for Income Taxes

We recorded a provision for taxes of $110,000 for the year ended August 31, 1999 as compared to a tax benefit of $176,000 for the year ended August 31, 1998. We felt we should reduce the deferred tax asset by $110,000 in the interest of conservatism. Our net operating loss carry forward will reduce our taxes on future profits.

Net Income and Earnings Per Share

Operation results improved compared to last year. Operations before Interest, Taxes, Depreciation, and Amortization (IBITDA), showed a $748,000 increase in profitability when compared to the year ended August 31, 1998. For the year ended August 31, 1999, IBITDA showed a loss of $177,000 or $.08 per share compared to a loss of $925,000 or $.43 a share for the year ended August 31, 1998.

The net loss for the year ended August 31, 1999 was substantially reduced with a loss of $695,000 or $.33 per share compared to a loss of $810,000 or $.38 per share for the year ended August 31, 1998.

Nine Months Ended May 31, 2000 compared to Nine Months Ended May 31, 1999

Revenues

Net sales for the nine months ended May 31, 2000 were $4.95 million compared to $5.01 million for the nine month period ended May 31, 1999, a 1% decrease.

The Hergo Group sales for the nine months ended May 31, 2000 were $3,884,000 compared to $3,907,000 for the nine month period ended May 31, 1999, a 1% decrease.

For the nine months ended May 31, 2000 Technology Group sales were $1,062,000 compared to $1,101,000 for the nine months ended May 31, 1999, a decrease of 4%. The decrease in volume is attributed to the reduced emphasis by us on the personal computer line of business which is generating negative margins.

Gross Profit

Gross profit was $1,982,000 (40% of net sales) and $2,388,000 (48% of net sales) for the nine months ended May 31, 2000 and May 31, 1999, respectively, a decrease of $406,000.

Gross profit generated from the Hergo division for the nine months ended May 31, 2000 was $1,822,000 (47% of net sales) compared to $2,163,000 (55% of net sales)
for the nine months ended May 31, 1999. Several factors contributed to lower gross profit for the period. Among them was higher labor and utilities costs as well as increased costs of depreciation and amortization. During the third quarter substantial maintenance contracts were established to cover the highly computerized technical equipment purchased in the past year. The costs of the contracts and the depreciation on the same machines were substantial. The additional machinery, however, is expected to increase efficiency and in the long run should help in reducing labor cost associated with the equipment. During the quarter ended May 31, 2000 we reduced the carrying value of some of our inventory due to obsolescence and design changes. The amount of the write down of the inventory was in excess of $75,000. The combination of the increases of these expenses amounted to $225,000, for the nine month period ended on May 31, 2000.

Gross profit for the Technology Group for the nine months ended May 31, 2000 was $160,000 (15% of net sales) compared to gross profit of $ 225,000 (20% of net sales) for the nine-month period ended May 31, 1999. Many of the costs of this group are fixed in nature and the group's low volume of sales of products and services resulted in the high Cost of Sales. This result was further aggravated during the previous quarter by the expenses incurred in connection with the DSL product and the completion of the collocation program. The communication costs incurred for these projects was $118,000 for the nine month period.

Selling, General and Administrative

Selling, general and administrative expenses increased by $201,000 for the nine months ended May 31, 2000 compared to the nine months ended May 31, 1999.

Among the increases in expenses for the nine months ended May 31, 2000 was a marketing test program promoting DSL services. This marketing test program included radio advertising, print, Internet and telemarketing campaign at costs exceeding $72,000. Additional costs were incurred in purchasing , installing, and customizing a new accounting system.

Other Income (Expense):

Other expense for the nine months ended May 31, 2000 was $26,000 compared to other expense of $7,000 for the comparable period last year. The largest component of the other expense was the large expense incurred in the disposal of obsolete and redundant equipment.

Net interest income for the nine months ended May 31, 2000 decreased by $26,000 for the comparable period last year. The decrease in interest income was primarily due to the reduction of marketable securities balances.

Provision for Income Taxes

For accounting purposes we wrote off our deferred tax asset of $136,000 during the quarter ended May 31, 2000. Because of this, and because we had recorded a $34,000 tax benefit in the nine months ended May 31, 1999, total provision for taxes increased by $170,000 for the nine months ended May 31, 2000.

Net Income and Earnings Per Share

Operations for the nine months ended May 31, 2000 resulted in a loss of approximately $1,289,000 or $.61 per share compared to a loss of approximately $467,000 or $.22 per share for the comparable period last year.

Liquidity and Capital Resources

For the nine months ended May 31, 2000, we had cash provided by operations of $604,000 as compared to $507,000 for the comparable period last year. In the current year the bulk of the cash provided was generated from the sale of marketable securities.

Net purchases of fixed assets for the nine months ended May 31, 2000, were $142,000 as compared to $272,000 for the nine months ended May 31, 1999. In addition, we had incurred $100,000 of expenses in software development costs during the nine months ended May 31, 2000.

As of May 31, 2000, we had working capital of $1,868,000 of which $1,012,000 was in cash and marketable securities, which are available to fund our operations.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of Hertz Technology Group, Inc.

We have audited the accompanying consolidated balance sheet of Hertz Technology Group, Inc. and Subsidiaries as of August 31, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hertz Technology Group, Inc. and Subsidiaries as of August 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 21, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Hertz Technology Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Hertz Technology Group, Inc. and Subsidiaries as of August 31, 1998, and the related consolidated statement of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hertz Technology Group, Inc. and Subsidiaries as of August 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


New York, New York                           ARTHUR ANDERSEN LLP
November 2, 1998

                                   HERTZ TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
August 31,                                                1999           1998
--------------------------------------------------------------------------------
ASSETS

Current Assets:
  Cash and cash equivalents                          $    32,456    $   140,254
  Marketable securities                                1,592,158      1,759,994
  Accounts receivable net of allowance for
   doubtful accounts of
   $96,133 and $130,829, respectively                  1,033,726      2,362,030
  Inventories                                            669,601        709,228
  Prepaid expenses and other current assets              282,790        205,229
--------------------------------------------------------------------------------
        Total Current Assets                           3,610,731      5,176,735
Property and Equipment, net                            1,783,728      1,543,277
Goodwill, net of accumulated amortization of
 $86,349 and $27,002, respectively                       244,284        237,881
Deferred Income Taxes                                    136,173        209,963
Other Assets                                             308,075        148,490
--------------------------------------------------------------------------------
        Total Assets                                 $ 6,082,991    $ 7,316,346
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                   $   261,688    $   616,035
  Accrued expenses and other current liabilities         237,570        416,954
  Current portion of capital lease obligation             46,974             --
  Current portion of notes payable                       126,666        126,667
--------------------------------------------------------------------------------
        Total current liabilities                        672,898      1,159,656
Capital Lease Obligation, net of current portion         194,318             --
Notes Payable                                            126,667        260,473
--------------------------------------------------------------------------------
        Total liabilities                                993,883      1,420,129
--------------------------------------------------------------------------------
Commitments and Contingencies (Note 9)
Shareholders' Equity:
  Common stock - $.001 par value; authorized
   3,000,000 shares, issued 2,306,950 and 2,256,950
   shares, respectively                                    2,307          2,257
  Additional paid-in capital                           5,837,889      5,772,189
  Retained earnings (accumulated deficit)               (465,072)       229,799
  Less treasury stock, 177,868 and 70,868 shares,
   respectively, at cost                                (286,016)      (108,028)
--------------------------------------------------------------------------------
        Shareholders' equity                           5,089,108      5,896,217
--------------------------------------------------------------------------------
        Total Liabilities and Shareholders' Equity   $ 6,082,991    $ 7,316,346
================================================================================
                                  See Notes to Consolidated Financial Statements

                                   HERTZ TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------
Year ended August 31,                                    1999           1998
--------------------------------------------------------------------------------
Net Sales                                            $ 6,881,838    $ 9,403,053

Cost of Sales                                          3,542,941      6,460,027
--------------------------------------------------------------------------------
Gross profit                                           3,338,897      2,943,026

Selling, general and administrative expenses           4,001,717      4,127,160
--------------------------------------------------------------------------------

Operating loss                                          (662,820)    (1,184,134)

Other income (expense)                                    (7,224)        31,799

Interest income, net of interest expense of $27,145
  and $41,936, respectively                               85,173        166,156
--------------------------------------------------------------------------------
Loss before benefit for income taxes                    (584,871)      (986,179)

Provision (benefit) for income taxes                     110,000       (175,899)
--------------------------------------------------------------------------------
Net loss                                             $  (694,871)   $  (810,280)
================================================================================
Loss per common share - basic and diluted            $      (.33)   $      (.38)
================================================================================
Weighted-average number of common shares
 outstanding - basic and diluted                       2,132,777      2,133,950
================================================================================
                                  See Notes to Consolidated Financial Statements

                                   HERTZ TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                            Retained
                                                              Additional    Earnings                                     Total
                                        Common Stock           Paid-in    (Accumulated        Treasury     Stock      Shareholders'
                                    Shares        Amount       Capital       Deficit)          Shares      Amount        Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance at September 1, 1997       2,110,050   $     2,110   $ 5,592,611   $ 1,040,079             --            --    $ 6,634,800

Issuance of stock to employees        50,000            50        79,675            --             --            --         79,725

Issuance of shares to related
 party in connection with
 purchase of Edutec                   96,900            97        99,903            --             --            --        100,000

Repurchase of treasury stock              --            --            --            --         70,868   $  (108,028)      (108,028)

Net loss                                  --            --            --      (810,280)            --            --       (810,280)
----------------------------------------------------------------------------------------------------------------------------------
Balance at August 31, 1998         2,256,950         2,257     5,772,189       229,799         70,868      (108,028)     5,896,217

Issuance of shares in
 connection with purchase
 of RemoteIT                          50,000            50        65,700            --             --            --         65,750

Repurchase of treasury stock              --            --            --            --        107,000      (177,988)      (177,988)

Net loss                                  --            --            --      (694,871)            --            --       (694,871)
----------------------------------------------------------------------------------------------------------------------------------
Balance at August 31, 1999         2,306,950   $     2,307   $ 5,837,889   $  (465,072)       177,868   $  (286,016)   $ 5,089,108
==================================================================================================================================

                                  See Notes to Consolidated Financial Statements

                                   HERTZ TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
Year ended August 31,                                       1999         1998
--------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                             $  (694,871) $  (810,280)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization                          426,241      231,836
    Amortization of goodwill                                59,347       27,002
    Provision for doubtful accounts                        (34,696)     (20,989)
    Stock issued as compensation                                --       79,725
    Changes in operating assets and liabilities:
      Decrease in marketable securities                    167,836    1,810,805
      (Increase) decrease in accounts receivable         1,363,000     (880,689)
      Decrease in inventories                               39,627      399,564
      Increase in prepaid expenses and other current
        assets                                             (98,771)     (13,010)
      Decrease (increase) in deferred income taxes         110,000     (209,963)
      Decrease (increase)  in other assets                  11,974      (48,102)
      (Decrease) increase in accounts payable,
        accrued expenses and other current liabilities    (533,731)     642,265
      Decrease in other liabilities                             --       (5,433)
--------------------------------------------------------------------------------
          Net cash provided by operating activities        815,956    1,202,731
--------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of property and equipment                     (437,278)    (677,152)
  Software development costs                              (171,559)          --
  Purchase of subsidiaries, net of cash acquired                --     (603,418)
--------------------------------------------------------------------------------
          Cash used in investing activities               (608,837)  (1,280,570)
--------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of notes payable                              (133,807)          --
  Repayment of capital lease obligations                    (3,122)          --
  Purchase of treasury stock                              (177,988)    (108,028)
--------------------------------------------------------------------------------
          Cash used in financing activities               (314,917)    (108,028)
--------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                 (107,798)    (185,867)
Cash and cash equivalents at beginning of year             140,254      326,121
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year               $    32,456  $   140,254
================================================================================
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                           $    24,931  $    34,235
================================================================================
    Income taxes                                       $        --  $   116,857
================================================================================
Supplemental schedule of noncash investing and
  financing activities:
  Issuance of common stock relating to
   purchase of subsidiaries                            $    65,750  $   100,000
================================================================================
  Capital lease obligations incurred                   $   244,414  $        --
================================================================================

                                   HERTZ TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. PRINCIPAL      The consolidated financial statements include the accounts of
   BUSINESS       Hertz Technology Group, Inc. ("Hertz-Tech") and its wholly
   ACTIVITY       owned subsidiaries (hereinafter collectively referred to as
   AND            the "Company"). The Company's subsidiaries include Hertz
   SUMMARY OF     Computer Corporation ("Hertz Computer"), Hergo Ergonomic
   SIGNIFICANT    Support Systems, Inc. ("Hergo")and Edutec Computer Education
   ACCOUNTING     Institute, Inc. ("Edutec"). As further described in Note 6, on
   POLICIES:      March 1, 1999 the Company acquired all of the outstanding
                  stock of RemoteIT.com, Inc. ("RemoteIT"). The results of operations of RemoteIT are included in the Company's consolidated financial statements from the date of acquisition. On August 27, 1999, another wholly owned subsidiary, LAN Metal Products Corp. ("LAN"), was merged into
                  Hergo. All significant intercompany transactions and balances have been eliminated in consolidation.

                  The "Technology Group" is comprised of RemoteIT, Hertz Computer and Edutec. RemoteIT offers full service networking solutions and internet and web-related services, including high speed communications services. Hertz Computer custom designs and assembles personal workstations and networking, communication and web servers. Edutec offers state-of-the-art computerized training facilities that can be used for software, sales, education or management training.

                  Hergo manufactures and sells space-saving modular racks and technical furniture to help organize all types of computer hardware and communication and electronic equipment. In addition, Hergo provides custom, contract manufacturing and fabrication of specialty metal products for use in a variety of industries.

                  Substantially all revenue is from the sale of products. Revenue from the sale of products is recognized at the date of shipment to customers. Service revenue is recognized when the services are performed.

                  Substantially all computers and components sold by Hertz-Tech are covered under warranty by the manufacturers.

                  All advertising costs are expensed as incurred.

                  The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash equivalents, which consist primarily of money market accounts, are carried at cost, which approximates market value.

                  The Company maintains cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any loss on these accounts.

                  Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

                  Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the term of the related leases.

                  The costs of software developed for internal use incurred during the preliminary project stage are expensed as incurred. Direct costs incurred during the application development stage are capitalized. Costs incurred during the post implementation/operation stage are expensed as incurred.

                  Capitalized software development costs are amortized on a straight-line basis over the estimated useful lives of the related assets. Approximately $172,000 of internal-use software costs have been capitalized and are included in other assets at August 31, 1999. No internal-use software costs were capitalized at August 31, 1998. Amortization will begin when that internal-use software is ready for its intended use.

                  Goodwill is amortized using the straight-line method over five years. At each balance sheet date, the Company evaluates the period of amortization of goodwill. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (iii) any other material factors that affect the continuity of the business.

                  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company believes that no such impairment existed at August 31, 1999.

                  Basic earnings per common share is computed using the weighted-average number of common shares outstanding. Diluted earnings per common share is computed using the weighted-average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock. No incremental shares were used in the 1999 and 1998 calculation of diluted earnings per common share since they would have had an antidilutive effect.

                  The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from those estimates.

                  The Company elected to measure compensation cost using Accounting Principles Board ("APB") Opinion No. 25 as is permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, and has elected to comply with other provisions and the disclosure-only requirements of SFAS No. 123.

                  The Company does not believe that any recently issued but not yet effective accounting standards will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

2. MARKETABLE     The Company's marketable securities are comprised of equity
   SECURITIES:    and debt securities and are classified as trading securities.
                  Trading securities are recorded at fair value, with the change in fair value during the period included in net earnings.

                  Net unrealized holding losses on trading securities amounted to $23,281 for the year ended August 31, 1999. There were no material unrealized holding gains or losses at August 31, 1998.

3. INVENTORIES:   Inventories consist of the following:

                  August 31,                              1999          1998
                  ----------------------------------------------------------
                  Components                         $  52,143      $176,053
                  Raw materials                        104,271        75,780
                  Work-in-process                       22,053        73,480
                  Finished goods                       491,134       383,915
                  ----------------------------------------------------------
                                                      $669,601      $709,228
                  ==========================================================

4. PROPERTY       Property and equipment, at cost, consists of:
   AND
   EQUIPMENT:

                                                                   Depreciation/
                                                                   Amortization
                August 31,                      1999        1998      Period
                ---------------------------------------------------------------
                Furniture, fixtures
                  and office equipment   $   464,716    $ 353,199     7 years
                Warehouse equipment        1,438,280      996,524     5 years
                Leasehold improvements       705,434      612,169  Term of lease
                Vehicles                      94,391       74,237     3 years
                ---------------------------------------------------------------
                                           2,702,821    2,036,129
                Less accumulated
                depreciation
                and amortization             919,093      492,852
                ---------------------------------------------------------------
                                          $1,783,728   $1,543,277
                ===============================================================

                  Property and equipment includes amounts acquired under capital leases of approximately $230,000 at August 31, 1999. Amortization of these assets is included in depreciation and amortization expense. Accumulated amortization of these assets amounted to approximately $23,000 at August 31, 1999. The Company did not hold any property and equipment acquired under capital leases at August 31, 1998.

5. NOTES
   PAYABLE:       Notes payable consist of the following:

                  August 31,                                    1999       1998
                  -------------------------------------------------------------
                  Note payable to an officer of LAN, due in three annual installments through December
                  2000. The note bears interest at a rate of

                  7% per annum.                              $253,333   $380,000

                  Other                                            --      7,140
                  --------------------------------------------------------------
                                                              253,333    387,140
                  Less current portion                        126,666    126,667
                  --------------------------------------------------------------
                       Long-term portion                     $126,667   $260,473
                  ==============================================================

                  Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of the long-term debt approximates the carrying amount.

                  Interest expense on the notes amounted to $18,429 and $21,845 for the years ended August 31, 1999 and 1998, respectively.

6. ACQUISITIONS:

                  In February 1999, the Company acquired all of the outstanding stock of RemoteIT.com in exchange for issuance of 50,000 shares of common stock of the Company (adjusted to reflect the 100% stock dividend of May 18, 1999, described in Note 13). This business combination was accounted for as a purchase. The stock issued was valued at $65,750 and has all been recorded as goodwill. Had the acquisition occurred at September 1, 1998 and 1997, revenue, net loss and loss per share would not have been significantly impacted.

                  In July 1998, the Company acquired all of the outstanding shares of Edutec from a related party in exchange for issuance of 96,900 shares of common stock of the Company (adjusted to reflect the reverse stock-split of November 2, 1998 and the 100% stock dividend of May 18, 1999, as described in Note 13) valued at $100,000. This business combination has been accounted for as a purchase. The fair value of the assets acquired, including goodwill of approximately $101,000, amounted to approximately $137,000 and the liabilities assumed amounted to approximately $37,000.

                  In December 1997, the Company acquired substantially all of the net assets of Landau Metal Products Corp. ("Landau"). The aggregate consideration paid was $660,000 in cash and a promissory note in the principal amount of $380,000, payable over a three-year period. This business combination has been accounted for as a purchase. The fair value of the assets acquired, including goodwill of approximately $164,000, amounted to approximately $1,051,000 and the liabilities assumed (including the above promissory note) amounted to approximately $391,000.

7.CAPITAL         The Company leases property and equipment under capital leases
  LEASE           which expire through June 2004. The leases require monthly
  OBLIGATIONS:    payments of principal and interest, imputed at interest rates ranging from 8% to 11% per annum.

                  Approximate minimum future lease payments under capital leases are as follows:

                  Year ending August 31,
                       2000                          $  66,000
                       2001                             66,000
                       2002                             64,000
                       2003                             61,000
                       2004                             37,000
                  --------------------------------------------
                                                       294,000
                  Less amount representing interest     53,000
                  --------------------------------------------
                                                       241,000
                  Less current maturities               47,000
                  --------------------------------------------
                      Long-term debt, less current
                        maturities                    $194,000
                  ============================================


8. INCOME         The provision (benefit) for income taxes for the years ended
   TAXES:         August 31, 1999 and 1998 consists of the following components:

                  Year ended August 31,              1999        1998
                  ---------------------------------------------------

                  Current:
                    Federal                            --          --
                    State and local                    --   $  11,582
                  Deferred:
                    Federal                     $  77,000    (185,299)
                    State and local                33,000      (2,182)
                  ---------------------------------------------------
                                                $ 110,000   $(175,899)
                  ===================================================

                  The provision (benefit) for income taxes for the years ended August 31, 1999 and 1998 differs from the amount computed using the federal statutory rate of 34% as a result of the following:

                  Year ended August 31,                  1999    1998
                  ---------------------------------------------------

                  Tax at federal statutory rate         (34)%    (34)%
                  State and local income tax provision
                    (benefit) net of federal tax effect  (6)       1
                  Deferred tax asset valuation allowance 59       15
                  ----------------------------------------------------
                                                         19%     (18)%
                  ====================================================

                  The approximate tax effects of temporary differences that give rise to the net short-term deferred income tax asset at August 31, 1999 and 1998 are presented below:

                  August 31,                             1999        1998
                  -------------------------------------------------------
                  Reserve for bad debts              $ 38,000     $31,290
                  Sales tax accrual                    20,000          --
                  Unrealized losses on marketable
                    securities                         12,000          --
                  Capitalized inventory                 8,000          --

                  Contributions carryforward           13,000       3,232
                  Other                                    --       1,688
                  -------------------------------------------------------
                  Total short-term deferred income
                    tax asset                        $ 91,000    $ 36,210
                  Valuation allowance                $(91,000)   $     --
                  -------------------------------------------------------
                  Net short-term deferred income
                    tax asset                        $ -0-       $ 36,210
                  =======================================================

                  These amounts are included in prepaid expenses and other current assets in the accompanying balance sheets.

                  The tax effects of available tax carryforwards and other temporary differences that give rise to the net long-term deferred income tax asset are presented below:

                  August 31, 1999                        1999        1998
                  -------------------------------------------------------
                  Federal net operating loss
                    carryforward                    $ 473,995   $ 359,963
                  State and local net operating loss
                    carryforwards                     205,404          --
                  Deferred rent                        11,120          --
                  Accelerated depreciation             (4,570)         --
                  Basis difference in amortization of
                    intangibles                        21,224          --
                  -------------------------------------------------------
                  Total long-term deferred income tax
                    asset                             707,173     359,963
                  Valuation allowance                (571,000)   (150,000)
                  -------------------------------------------------------
                  Net long-term deferred income
                        tax asset                    $136,173   $ 209,963
                  =======================================================

                  At August 31, 1999, the Company has a federal net operating loss carryforward of approximately $1,700,000 available to offset taxable income through 2019. The Company also has state operating loss carryforwards aggregating $1,663,000 which expire through 2014. A valuation allowance has been established for the deferred tax assets that are not expected to be realized.

                  The Company files consolidated federal, state and local income tax returns.

9. COMMITMENTS
   AND
   CONTINGENCIES:

                  The Company is obligated under noncancelable operating leases for warehouse and office space through December 2002. The aggregate approximate minimum future payments under these leases are payable as follows:

                  Year ending August 31,
                       2000                                  $340,000

                       2001                                   291,000
                       2002                                   284,000
                       2003                                    60,000
                  -----------------------------------------------------
                                                             $975,000
                  =====================================================

                  These leases are subject to escalation for the Company's proportionate share in real estate taxes and other operating expenses. Total rent expense charged to operations amounted to approximately $272,000 and $347,000 for the years ended August 31, 1999 and 1998, respectively.

                  The Company has two operating leases for automobiles expiring through April 2000. The approximate minimum future lease payment is $5,000 for the year ending August 31, 2000.

                  As of August 31, 1999, the Company has employment agreements with six key employees expiring through October 2002. The aggregate approximate minimum commitment for future salaries are as follows:

                  Year ending August 31,
                       2000                               $   632,000
                       2001                                   474,000
                       2002                                   160,000
                       2003                                    27,000
                  ---------------------------------------------------
                                                          $ 1,293,000
                  ===================================================

                  The agreements provide for base compensation and fringe benefits. One of the agreements provides for additional compensation based on certain levels of net sales, as defined.


10. 401(k)        In January 1999, the Company adopted an employee savings plan
    PLAN:         which qualifies under Section 401(k) of the Internal Revenue
                  Code (the "Code"). Under the plan, all employees who are at least 21 years of age and have completed 1 year of service are eligible to defer up to 22% of their pre-tax compensation subject to the Code's limits. The Company matches 3% of employee contributions. The Company contributed approximately
                  $24,000 for the year ended August 31, 1999.

11. SEGMENT       The Company operates primarily in two industry segments: (i)
    INFORMATION:  Hertz-Tech and (ii) Hergo. The accounting policies of the segments and the products and services provided by the operating segments are described in Note 1. The tables below present information about reported segments.

                  At August 31, 1999:

                                     Technology
                                        Group      Hergo     Other  Consolidated
               ----------------------------------------------------------------
               Sales (unaffiliated) $1,576,499  $5,305,339           $6,881,838
               Gross profit            347,757   2,991,140            3,338,897

               Operating income
                  (loss)            (1,445,406)  1,001,388 $(218,802)  (662,820)

               Assets                1,646,565   2,813,214 1,623,212  6,082,991
               Capital expenditures    247,669     419,023              666,692
               Depreciation expense    153,136     273,105              426,241

               At August 31, 1998:

                                     Technology
                                        Group      Hergo     Other  Consolidated
               ----------------------------------------------------------------

               Sales (unaffiliated) $ 4,470,108 $4,932,945           $9,403,053
               Gross profit             375,744  2,567,282            2,943,026
               Operating income
                  (loss)             (1,641,979)   687,845 $(230,000)(1,184,134)
               Assets                 3,060,402  2,365,966 1,889,978  7,316,346
               Capital expenditures     214,624    462,528              677,152
               Depreciation expense      85,742    146,094              231,836

12. GEOGRAPHIC
    AND CUSTOMER
    CONCENTRATION:

                  The Company had sales to customers in the New York Tri-State area of approximately 63% and 72% of net sales for the years ended August 31, 1999 and 1998, respectively. Approximately 16% and 43% of net sales were to federal, state and city agencies and government-affiliated organizations, including hospitals and schools, for the years ended August 31, 1999 and 1998, respectively.

                  During the year ended August 31, 1998, sales to a single customer by the Technology Group accounted for approximately 15% of the Company's net sales.

13. CAPITAL
    TRANSACTIONS:

                  On November 2, 1998, the Company approved a 1-for-3 reverse split of the Company's common stock and Class A warrants. In addition, on May 18, 1999, the Company approved a 100% stock dividend on its common stock. After the record date of the stock dividend, each outstanding Class A warrant became exercisable to purchase two shares of common stock. All share and per share data included in this report have been retroactively adjusted to give effect to the reverse split and stock dividend as of the first date presented.

                  The Company amended the number of shares of common stock authorized from 25,000,000 to 3,000,000 in February 1999.

                  In connection with the Company's initial public offering and with the underwriter's subsequent exercise of its over-allotment option, the Company has outstanding 843,333 Class A warrants. In addition, the Company has outstanding an Underwriter's Purchase Option (the "Underwriter's Option") to purchase up to

                  110,000 units, consisting of 73,333 shares of common stock and 73,333 Class A warrants. The Underwriter's Option is exercisable through November 2001. To date, this option has not been exercised. Each warrant is convertible into two shares of common stock at an exercise price of $8.25 per share (adjusted to reflect the reverse stock split of November 2, 1998 and the 100% stock dividend of May 18, 1999, as described above). To date no warrants have been exercised.

                  The Company has a stock option plan (the "Plan") covering up to 500,000 of its common shares, under which incentive and/or nonqualified options to purchase shares of common stock may be granted to directors, employees and consultants to the Company. Options granted under the plan are exercisable for a period of up to 10 years from the date of the grant at an exercise price which is not less than the fair market value of such shares at the date of the grant. In the case of options granted to a shareholder owning more than 10% of the outstanding shares of the Company on the date of the grant, the options are exercisable for a period not to exceed five years from the date of the grant at an exercise price which is not less than 110% of the fair market value of such shares at the date of the grant. Options to purchase 191,452 shares of common stock (excluding canceled shares) have been granted under the Plan as of August 31, 1999. In addition, options to purchase 898,600 shares of common stock have been granted outside the Plan as of August 31, 1999.

                  A summary of the status of the Company's options as of August 31, 1999 and 1998, and changes during the years then ended is presented below:

                                              1999                1998
               ----------------------------------------------------------------
                                                 Weighted-            Weighted-
                                         Number  Average     Number   Average
                                           of    Exercise      of     Exercise
                                         Shares   Price      Shares     Price
               ----------------------------------------------------------------
               Outstanding at beginning
                 of year                 851,853   $6.55     600,000   $8.25
               Granted                 1,101,452     .93     261,853    2.50
               Canceled                 (863,253)   6.43     (10,000)   2.50
               Exercised                      --      --          --      --
               ----------------------------------------------------------------
               Outstanding at end
                 of year               1,090,052    $.93     851,853   $6.55
               ================================================================

                  The Company has elected to apply APB Opinion No. 25 and related interpretations in accounting for its stock options and has adopted the disclosure-only provisions of SFAS No.
                  123. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss and loss per share would have been as follows:

                  Year ended August 31,                        1999        1998

                  -------------------------------------------------------------

                  Net loss as reported                  $  (694,871)  $(810,280)
                  Net loss - pro forma                   (2,297,416) (1,933,986)
                  -------------------------------------------------------------
                  Loss per share - as reported
                    (basic and diluted)                        (.33)       (.38)
                  Loss per share - pro forma
                    (basic and diluted)                       (1.08)       (.91)
                  -------------------------------------------------------------

                  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the years ended August 31, 1999 and 1998: expected volatility of 209% and 207%, respectively; risk-free interest rates of 5% and 4.45%, respectively; expected lives varying from 3 to 4 years; and no dividend yield.

                           ACCOUNTANT'S REVIEW REPORT

To the Board of Directors and Shareholders of Hertz Technology Group, Inc.

We have reviewed the accompanying consolidated balance sheet of Hertz Technology Group, Inc. and Subsidiaries as of May 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists primarily of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
July 11, 2000

                  HERTZ TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

   UNAUDITED FINANCIAL STATEMENTS FOR NINE MONTHS ENDED MAY 31, 2000 AND 1999

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                            MAY 31,         AUGUST 31,
                                                                                            -------         ----------
                                                                                             2000              1999
                                                                                             ----              ----
                                                                                           Unaudited          Audited
CURRENT ASSETS:
     Cash and cash equivalents                                                                 $245,134           $32,456
     Marketable securities                                                                      767,353         1,592,158
     Accounts receivable, less allowance for
        doubtful accounts of $81,133 and $96,133 respectively                                   908,252         1,033,726
     Inventories                                                                                569,737           669,601
     Prepaid expenses and other current assets                                                  205,403           282,790
                                                                                      ------------------------------------
                Total current assets                                                          2,695,879         3,610,731
                                                                                      ------------------------------------

PROPERTY AND EQUIPMENT, net                                                                   1,545,925         1,783,728

GOODWILL, net                                                                                   194,689           244,284

DEFERRED INCOME TAXES                                                                                 0           136,173

OTHER ASSETS                                                                                    405,100           308,075
                                                                                      ------------------------------------
                Total assets                                                                 $4,841,593        $6,082,991
                                                                                      ====================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                            MAY 31,         AUGUST 31,
                                                                                            -------         ----------
                                                                                             2000              1999
                                                                                             ----              ----
CURRENT LIABILITIES:
     Accounts payable                                                                          $272,436          $261,688
     Accrued expenses and other current liabilities                                             367,439           237,570
     Current portion of capital lease obligations                                                57,924            46,974
     Current portion of notes payable                                                           130,046           126,666
                                                                                      ------------------------------------
                Total current liabilities                                                       827,845           672,898
                                                                                      ------------------------------------

     CAPITAL LEASE OBLIGATION, NET OF CURRENT PORTION                                           190,054           194,318
     NOTES PAYABLE                                                                               16,595           126,667
                                                                                      ------------------------------------
                Total liabilities                                                             1,034,494           993,883
                                                                                      ------------------------------------

SHAREHOLDERS EQUITY:

     Common stock, $.001 par value: 6,000,000 shares authorized 2,315,418 shares
     and 2,306,950 shares issued as of May 31, 2000 and August 31, 1999, respectively             2,315             2,307
     Additional paid-in capital                                                               5,845,091         5,837,889
     Less: Treasury Stock, 177,867 shares at cost                                              (286,016)         (286,016)
     Accumulated Deficit                                                                     (1,754,291)         (465,072)
                                                                                      ------------------------------------
                Total shareholders' equity                                                    3,807,099         5,089,108
                                                                                      ------------------------------------
                Total liabilities and shareholders'  equity                                  $4,841,593        $6,082,991
                                                                                      ====================================

                 See notes to Consolidated Financial Statements

                  HERTZ TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

UNAUDITED FINANCIAL STATEMENTS FOR NINE MONTH PERIOD ENDED MAY 31, 2000 AND 1999

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                                             NINE MONTHS ENDED
                                                                             -----------------
                                                                                   MAY 31,
                                                                                   -------

                                                                            2000             1999
                                                                         ------------     ------------

NET SALES                                                            $     4,946,371   $    5,007,769

COST OF SALES                                                              2,964,535        2,619,904
                                                                     ----------------  ---------------

               Gross Profit                                                1,981,836        2,387,865

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                               3,143,932        2,942,858
                                                                     ----------------  ---------------

               Operating  loss                                            (1,162,096)        (554,993)

OTHER INCOME (EXPENSE)
     Other                                                                   (26,291)          (7,095)
     Interest, net                                                            35,341           61,084
                                                                     ----------------  ---------------

               Loss  before provision (benefit) for income taxes          (1,153,046)        (501,004)

PROVISION (BENEFIT) FOR INCOME TAXES                                         136,173          (34,363)
                                                                     ----------------  ---------------

               Net loss                                              $    (1,289,219)  $     (466,641)
                                                                     ================  ===============

LOSS PER COMMON SHARE - BASIC AND DILUTED                                      (0.61)           (0.22)
                                                                     ================  ===============

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC AND DILUTED                                            2,129,623        2,135,480
                                                                     ================  ===============

                 See notes to Consolidated Financial Statements

                  HERTZ TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

UNAUDITED FINANCIAL STATEMENTS FOR NINE MONTH PERIOD ENDED MAY 31, 2000 AND 1999

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                   (UNAUDITED)

                                                                                                     NINE MONTHS ENDED
                                                                                                     -----------------
                                                                                                           MAY 31,
                                                                                                           -------

                                                                                                   2000                1999
                                                                                               --------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                                       ($1,289,219)         ($466,641)
  Adjustments to reconcile net loss to net cash provided by
  operating activities:
    Depreciation and amortization                                                                    397,884            273,714
    Amortization of goodwill                                                                          49,595             46,381
    Provision for doubtful accounts                                                                  (15,000)           (34,696)
    Loss on disposal/sale of assets                                                                   38,319                  0
    Changes in operating assets and liabilities:
      Decrease in marketable securities                                                              824,805             56,431
      Decrease in accounts receivable                                                                140,474          1,475,599
      Decrease in inventories                                                                         99,864             70,245
      (Increase) decrease in prepaid expenses and other current assets                                77,387           (218,569)
      Decrease in deferred income taxes                                                              136,173                  0
      (Increase) decrease in other assets                                                              3,175           (142,024)
      Increase (decrease) in accounts payable, accrued expenses and other
      current liabilities                                                                            140,617           (552,997)
                                                                                              ---------------    ---------------
               Net cash provided by operating activities                                             604,074            507,443
                                                                                              ---------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                                               (142,043)          (272,300)
  Software development cost                                                                         (100,200)                 0
  Proceeds from sale of assets                                                                         9,655                  0
                                                                                              ---------------    ---------------

                Net cash used in investment activities                                              (232,588)          (272,300)
                                                                                              ---------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of notes payable                                                                        (127,704)          (126,667)
  Repayment of capital lease obligations                                                             (38,314)                 0
  Purchase of treasury stock                                                                               0           (176,498)
  Proceeds from exercise of stock options                                                              7,210                  0
                                                                                              ---------------    ---------------
                Net cash used in financing activities                                               (158,808)          (303,165)
                                                                                              ---------------    ---------------
                Net decrease in cash and cash equivalents                                            212,678            (68,022)

CASH and cash equivalents, beginning of period                                                        32,456            140,254
                                                                                              ---------------    ---------------

CASH and cash equivalents, end of period                                                            $245,134            $72,232
                                                                                              ===============    ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid                                                                                        $23,759            $16,215
Income taxes paid                                                                                         $0            $35,277

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:

Capital lease obligations incurred                                                                   $45,000           $187,000
Entry into financing agreement                                                                       $21,012                 $0

                 See notes to Consolidated Financial Statements

                 HERTZ TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

UNAUDITED FINANCIAL STATEMENTS FOR NINE MONTH PERIOD ENDED MAY 31, 2000 AND 1999

            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER EQUITY

                                  (UNAUDITED)

                                                                                                      Retained
                                                             Additional                               Earnings
                                               Common         Paid- in             Treasury         (Accumulated
                                               Stock          Capital                Stock             Deficit)          Total
                                               -----          -------                -----             --------          -----
BALANCE, August 31,1998                   $       2,257   $   5,772,189         $   (108,028)      $     229,799    $   5,896,217

      Net Loss                                       --              --                   --            (694,871)        (694,871)

      Issuance of stock to Employees                 50          65,700                   --                  --           65,750

      Treasury stock                                 --              --             (177,988)                 --         (177,988)
                                             -------------------------------------------------------------------------------------

BALANCE, August 31,1999                           2,307       5,837,889             (286,016)           (465,072)       5,089,108


      Net Loss                                       --              --                   --          (1,289,219)      (1,289,219)

      Stock Options Exercised                         8            7202                                                     7,210

                                          ----------------------------------------------------------------------------------------
BALANCE, May 31, 1999                     $       2,315   $   5,845,091   $         (286,016)      $  (1,754,291)   $   3,807,099
                                          ========================================================================================

                 See notes to Consolidated Financial Statements

                          HERTZ TECHNOLOGY GROUP, INC.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

                                  MAY 31, 2000

1. BASIS OF PRESENTATION AND OPERATIONS

The accompanying consolidated financial statements are unaudited and in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation in accordance with generally accepted accounting principles. Operating results for the nine-month period ended May 31, 2000 are not necessarily indicative of the results that may be expected for the year ended August 31, 2000. For further information, refer to the financial statements and footnotes thereto included in the Hertz Technology Group, Inc. ("Hertz" or the "Company") audited financial statements for the year ended at August 31, 1999.

2. EARNINGS PER SHARE

No diluted shares were used in the calculation of diluted EPS for the nine-month periods ended May 31, 2000 and 1999, since they would have an antidilutive effect.

3. SEGMENT INFORMATION

The Company operates primarily in two industry segments: (i) The Technology Group and (ii) Hergo. The tables below present information about the reported segments.

Nine Months Ended May 31, 2000:

                            Technology
                              Group             Hergo       Other   Consolidated
--------------------------------------------------------------------------------

Sales (unaffiliated)       $ 1,062,000       $3,884,000              $4,946,000
Loss before Tax               (609,000)         265,000   (809,000)  (1,153,000)
--------------------------------------------------------------------------------

Nine Months ended May 31, 1999:

                            Technology
                              Group             Hergo       Other   Consolidated
--------------------------------------------------------------------------------

Sales (unaffiliated)       $ 1,101,000       $3,907,000             $ 5,008,000
Loss before Tax             (1,111,000)         722,000   (112,000)    (501,000)
--------------------------------------------------------------------------------

Assets at May 31, 2000:

                            Technology
                              Group             Hergo       Other   Consolidated
--------------------------------------------------------------------------------

Assets                     $1,410,000        $2,448,000   $984,000  $ 4,842,000
--------------------------------------------------------------------------------

4. CAPITAL TRANSACTIONS

At the Annual Meeting of Shareholders on February 16, 2000, the Company increased the authorized Common Stock from 3,000,000 to 6,000,000 shares. In addition, the Company increased the stock options available under the 1996 Stock Option Plan from 500,000 to 750,000 shares.

A SURE eCOMMERCE, INC.

Interim Financial Statements
May 31, 2000 (Unaudited)
  and August 31, 1999
(U.S. Dollars)

                        REPORT OF INDEPENDENT ACCOUNTANTS

We have reviewed the accompanying consolidated balance sheet and statements of operations and deficit, cash flows and stockholders' equity of A Sure eCommerce, Inc. (a development stage company) as at May 31, 2000 and for the nine month periods then ended. These financial statement are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of the financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 4 to the financial statements, the Company has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


"Pannell Kerr Forster"

Chartered Accountants

Vancouver, British Columbia
August 11, 2000

                   REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

TO THE BOARD OF DIRECTORS
OF A SURE eCOMMERCE, INC.
(A DEVELOPMENT STAGE COMPANY)

We have audited the accompanying balance sheet of A Sure eCommerce, Inc. (a development stage company) as at August 31, 1999 and the related statement of operations, stockholders' equity and cash flows for the initial 82 days ended August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements presents fairly, in all material respects, the financial position of the Company as at August 31, 1999 and the results of its operations and its cash flows for the period referred to above in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 4 to the financial statements, the Company has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


"Pannell Kerr Forster"

Chartered Accountants

Vancouver, British Columbia
June 19, 2000

A SURE eCOMMERCE, INC.
(A Development Stage Company)
Balance Sheet
(U.S. Dollars)

========================================================================================
                                                                   May 31,    August 31,
                                                                    2000         1999
----------------------------------------------------------------------------------------
                                                                (unaudited)
Assets

Current
  Cash                                                           $   4,283    $   2,674
  Accounts receivable                                               21,674          372
  Prepaid expenses                                                  21,494          585
----------------------------------------------------------------------------------------

Total Current Assets                                                47,451        3,631
Property and Equipment (note 3)                                     83,929        1,016
----------------------------------------------------------------------------------------

Total Assets                                                     $ 131,380    $   4,647
========================================================================================

Liabilities

Current
  Accounts payable and accrued liabilities                       $ 187,642    $  14,664
  Due to shareholders                                                    0       16,302
----------------------------------------------------------------------------------------

Total Liabilities                                                  187,642       30,966
----------------------------------------------------------------------------------------

Commitment (note 6)

Stockholders' Equity

Common Stock and Paid-In Capital In Excess of $0.001 Par Value
  Authorized
    100,000,000 Shares authorized
  Issued and outstanding
             90 Shares
                    (August 31, 1999 - 90)                               1            1
Subscriptions received                                             566,288       35,426
Other comprehensive income                                            (593)         (33)
Deficit accumulated during the development stage                  (621,958)     (61,713)
----------------------------------------------------------------------------------------

Total Stockholers' Equity                                          (56,262)     (26,319)
----------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                       $ 131,380    $   4,647
========================================================================================

      See notes to financial statements.

A SURE eCOMMERCE, INC.
(A Development Stage Company)
Statement of Operations
For the Period From June 10, 1999 (Inception) to May 31, 2000
(U.S. Dollars)

=============================================================================================================
                                                                                 Period From     Period From
                                                                                   June 10,        June 10,
                                                                                     1999            1999
                                                Three            Nine            (Inception)      (Inception)
                                            Months Ended     Months Ended           Through         Through
                                               May 31,          May 31,            August 31,        May 31,
                                                2000             2000                 1999            2000
-------------------------------------------------------------------------------------------------------------
                                             (unaudited)       (unaudited)                         (unaudited)
General and Administrative
  Expenses
    Consulting                                 $181,649          $279,267            $21,317        $300,584
    Professional fees                            79,010            97,081             10,590         107,671
    Travel and promotion                         43,954            60,538             23,821          84,359
    Internet service and web design              26,296            33,734                  0          33,734
    Rent                                         14,457            32,921              1,655          34,576
    Office and miscellaneous                      8,268            25,823              4,330          30,153
    Loan receivable write off                         0            13,230                  0          13,230
    Wages and salaries                            7,518             7,518                  0           7,518
    Depreciation                                  4,322            10,133                  0          10,133
-------------------------------------------------------------------------------------------------------------

Net Loss for Period                           $(365,474)        $(560,245)          $(61,713)      $(621,958)
=============================================================================================================

      See notes to financial statements.

A SURE eCOMMERCE, INC.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period From June 10, 1999 (Inception) to May 31, 2000
(U.S. Dollars)

============================================================================================================
                                Common Shares                                                      Total
                            ---------------------   Accumulated   Comprehensive  Subscriptions  Stockholders'
                            Number         Amount     Deficit        Income        Received         Equity
------------------------------------------------------------------------------------------------------------
Issuance of
     Common Stock
     For cash
     - Initial shares          90            $1            $0           $0               $0             $1
     -  Subscriptions
         received               0             0             0            0           35,426         35,426
Exchange Loss                   0             0             0          (33)               0            (33)
Net Loss                        0             0       (61,713)           0                0        (61,713)
------------------------------------------------------------------------------------------------------------

Balance, August 31, 1999       90             1       (61,713)         (33)          35,426        (26,319)
Common Stock
     To be issued
     for cash in
     private placement          0             0             0            0          530,862        530,862
Exchange Loss                   0             0             0         (560)               0           (560)
Net Loss                        0             0      (560,245)           0                0       (560,245)
------------------------------------------------------------------------------------------------------------

Balance, May 31, 2000
     (Unaudited)               90            $1     $(621,958)       $(593)        $566,288       $(56,262)
============================================================================================================

      See notes to financial statements.

A SURE eCOMMERCE, INC.
(A Development Stage Company)
Statement of Cash Flows
For the Period From June 10, 1999 (Inception) to May 31, 2000
(U.S. Dollars)

=================================================================================================================
                                                                                 Period From         Period From
                                                                                   June 10,            June 10,
                                                                                     1999                1999
                                               Three               Six            (Inception)         (Inception)
                                            Months Ended      Months Ended          Through            Through
                                               May 31,           May 31,           August 31,           May 31,
                                                2000               2000               1999               2000
-----------------------------------------------------------------------------------------------------------------
                                             (unaudited)        (unaudited)                           (unaudited)
Operating Activities
  Net loss                                    $(365,474)         $(560,245)         $ (61,713)         $(621,958)
  Depreciation                                    4,322             10,133                  0             10,133
  Services rendered in exchange
    of shares to be issued                            0                  0             18,430             18,430
  Change in non-cash working
     Accounts receivable                        (12,289)           (21,302)              (372)           (21,674)
     Changes in amount due from
       shareholder                                    0            (16,302)            16,302                  0
     Prepaid expenses                           (11,304)           (20,909)              (585)           (21,494)
     Accounts payable and
       accrued liabilities                      132,712            172,978             14,664            187,642
-----------------------------------------------------------------------------------------------------------------

Net Cash Used By Operating Activities          (252,033)          (435,647)           (13,274)          (448,921)
-----------------------------------------------------------------------------------------------------------------

Net Cash Used By Investing Activity
  Acquisition of fixed assets                   (13,196)           (93,046)            (1,016)           (94,062)
-----------------------------------------------------------------------------------------------------------------

Financing Activities
  Subscriptions received                        267,500            530,862             16,996            547,858
  Issuance of common stock                            0                  0                  1                  1
-----------------------------------------------------------------------------------------------------------------

                                                267,500            530,862             16,997            547,859
-----------------------------------------------------------------------------------------------------------------

Effect of Foreign Currency
  Translation in Cash                                 0               (560)               (33)              (593)
-----------------------------------------------------------------------------------------------------------------

Inflow of Cash                                    2,271              1,609              2,674              4,283
Cash, Beginning of Period                         2,012              2,674                  0                  0
-----------------------------------------------------------------------------------------------------------------

Cash, End of Period                           $   4,283          $   4,283          $   2,674          $   4,283
=================================================================================================================

      See notes to financial statements.

A SURE eCOMMERCE, INC.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2000 and August 31, 1999
(U.S. Dollars)

================================================================================

1.    ORGANIZATION AND NATURE OF OPERATIONS

      The Company was incorporated under the laws of the State of Nevada on June 10, 1999. The Company is in the development stage as more fully defined in Statement No. 7 of the Financial Accounting Standards Board. Planned principal operations of the Company have not yet commenced.

      The Company is in the internet e-commerce industry promoting confidence in online retail shopping.

2.    SIGNIFICANT ACCOUNTING POLICIES

      (a)   Loss per share

            Loss per share computations are based on the weighted average number of common shares outstanding during the period.

      (b)   Depreciation and amortization

            Depreciation and amortization are provided using the declining-balance method based on the following annual rates:

                      Computer hardware and software             -  20%
                      Office furniture and equipment             -  30%

            The Company reviews long-term assets to determine if the carrying amount is recoverable based on the estimate of future cash flow expected to result from the use of the asset and its eventual disposition. If in this determination there is an apparent shortfall, the loss will be recognized as a current charge to operations.

      (c)   Revenue recognition

            As the Company is continuing to develop its technologies, no revenues have been earned to date. Once sales have been earned by the Company, the Company will recognize such revenues.

A SURE eCOMMERCE, INC.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2000 and August 31, 1999
(U.S. Dollars)

================================================================================

2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

      (d)   Foreign currency translation

            Amounts recorded in foreign currency are translated into United States dollars as follows:

            (i) Monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet date; and

            (ii) Revenues and expenses, at the average rate of exchange for the year.

            Unrealized gains and losses arising from this translation of foreign currency are excluded from net loss for the period and accumulated as a separate component of shareholder's equity (deficiency).

      (e)   Use of estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

      (f)   Financial instruments

            The Company's financial instruments consist of cash, account receivable, accounts payable and accruals and due to shareholders. Unless otherwise noted it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

3.    FIXED ASSETS

      ======================================================================================================
                                                                                                  August 31,
                                                 May 31, 2000 (Unaudited)                            1999
      ------------------------------------------------------------------------------------------------------
                                                       Accumulated
                                         Cost          Depreciation               Net                 Net
      ------------------------------------------------------------------------------------------------------
      Computer hardware
        and software                    $78,794            $8,987               $69,807              $1,016
      Office furniture
        and equipment                    15,268             1,146                14,122                   0
      ------------------------------------------------------------------------------------------------------

                                        $94,062           $10,133               $83,929              $1,016
      ======================================================================================================

A SURE eCOMMERCE, INC.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2000 and August 31, 1999
(U.S. Dollars)

================================================================================

4.    GOING CONCERN

      The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.

5.    RELATED PARTY TRANSACTIONS

      (a) Some services are provided without charge by officers other than those mentioned in note 5(b) and have not been reflected herein. The officers and directors of the Company may be involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

      (b) Included in consulting fees are $59,960 paid to directors and officers of the Company.

6.    COMMITMENT

      The Company occupies leased office premises in Vancouver, Canada under the terms of a lease expiring April 30, 2003, requiring annual rental payments of $36,135 ($53,932 Cdn.).

7.    COMPREHENSIVE INCOME

      ======================================================================================================
                                                                           Period From          Period From
                                                                          June 10, 1999        June 10, 1999
                                      Three              Nine               (Inception)         (Inception)
                                   Months Ended      Months Ended             Through             Through
                                      May 31,           May 31,              August 31,           May 31,
                                       2000              2000                   1999               2000
      ------------------------------------------------------------------------------------------------------
                                    (unaudited)       (unaudited)                               (unaudited)
      Net loss                       $(365,474)        $(560,245)             $(61,713)          $(621,958)
      Other comprehensive
        income                               0              (560)                  (33)               (593)
      ------------------------------------------------------------------------------------------------------

                                     $(365,474)        $(560,805)             $(61,746)          $(622,551)
      ======================================================================================================

A SURE eCOMMERCE, INC.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2000 and August 31, 1999
(U.S. Dollars)

================================================================================

8.    SUBSEQUENT EVENTS

      (a)   Merger

            The Company has announced a merger with a NASD listed company, Hertz Technology Group Inc. ("Hertz") as a result the Company will have shares issued and will issue shares on closing as outlined below.

      (b) The Company will issue shares and warrants subsequent to May 31, 2000 as follows:

            (i)   Share capital

            ==============================================================================================
                                                                                           Status
            ----------------------------------------------------------------------------------------------
            Common Shares

                 3,395,685    Shares                                                 Issued subsequent to
                                                                                     May 31, 2000

                   560,000    Issued for $800,000 cash at 1.43 per share             Issued subsequent to
                                                                                     May 31, 2000

                   740,000    Issued as finders fees subject to closing of merger    To be issued

            Preferred Shares

                 1,666,667    Convertible preferred shares to GEM Global             To be issued
                              Yield Fund for total proceeds of $5,000,000.
                              Number of shares to be issued to be determined
                              based on fair market value of the shares at the
                              time of the merger.
            ==============================================================================================

            (ii)  Options

            ==============================================================================================
                 Number         Exercise
               of Options         Price              Status
            ----------------------------------------------------------------------------------------------
               1,200,000          1.43     Officers, directors and      Granted subsequent to May 31,
                                           employees                    2000

                 287,500          2.00     GEM Global yield fund        Granted subsequent to May 31,
                                                                        2000
            ==============================================================================================

A SURE eCOMMERCE, INC.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2000 and August 31, 1999
(U.S. Dollars)

================================================================================

8.      SUBSEQUENT EVENTS (Continued)

            (iii) Warrants

            ========================================================================================
                 Number        Exercise
              of Warrants       Price                    Status
            ----------------------------------------------------------------------------------------
                 28,000          1.43      Issued as part of a $200,000
                                           note financing subsequent to        Issued subsequent
                                           May 31, 2000                        to May 31, 2000

                600,000          2.00      A Sure shareholders subsequent      Issued subsequent
                                           to May 31, 2000                     to May 31, 2000

                440,000          1.00      Issued as finders fees subject      To be issued
                                           to closing of merger

                666,666          3.00      GEM Global Yield and KIL subject    To be issued
                                           to closing of merger
            ========================================================================================

      (d)   Name change

            Subsequent to May 31, 2000, as approved at the shareholders' meeting August 7, 2000, the Company changed its name to "Return Assured Inc.".

                        PRO FORMA FINANCIAL INFORMATION
                          UNAUDITED PRO FORMA COMBINED
                        CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited combined consolidated pro forma financial statements give effect to the merger, pursuant to which Return Assured will become a wholly-owned subsidiary of Hertz, to be accounted for as a purchase. The unaudited pro forma combined consolidated balance sheet presents the combined financial position of Hertz and Return Assured as of May 31, 2000 assuming that the proposed merger had occurred on that date. Such pro forma information is based upon the historical balance sheet data of Hertz and Return Assured as of that date. The unaudited pro forma consolidated statements of operations give effect to the proposed merger of Hertz and Return Assured by combining the results of operations of Hertz for the year ended August 31, 1999 and for the nine-month period ended May 31, 2000 with the results of Return Assured from inception (June 10, 1999) through August 31, 1999 and for the nine-month period ended May 31, 2000, respectively, on a purchase basis as if the merger had occurred on September 1, 1998. Return Assured is a development stage company.

The unaudited pro forma combined consolidated financial statements are based on the estimates and assumptions set forth in the notes to these financial statements, which are preliminary and have been made solely for purposes of developing this pro forma information. The unaudited pro forma combined consolidated financial statements are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

These unaudited pro forma combined consolidated financial statements should be read in conjunction with the historical financial statements and related notes of Hertz and Return Assured, appearing elsewhere in this proxy statement.

                  Hertz Technology Group, Inc. and Subsidiaries
                      Pro Forma Consolidated Balance Sheet
                                  May 31, 2000
                                   (Unaudited)
                                 (in thousands)

                                                               Historical
                                                    ---------------------------------
                                                                           Return      Pro Forma
                                                           Hertz           Assure     Adjustments         Pro Forma
                                                    ----------------------------------------------------------------
Current Assets:
Cash                                                      $   245          $   4      $  4,975    (3)      $  4,199
                                                                                        (1,025)   (2)
Marketable securities                                         767                                               767
Accounts receivable                                           908             22                                930
Inventories                                                   570                                               570
Prepaid expenses and other current assets                     205             21                                226
--------------------------------------------------------------------------------------------------------------------
  Total current assets                                      2,695             47         3,950                6,692
--------------------------------------------------------------------------------------------------------------------

Property and Equipment, net                                 1,546             84                              1,630
Goodwill                                                      195                       17,662    (1)        17,662
                                                                                          (195)   (1)
Other Assets                                                  405                                               405
--------------------------------------------------------------------------------------------------------------------
Total Assets                                              $ 4,841          $ 131      $ 21,417             $ 26,389
====================================================================================================================

Current Liabilities:
Accounts payable                                          $   272          $ 188                              $ 460
Accrued expenses and other current liabilities                367                                               367
Current portion of capital lease obligations                   58                                                58
Current portion of notes payable                              130                                               130
--------------------------------------------------------------------------------------------------------------------
  Total current liabilities                                   827            188            --                1,015
--------------------------------------------------------------------------------------------------------------------

Capital Lease Obligations, net of current portion             190                                               190
Notes Payable                                                  17                                                17
--------------------------------------------------------------------------------------------------------------------
Total Liablities                                            1,034            188            --                1,222
--------------------------------------------------------------------------------------------------------------------

Shareholders Equity:
Preferred Stock                                                               --         5,000    (3)         5,000
Common Stock                                                    2                            5    (1)             7

Subscriptions received                                                       566                                566
Accumulated other comprehensive loss                                          (1)                                (1)
Additional paid in capital                                  5,845                       21,274    (1)        21,996
                                                                                        (5,845)   (1)
                                                                                            (7)   (1)
                                                                                        (1,025)   (2)
                                                                                           754    (3)
                                                                                         1,000    (4)
Less: treasury stock                                         (286)                         286    (1)            --
Accumulated deficit                                        (1,754)          (622)        1,754    (1)        (2,401)
                                                                                          (779)   (3)
                                                                                        (1,000)   (4)
--------------------------------------------------------------------------------------------------------------------
Shareholders Equity                                         3,807            (57)       21,417               25,167
--------------------------------------------------------------------------------------------------------------------

Total Liabilities and Shareholders Equity                 $ 4,841          $ 131      $ 21,417             $ 26,389
====================================================================================================================

Hertz Technology Group, Inc. and Subsidiaries and Return Assured, Inc. Notes to Unaudited Pro Forma Consolidated Balance Sheet
May 31, 2000

The pro forma consolidated balance sheet of Hertz and Return Assured gives effect to the issuance of Hertz common stock in exchange for all the outstanding stock of Return Assured as if it had occurred on May 31, 2000. For accounting purposes, this transaction is being accounted for as a purchase with Return Assured being the acquiror. Further, Hertz and Return Assured have entered into other agreements that will take place concurrently with the closing of this merger. Following is a summary of the pro forma adjustments to reflect the foregoing:

1. Adjustment which reflects (a) the issuance of 4,695,685 shares of common stock at an assumed market value of $3 per share, (b) the assumed issuance of 287,500 additional shares of common stock relating to outstanding options of Return Assured which expire immediately prior to the closing and are expected to be exercised , (c) the issuance of 1,401,333 warrants and 1,200,000 options, recorded at fair value using the Black Scholes method and (d) costs of the merger estimated at $275,000. The excess of the value of the shares, options and warrants issued and the costs of the transaction over the net assets of Hertz has been recorded as goodwill.

2.    Adjustment to record the purchase of $1,025,000 of common stock from Eli
      E. Hertz and I. Marilyn Hertz, which is estimated at 315,385 shares of common stock at an assumed market value of $3.25 per share

3. Adjustment to record sale of $5,000,000 of newly created Series A Preferred Stock to GEM Global Yield Fund, $25,000 of costs associated with the Preferred Stock transaction and the issuance of 333,333 warrants recorded at fair market value using the Black Scholes method.

4. Adjustment to record the intrinsic value of the beneficial conversion feature of the preferred stock. The preferred stock is convertible at the date of issuance.

                  Hertz Technology Group, Inc. and Subsidiaries
                 Pro Forma Consolidated Statement of Operations
                     For the Nine Months Ended May 31, 2000
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                                 Historical
                                                         --------------------------
                                                                          Return       Pro Forma
                                                            Hertz         Assured     Adjustments          Pro Forma
                                                         ------------------------------------------------------------
Net Sales                                                  $ 4,946                                          $  4,946
Cost of Sales                                                2,965                                             2,965
                                                         ----------------------------------------           ---------
Gross Profit                                                 1,981              --            --               1,981

Selling, general and administrative expenses                 3,144     $       560            94      (1)      5,045
                                                                                             456      (2)
                                                                                             731      (4)
                                                         ----------------------------------------           ---------
Operating loss                                              (1,163)           (560)       (1,341)             (3,064)

Other Income (Expense):
Other                                                          (26)                                              (26)
Interest, net                                                   35                                                35
                                                         ----------------------------------------           ---------
Loss before provision (benefit) for income taxes            (1,154)           (560)       (1,341)             (3,055)

Provision (benefit) for income taxes                           136                                               136
                                                         ----------------------------------------           ---------

Net Loss                                                    (1,290)           (560)       (1,341)             (3,191)

Preferred stock dividends                                                                     38      (3)         38
                                                         ----------------------------------------           ---------
Amount available to common shareholders                    $(1,290)    $      (560)     $ (1,379)           $ (3,229)
                                                         ========================================           =========

Loss per common share - basic and diluted (5)              $ (0.61)    $ (6,222.22)                         $ (0.48)
                                                         ==========================                         =========
Weighted average number of common shares
 outstanding - basic and diluted (5)                         2,130            0.09                             6,797
                                                         ==========================                         =========

Hertz Technology Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations
For the Nine Months Ended May 31, 2000

1. Adjustment which records the $125,000 per year consulting agreement with Eli Hertz amounting to $93,750 for the nine-month period. No adjustment has been made for the base salaries of the employment agreements with Eli Hertz, I. Marilyn Hertz and Barry Goldsammler as the employment agreements are not significantly different than the actual salaries earned by these individuals during the period.

2. Adjustment which records the bonus due to Eli Hertz under his employment agreement amounting to 25% of the gross profit of Hergo

3. Adjustment which records 1% dividend on $5,000,000 of Series A Preferred Stock to GEM Global Yield Fund

4. Adjustment which records the amortization of the goodwill amounting to approximately $15,825,000 over a period of 15 years

5. Pro forma net income per share is computed by dividing the pro forma net income by Hertz's weighted average number of shares after giving effect to
      (a) the issuance of 4,695,685 shares of common stock at an assumed market value of $3 per share, (b) the assumed issuance of 287,500 shares of common stock relating to options of Return Assured which expire immediately prior to the closing and are expected to be exercised and (c) the purchase of 315,385 shares in connection with the purchase of $1,025,000 of common stock from Eli Hertz in conjunction with the merger at an assumed price of $3.25 per share. Incremental shares from the effect of options, warrants and convertible preferred stock have not been included in the weighted average shares calculation on a diluted basis as the effect would have been antidilutive.

                  Hertz Technology Group, Inc. and Subsidiaries
                        Pro Forma Statement of Operations
                       For the year ended August 31, 1999
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                                    Historical
                                                             ---------------------------
                                                                               Return        Pro Forma
                                                                Hertz          Assured      Adjustments           Pro Forma
                                                             ---------------------------------------------------------------
Net Sales                                                      $ 6,882                                             $  6,882
Cost of Sales                                                    3,543                                                3,543
                                                             ---------------------------------------------------------------
Gross Profit                                                     3,339                             --                 3,339

Selling, general and administrative expenses                     4,002      $      62             125    (1)          5,992
                                                                                                  748    (2)
                                                                                                1,055    (4)

                                                             ---------------------------------------------------------------
Operating loss                                                    (663)           (62)         (1,928)               (2,653)

Other Income (Expense):
Other                                                               (7)                                                  (7)
Interest, net                                                       85                                                   85
                                                             ---------------------------------------------------------------
Loss before provision (benefit) for income taxes                  (585)           (62)         (1,928)               (2,575)

Provision (benefit) for income taxes                               110                                                  110
                                                             ---------------------------------------------------------------

Net Loss                                                          (695)           (62)         (1,928)             $ (2,685)

Preferred stock dividends                                                                          50    (3)             50
                                                             -----------------------------------------             ---------

Amount available to common shareholders                        $  (695)     $     (62)       $ (1,978)             $ (2,735)
                                                             =========================================             =========

Loss per common share - basic and diluted (5)                  $ (0.33)     $ (688.89)                             $  (0.40)
                                                             =========================                             =========

Weighted average number of common shares
 outstanding - basic and diluted (5)                             2,133           0.09                                 6,801
                                                             =========================                             =========

Hertz Technology Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended August 31, 1999

1. Adjustment which records the consulting agreement with Eli Hertz amounting to $125,000 for the year. No adjustment has been made for the base salaries of the employment agreements with Eli Hertz, I. Marilyn Hertz and Barry Goldsammler as the employment agreements are not significantly different than the actual salaries earned by these individuals during the year.

2. Adjustment which records the bonus due to Eli Hertz under his employment agreement amounting to 25% of the gross profit of Hergo

3. Adjustment which records 1% dividend on $5,000,000 of Series A Preferred Stock to GEM Global Yield Fund

4. Adjustment which records the amortization of the goodwill amounting to approximately $15,825,000 over a period of 15 years

5. Pro forma net income per share is computed by dividing the pro forma net income by Hertz's weighted average number of shares after giving effect to
      (a) the issuance of 4,695,685 shares of common stock at an assumed market value of $3 per share, (b) the assumed issuance of 287,500 shares of common stock relating to options of Return Assured which expire immediately prior to the closing and are expected to be exercised and (c) the purchase of 315,385 shares in connection with the purchase of $1,025,000 of common stock from Eli Hertz in conjunction with the merger at an assumed price of $3.25 per share. Incremental shares from the effect of options, warrants and convertible preferred stock have not been included in the weighted average shares calculation on a diluted basis as the effect would have been antidilutive.

                         OTHER FACTORS TO BE CONSIDERED

If the merger-related proposals are approved at your meeting, they will result in shareholders of Return Assured becoming stockholders of Hertz and the business of Return Assured combining with the business of Hertz. In evaluating these proposals, please carefully consider the information presented throughout this document, and in particular the following factors. Some of those factors relate to the merger itself, and the balance relate to the business of the combined company after the merger.

                      RISKS RELATING TO THE PROPOSED MERGER

Shares of outstanding common stock of the combined companies may increase more than expected because the conversion price of the preferred stock to be issued in financing the merger is not fixed, but is determined based on the market value of the common stock at the time of conversion.

The operations of the combined companies is being financed by the sale of $5 million in convertible preferred stock. Sale of that stock is a condition of the merger. This convertible preferred stock has a maximum conversion price of $3.00 per share. However, if the market price of Hertz's stock at the time of conversion is below $3.00 per share the conversion price is reduced to the market price at that time. As a result, if Hertz's common stock declines significantly in price, Hertz will have to issue far more shares of common stock than it would if the conversion price were fixed. Nothing in the agreement for sale of the preferred stock would prevent the holder of the preferred stock from repeatedly selling the stock short and "covering" his short sale at a lower price. He would not be subject to the usual risks of a short seller, who might have to buy back the stock he has sold at an undetermined and much higher price in order to cover his short position, because the conversion can never go above $3.00 per share. In addition, since resale of the common stock we will be issuing on conversion of the preferred stock is being registered with the SEC, a holder of the preferred stock could continue converting and selling at ever lower prices without incurring an economic loss. These sales could result in a major decline in the price of the Hertz common stock. They could also make Hertz more vulnerable to a takeover by an outside party.

Hertz may be required to redeem the preferred stock for an amount that would force it to go out of business.

The agreement for sale of the convertible preferred stock requires Hertz to maintain an effective registration statement covering resale of the shares of common stock that may be issued upon conversion. If Hertz is unable to maintain the effectiveness of that registration statement or otherwise does not comply with agreements it is making with holders of that preferred stock, it will have to redeem all the outstanding preferred stock at the stated value of $1,000 per share plus accrued dividends. There is no provision in the agreement for payment of this obligation over time, and Hertz will not have any commitment for credit to finance the payment of the redemption price. As a result, a redemption may leave it with not enough liquid assets to continue paying its other debts and it may be forced to go out of business.

The integration of our two companies may be difficult.

Merging our two companies involves technological, operational and personnel-related risks. The integration process will be complex, time-consuming and expensive, and will disrupt the business of the combined company after the merger if not completed in a timely and efficient manner. If the merger is approved, the combined company will use common information and communication systems, facilities, operating procedures, financial controls and human resources practices. We may lose key employees that we do not anticipate losing, and the attention of our management team may be diverted from other ongoing business concerns more than we anticipate.

Principal stockholders have different interests from yours.

The principal stockholders of Hertz have interests in the merger that are different from yours and may represent a conflict of interest. Because of these benefits, these persons may be influenced to vote in favor of or to recommend the merger. These benefits include:

      o Two of Hertz's controlling stockholders will sell $1,025,000 in common stock to the combined company at the time of closing. One of these stockholders will also enter into a five-year employment agreement with the combined company's Hergo subsidiary under which he will receive an annual salary of at least $250,000 (approximately his present salary) plus incentive compensation of 25% of total gross profit on sales of the subsidiary. He will also enter into a two-year consulting agreement with the combined company under which he will receive $125,000 per year and additional fringe benefits and will receive a commission on the sale of some of our subsidiaries if they are sold within four years;

      o Barry Goldsammler, Hertz's Executive Vice President, will enter into a one-year employment agreement with the combined company under which he will receive an annual salary of $125,000 (approximately his present salary) and additional fringe benefits.

      o I. Marilyn Hertz, Hertz's Vice Chairperson will enter into a five-year employment agreement with the combined company under which she will receive an annual salary of $95,000 and additional fringe benefits.

      o At the effective time of the merger, each outstanding option to purchase Return Assured common stock, including any stock option held by any executive officer or director of Return Assured, will be assumed by Hertz and will become an option to acquire common stock of the combined company after the merger;

      o Hertz's Board of Directors has authorized the vesting of presently outstanding options held by the principal stockholders and by some of Hertz's other officers, directors and key employees in the discretion of Mr. Hertz; and

      o Hertz's directors and executive officers have customary rights to indemnification against specified liabilities.

Our counsel in the transaction had pre-existing relationships with the attorneys for Return Assured.

Our regular corporate attorneys initially advised us in the transaction. But in the last stages of negotiation it developed that there would be a conflict of interest between their representation of us and their individual representation of Eli E. Hertz, our President. At that time we retained the firm of Raice Paykin Krieg & Schrader LLP, to represent us in completing the transaction. David C. Thomas, a member of that firm giving us legal advice in the transaction also acts in an of counsel capacity to Kaplan, Gottbetter & Levenson LLP, counsel to Return Assured, (consisting primarily of attending meetings of approximately 1 hour per week) and receives relatively small amounts in payment for those services. In addition, Mr. Thomas was from May of 1999 until March of this year performing services for that firm on a contract basis substantially full time. Hertz management received assurances that this relationship would not affect Mr. Thomas's ability to render unbiased legal advice in the transaction. Nevertheless, this pre-existing relationship could conceivably have affected the advice we received on legal matters.

Failure to complete the merger could harm our stock price and future business and operations.

Both Hertz and Return Assured face a number of special risks if the merger is not completed, including the following:

      o We may be required to pay Return Assured a termination fee of $500,000 to if the transaction does not close because we do not carry out our obligations under the merger agreement, because we decide to accept an alternate acquisition proposal or because our Board of Directors withdraws its recommendation of the transaction. In addition, if we decide to accept an alternate acquisition proposal, if the Board of Directors withdraws its recommendation (without a violation of the contract by Return Assured that would entitle us to cancel the contract), or if we do something purposefully or in bad faith to prevent the merger we will be required to pay Return Assured an additional termination fee of $500,000.

      o costs related to the merger, such as legal and accounting fees and financial advisor fees, must be paid even if the merger is not completed.

      o Current and prospective Hertz employees may experience uncertainty about their future roles with the combined company, which may hurt each company's ability to attract and retain key management, marketing, technical and administrative personnel. This may impede subsequent integration of the two companies, and if the merger is not completed it may harm Hertz in particular.

      o If the merger is terminated and Hertz's board of directors determines to seek another business combination, Hertz cannot assure you that it will be able to find a party willing to combine with it on equivalent or more attractive terms.

     Risks Related to the Business of the Combined Company After the Merger

The combined companies will incur significant charges to their earnings for a long time into the future as a result of the goodwill created by accounting for the merger as a purchase.

The merger must be accounted for as a purchase of Hertz by Return Assured. Under purchase accounting, Hertz's tangible assets will be entered on the combined company's books at their fair market value. The difference between the market value of the shares Hertz is issuing to the Return Assured stockholders in the merger and the fair market value of Hertz's tangible assets is entered initially on the balance sheet as goodwill. We expect the transaction to result in approximately $17.7 million of goodwill. That goodwill will be charged to earnings over 15 years, which will result in an expense charge of $1.18 million per year for the next 15 years. This continuing write-off may make it difficult for Hertz to obtain financing in the future.

The combined companies will incur additional charges to their earnings for compensation payable to Mr. Hertz under his proposed employment agreement with Hergo and his consulting agreement with Hertz.

The proposed employment arrangements after the merger include a five-year employment agreement between Eli E. Hertz and Hertz's Hergo subsidiary and a two-year consulting agreement between Mr. Hertz and Hertz. Under the employment agreement, Mr. Hertz is to receive not less than $250,000 per year (approximately his present salary), and under the consulting agreement he is to receive not less than $125,000 per year. These costs will be in addition to whatever compensation the combined company decides to pay its senior management. The share of gross profits will be payable whether or not Hertz or the subsidiary earns a net profit. The added costs will be a continuing drag on earnings over the terms of these agreements, and may make it difficult to obtain financing in the future.

The cash payment required to redeem Mr. Hertz's common stock may reduce the available working capital of the combined companies, which could make it more difficult for Hertz to meet its obligations and limit future expansion.

Return Assured has agreed to purchase $1,025,000 in common stock from Eli E. Hertz when the merger is completed. This obligation will become an obligation of the combined companies if Return Assured does not assign its right to buy the shares to an outside third party. The only sources of funds that will be available to purchase the shares are the cash and cash equivalents of the combined companies on hand at the time the merger is completed and the proceeds of sale of the Series A Preferred Stock. As a result, the combined companies may not have sufficient working capital, making it difficult for them to meet their obligations and limiting future expansion plans.

The demand for Return Assured's proposed service may be less than the parties expect.

Return Assured believes there is a considerable demand from merchants to provide their customers with the assurance that the goods they order will be delivered, and that the merchants will honor their return policies. But Return Assured management has not conducted any marketing studies to confirm that this demand exists or the extent of the demand. We may find that as customers become more comfortable with e-commerce they will not feel the need for outside assurance of delivery and returns. If that happens, the number of merchants willing to pay for Return Assured's proposed service may be too small to be profitable.

If Return Assured's business plan is successful other companies with more resources and greater name recognition may make competition so intense that the proposed business will not be profitable.

Return Assured's business plan is based on its being the first to market with its proposed service. Its service is not protected by patents or other intellectual property rights, and if it is successful a number of other companies with far more money and greater name recognition may decide to compete with it. This competition could both reduce the number of merchants who select Return Assured to provide the service and create downward pressure on the amount Return Assured could charge for the service so that Return Assured would not have enough revenue to generate a profit.

Return Assured's cyber liability insurance policy does not cover substantial portions of the cost Return Assured might incur if a merchant is unable or unwilling to deliver its product or honor its return policy.

Return Assured is purchasing a "cyber liability" insurance policy from Lloyd's of London covering its own negligence in selecting a merchant or failing to carefully monitor the shipment and return of the merchant's products. However, that policy has a deductible of $2 million for each merchant. Since most claims are likely to to be less in the aggregate than $2 million per merchant, it is unlikely that Return Assured would ever be able to make a claim under the policy. In addition, since the policy covers Return Assured's own negligence in selecting a merchant or failing to carefully monitor the shipment and return of the merchant's products, coverage may not be available if a merchant fails to deliver or honor its return policies for reasons beyond its control or for a reason that Return Assured should not have recognized in allowing the merchant to use the Return Assured logo.

State regulations governing insurance could apply to Return Assured's business, making that business impractical.

Virtually every state tightly regulates companies who are in the business of insurance. Return Assured does not believe that its proposed business is insurance under the laws of any state, but this business will be entirely new and one or more states might try to regulate Return Assured's operations as insurance. This risk may be increased by the presence of the Lloyd's of London logo on the Return Assured web site. If Return Assured's business were to be regulated as insurance its business plan would most probably not be practicable because the costs of complying with the insurance regulations would be so high that Return Assured would have to raise its charges to a level most merchants would not be willing to pay. In addition, the cost of defending against state regulators' claims, if brought, could be prohibitive.

Return Assured will be almost entirely dependent on third parties to develop and implement its proposed service.

Except for Mr. Sebal, Return Assured's President, Return Assured's senior management has virtually no experience in the e-commerce field. Mr. Carter, its Chairman, comes from the oil business. Mr. Mulberry, its Senior Vice President comes from the banking and financial services fields. Return Assured has entered into an agreement with IBM to evaluate its business plan and assist in developing and implementing its proposed web site, but we cannot give any assurance that Return Assured, even with IBM's assistance, will be able to implement its business plan and Return Assured's principal managers may lack the experience to assess the effectiveness of IBM's efforts.

Hertz and Return Assured have limited operating histories as online commerce companies, which will make the business of the combined company difficult to evaluate.

The merger will combine two companies that have limited operating histories as online commerce companies. Hertz has been in the business of providing internet and web-based services for only a little over a year. Return Assured was formed less than a year ago. The prospects of the combined company will therefore be subject to the risks, expenses and uncertainties frequently encountered by young companies that operate in the new and rapidly evolving markets for internet products and services. These risks include:

      o     evolving and unpredictable business models;

      o     intense competition;

      o     our need and ability to manage growth; and

      o     the rapid evolution of technology in electronic commerce.

There is no assurance as to future plans for Hertz's present core businesses.

Management believes that the business combination with Return Assured is a logical extension of its internet-related services. The parties expect that some of the web-based services of Hertz's RemoteIT Division will complement Return Assured's web-based proposed business, and that the expertise of that division will enhance Return Assured's ability to pursue its business plan. Hertz's other operations are less closely linked to Return Assured's business plans and we do not have any assurance as to Return Assured's intentions as to the future operations of those businesses. Mr. Eli Hertz, Hertz's President, is to become the president of the combined companies' Hergo subsidiary and expects to continue operating that subsidiary on a more or less autonomous basis. Over the longer-term, Return Assured's management, which will become the management of the combined companies, might determine that one or more of Hertz's present core businesses is not central to its business plans, and the combined company would be free to dispose of those operations as it sees fit.

We will likely incur net losses for the foreseeable future.

Based on pro forma financial statements, we would have incurred net losses in each of 1999 and 2000. As of May 31, 2000, Hertz had a net accumulated deficit of approximately $1,754,000 and Return Assured had a net accumulated deficit of approximately $622,000. Hertz and Return Assured expect the combined company to experience substantial quarterly net losses for the foreseeable future, due primarily to the following factors:

      o Amortization of the goodwill arising from this transaction will be a continuing drain on the earnings of the combined company as that goodwill is charged to earnings over future quarters;

      o Competitive pricing pressures in Hertz's present core businesses are expected to continue to negatively affect gross margins; and

      o Probable significant spending on operating expenses, in particular marketing expenses to bring the attention of businesses and consumers to Return Assured's services.

Our operating results may fluctuate significantly and may be difficult to predict.

Hertz's operating results have fluctuated in the past, and the operating results of the combined company will likely fluctuate in the future due to a number of factors, many of which will be outside our control. These factors include:

      o     pricing competition;

      o failure of a major merchant, requiring us to incur large costs in paying for goods that were not delivered or returns that were not honored;

      o seasonal fluctuations in buying patterns of merchandise sold by merchants using our services;

      o the announcement or introduction of new types of service offerings or customer services by us or our competitors;

      o the amount and timing of costs relating to expansion of our operations;

      o interruptions to or increases in the costs associated with the normal flow of our business operations, including the occurrence of technical or communications failures or stoppages by common carriers; and

      o governmental regulation and taxation policies which may reduce the volume of merchandise purchased online from our merchants.

Due to these factors, factors discussed elsewhere in this document, or unforeseen factors, in some future quarter our operating results may not meet the expectations of securities analysts and investors, and if this happens the trading price of the common stock of the combined company may decline.

We will operate in an extremely competitive market and we could lose revenue and customers to competitors.

It is perceived to be easy to enter the online commerce services market, and current and new competitors can launch new online commerce web sites at relatively low cost. Competition in services to online commerce will likely increase as well-recognized web participants decide to enter this market segment. Increased competition may result in price reductions, reduced gross margins, increased marketing costs or loss of market share, or any combination of these problems.

Major credit card companies already offer some protection against both failure to deliver and the delivery of defective products, and they may decide to compete with Return Assured's service by, for example, themselves undertaking to resolve delivery disputes or guaranty delivery and returns for customers who use their cards to purchase online.

We may not be successful in competing against these competitors. Many of these competitors have greater financial, marketing, customer support, technical and other resources than we will. As a result, they may be able to provide the same services Return Assured provides on more favorable terms than us, and they may be able to respond more quickly to changes in customer preference or to devote greater resources to the development, promotion and sale of their services than we can. If competition increases and our branding efforts are not successful, we may not be able to command higher margins on our services, or we may lose revenue and customers to our competitors.

Our business may be affected by government regulation.

The need for Return Assured's services may be reduced by future state or federal regulation providing for governmental enforcement of the obligations of online merchants to deliver their products and honor returns policies. Even if this does not happen, it is possible that one or more states may decide that Return Assured's proposed business is close enough to the business of insurance that it should be regulated like insurance. This could result in an interference with our business that would create unacceptable costs to us.

The tax treatment of the internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and some other internet activities. Our business may be harmed by the passage of laws in the future imposing taxes or other burdensome regulations on online commerce.

Due to the increasing popularity and use of the internet, it is possible that a number of laws and regulations may be adopted with respect to the internet generally, covering issues such as user privacy, pricing and characteristics and quality of products and services. Similarly, the growth and development of the market for internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the internet. The adoption of any additional laws or regulations may decrease the growth of commerce over the internet, increase our cost of doing business or otherwise have a harmful effect on our business.

We may have to qualify to do business in other jurisdictions. Because the combined company's service will be available over the internet in multiple states and foreign countries, those jurisdictions may claim that it is required to qualify to do business as a foreign corporation in each of these states and foreign countries. If we fail to qualify as a foreign corporation in a jurisdiction where we are required to do so, we could be subject to taxes and penalties.

We cannot predict our future capital needs and we may not be able to secure additional financing.

To fully implement Return Assured's current business plan, we will likely need to raise additional funds within the next 12 months in order to fund continuing operating losses or to acquire complementary businesses, technologies or services. Additional financing may not be available on terms favorable to us, or may not be available to us at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest, and these securities may have rights senior to the rights of common stock holders. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund continuing operations, promote our brand name, enhance or develop our services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

We have no direct control over shipping and quality of products (returns) shipped by merchants.

We will rely on vendors to ship merchandise directly to customers. Consequently, we will have limited control over the goods shipped by these vendors, and shipments of goods may be subject to delays. In addition, we may accept returns from customers for which we will not receive reimbursements from manufacturers or vendors. If the quality of service provided by these vendors falls below a satisfactory standard or if our level of returns exceeds expectations, this could have a harmful effect on our business.

Our online commerce services will be vulnerable to interruption.

Merchant access to our web site will directly affect the volume of orders and thus affects our revenues. System interruptions may make our web site unavailable or prevent us from processing shipments and returns efficiently, reducing the attractiveness of our services. We may need to add hardware and software and further develop and upgrade our existing technology, transaction-processing systems and network infrastructure to accommodate increased traffic on our web site and increased sales volume. We will maintain substantially all of our computer and communications hardware at one facility, in a colocation facility. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, network break-ins, earthquake and similar events. Our backup systems and disaster recovery plan may not be adequate, and we may not have sufficient business interruption insurance to compensate us for losses from a major interruption. Computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of our systems and similar disruptions could cause system interruptions, delays and loss of critical data, and could prevent us from providing services and processing order tracking and return.

We expect our stock price to be volatile.

The market price of the shares of the common stock of Hertz has been, and the market price of the shares of common stock of the combined company is likely to be, subject to wide fluctuations in response to several factors, such as:

      o     actual or anticipated variations in our results of operations;

      o     announcements of technological innovations;

      o     new services or product introductions by us or our competitors;

      o     changes in financial estimates by securities analysts; and

      o conditions and trends in the Internet and electronic commerce industries.

The stock markets generally, and the Nasdaq Small Cap Market in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of those companies. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of the common stock of the combined company.

                                THE HERTZ MEETING

Date, time, place and purpose of the Hertz meeting

Hertz Technology Group, Inc. will hold a special meeting of its stockholders at its headquarters at 75 Varick Street, 11th Floor, New York, New York, on October 3, 2000 at 3:00 p.m., Eastern Daylight time. At the meeting, Hertz stockholders of record at the close of business on September 15, 2000 will be asked:

1. To approve the issuance of shares of Hertz common stock in connection with our proposed merger with Return Assured Incorporated, including the shares of common stock that may be issued on conversion of the proposed Series A Convertible Preferred Stock.

2, To adopt Hertz's amended and restated certificate of incorporation, which will:

      o change the name of the corporation from Hertz Technology Group, Inc. to Return Assured Incorporated;

      o     increase the authorized number of shares of common stock to
            50,000,000

      o create a new class of 1,000,000 shares of "blank check" Preferred Stock and empower the Board of Directors to authorize the issuance of one or more classes of that Preferred Stock, or one or more series of any such class, and to fix the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof for each such class or series; and

3. To increase the number of shares of common stock that may be issued under Hertz's incentive stock option plan by 1,500,000 shares to 2,250,000, and to ratify the issuance of options previously granted outside the plan to Eli E. Hertz and I. Marilyn Hertz to purchase 1,100,000 shares of Hertz's common stock.

Hertz does not anticipate that any other matter will be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies for the Hertz meeting will have discretion to vote on these matters in accordance with their respective judgments.

Record date and outstanding shares

The record date for the Hertz stockholders' meeting is September 15, 2000. Only holders of record of Hertz common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 2,249,593 shares of Hertz common stock outstanding and entitled to vote, held of record by approximately 25 stockholders, although Hertz has been informed that there are in excess of 300 beneficial owners. Each Hertz stockholder is entitled to one vote for each share of Hertz common stock held as of the record date.

On the record date, directors, executive officers and affiliates of Hertz as a group owned 754,396 shares of Hertz common stock. These shares constituted approximately 33.5% of all of the outstanding shares of Hertz common stock as of the record date.

Vote and quorum required

The holders of a majority of the shares of Hertz common stock entitled to vote at the Hertz stockholders' meeting, present in person or represented by proxy, will constitute a quorum for the purposes of the meeting. Each of the proposals must be approved by the holders of a majority of the shares held by those present at the meeting or represented by proxy at the meeting that are voted "for," "against" or "abstain" on this proposal.

Abstentions will have the same effect as votes against the proposals. If a broker, bank, custodian, nominee or other record holder of Hertz common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will be counted for purposes of determining the presence or absence of a quorum for the Hertz stockholders' meeting, will have the same effect as votes against Proposal No. 1 and 2, and will not be considered present at the meeting with respect to Proposal No. 3.

Hertz stockholders holding approximately 51% of the outstanding shares of Hertz common stock as of the record date have agreed to vote all of their shares of Hertz common stock in favor of all of the proposals, or have indicated that they will vote in this manner. See "Related Agreements-- Proxy in favor of the proposal" on page 80.

Expenses of proxy solicitation

Hertz will pay the expenses of soliciting proxies to be voted at the Hertz stockholders' meeting. Following the original mailing of the proxies and other soliciting materials, Hertz and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Hertz will request brokers, custodians, nominees and other record holders of Hertz common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Hertz common stock and to request authority for the exercise of proxies. In these cases, upon the request of the record holders, Hertz will reimburse these holders for their reasonable expenses.

Voting of proxies

The proxy relating to the Hertz stockholders' meeting that accompanies this document is solicited on behalf of the Hertz board of directors for use at the Hertz stockholders' meeting. Please complete, date and sign this accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Hertz. All properly signed proxies that Hertz receives prior to the vote at the Hertz stockholders' meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, in favor of each proposal. A Hertz stockholder may revoke his or her proxy at any time before it is exercised at the meeting by taking any of the following actions:

      o delivering to the secretary of Hertz a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

      o signing and delivering to the secretary of Hertz a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

      o attending the Hertz stockholders' meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you vote at the Hertz stockholders' meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

No dissenters' or appraisal rights

Holders of Hertz common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger-related proposal to be considered at the Hertz stockholders' meeting.

                     PROPOSAL NO. 1--ISSUANCE OF SHARES IN THE MERGER

Based on the shares of Return Assured common stock outstanding as of August 21, 2000 and on the exchange ratio of 1 share of Hertz common stock for each share of Return Assured common stock outstanding immediately before the consummation of the merger, Hertz will issue approximately 4,695,685 shares of Hertz common stock in the merger. In addition, each option, warrant and purchase right to acquire Return Assured common stock that is outstanding immediately before the merger will be assumed by Hertz and converted into an option to acquire 1 share of Hertz common stock after the merger. As of August 31, 2000, options, warrants and purchase rights to acquire approximately 2,888,833 shares of Return Assured common stock were outstanding, which based on the exchange ratio will be converted into options and purchase rights to acquire approximately 2,888,833 shares of Hertz common stock.

Nasdaq rules require us to obtain stockholder approval for the issuance of securities involving the sale of 20% or more of our common stock at less than the greater of the fair market value or book value of our common stock. Nasdaq may delist the securities of any issuer that fails to obtain such stockholder approval before the issuance of such securities. Since the price at which the Series A Preferred Stock may be converted could be below market price as a result of the conversion formula for that stock, we are also asking that you approve the issuance of that stock.

For a discussion of the merger as it relates to the proposal to issue shares of Hertz common stock in connection with the merger, please refer to the sections entitled "The Merger" beginning on page 68 and "The Merger Agreement" beginning on page 73. The merger agreement is included as Annex A to this document.

                 PROPOSAL NO. 2--ADOPTION OF HERTZ'S AMENDED AND
                     RESTATED CERTIFICATE OF INCORPORATION

Hertz's certificate of incorporation currently authorizes the issuance of 6,000,000 shares of common stock, par value $.001 per share. On July 14, 2000, Hertz's board of directors adopted Hertz's amended and restated certificate of incorporation, subject to stockholder approval. This new certificate of incorporation will:

      o change the name of the corporation from Hertz Technology Group, Inc. to Return Assured Incorporated;

      o     increase the authorized number of shares of common stock to
            50,000,000

      o create a new class of 1,100,000 shares of "blank check" preferred stock and empower the Board of Directors to authorize the issuance of one or more classes of that preferred stock, or one or more series of any such class, and to fix the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof for each such class or series;

The proposed certificate of amendment to Hertz's certificate of incorporation is included as Annex B to this document.

                      Current commitments for use of shares

As of August 31, 2000, Hertz had:

      o     2,249,593 shares of common stock outstanding; and

      o 735,489 shares reserved for future issuance under employee stock options plans, of which 313,941 shares were subject to issuance upon the exercise of currently outstanding options;

      o 1,272,001 shares reserved for issuance upon exercise of non-statutory options; and

      o     177,867 treasury shares.

Based upon these numbers, Hertz has 1,565,050 shares of common stock remaining available for other purposes. Therefore, without amending its certificate of incorporation to authorize additional shares of common stock, Hertz would not have enough shares to issue in the merger.

Hertz's board of directors recommends a vote for the proposal to issue shares of Hertz common stock in the merger.

Purpose and effect of Hertz's Amended and Restated Certificate of Incorporation

Purpose and effect of changing the corporate name from Hertz Technology Group, Inc. to Return Assured Incorporated

Changing the corporate name of Hertz Technology Group, Inc. to Return Assured Incorporated after the merger was a negotiated aspect of the merger agreement that each party concluded would be beneficial to the combined entity going forward. As a result, although Hertz will continue as a corporate entity after the merger, Hertz's legal corporate name will be changed to Return Assured Incorporated.

Purpose of changes to authorized stock.

Hertz's board believes that it is in Hertz's best interest to increase the number of shares of common stock that it is authorized to issue in order to give Hertz the number of shares required to effect the merger with Return Assured and obtain the financing from GEM.

Hertz's board also believes that the availability of additional authorized shares will provide Hertz with the flexibility to issue securities for other proper corporate purposes which may be identified in the future, such as to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans and to acquire other companies. No additional action or authorization by the stockholders of the combined company would be necessary prior to the issuance of these additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the common stock of the combined company is then listed or quoted.

Dilutive effect of potential new stock issuances. Hertz's stockholders generally do not have preemptive rights with respect to its common stock. Should the board of directors of the combined company elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase these shares. Therefore, additional issuances of common stock by the combined company could dilute the earnings per share, voting power and share holdings of current stockholders.

Anti-takeover effect of increase in authorized common stock. The proposed increase in the authorized number of shares of common stock of the combined company could, under some circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the combined company, it may be possible for the combined company to seek to impede the attempt by issuing shares of its common stock, which could dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the combined company. Therefore, the increase in authorized shares may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging unsolicited takeover attempts, the increase may limit the opportunity for the stockholders of the combined company to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger or acquisition proposal. The increase may also have the effect of permitting the combined company's management, including its board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the business of the combined company. However, Hertz's board of directors is not aware of any attempt to take control of Hertz and has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Hertz's Certificate of Incorporation presently does not authorize any class of equity securities other than the Common Stock. The proposed amendment to the certificate of incorporation would authorize the issuance by Hertz of up to one million shares of preferred stock.

The Board of Directors believes that the authorization of the preferred stock is in the best interests of Hertz and its stockholders and believes that it is advisable to authorize such shares and have them available in connection with possible future transactions, such as financing, strategic alliances, acquisitions and other uses not presently determinable and as may be deemed to be feasible and in the best interests of Hertz. 5,000 shares of preferred stock will be issued in to GEM to finance the merger and later operations of the combined companies. In addition, the Board of Directors believes that it is desirable that Hertz have the flexibility to issue shares of preferred stock without further stockholder action, except as otherwise provided by law.

The preferred stock other than the preferred stock to be issued to GEM will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as may be determined by the Board of Directors. Thus, if the Certificate of Incorporation is amended to provide for an authorized class of preferred stock with rights, preferences and designations of such shares to be determined by the Board of Directors, the Board of Directors would be entitled to authorize the creation and issuance of up to one million shares of preferred stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, without further authorization by Hertz's stockholders.

It is not possible to determine the actual effect of the preferred stock on the rights of the stockholders of Hertz until the Board of Directors determines the rights of the holders of a series of the preferred stock. These effects might include

      o restrictions on the payments of dividends to holders of the common stock;

      o dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights;

      o dilution of the equity interests and voting power if the preferred stock is convertible into common stock; and

      o restrictions upon any distribution of assets to the holders of the common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

Holders of common stock will not have preemptive rights to subscribe for shares of preferred stock.

The Board of Directors is required by Delaware law to make any determination to issue shares of preferred stock based upon its judgment as advisable and in the best interests of the stockholders and Hertz. Although the Board of Directors has no present intention of doing so, it could issue shares of preferred stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of Hertz by means of a merger, tender offer, proxy contest or other means, when, in the judgment of the Board of Directors, those actions would be in the best interests of the stockholders and Hertz. The issuance of shares of preferred stock could be used to create voting or other impediments or to discourage persons seeking to gain control of Hertz, for example, by the sale of preferred stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote either separately as a class or with the holders of the common stock on any merger, sale or exchange of assets by Hertz or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of the person or entity seeking to obtain control of Hertz should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders and Hertz. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the common stock.

The approval of this proposal to amend the certificate of incorporation will require the affirmative vote of the majority of the shares of Hertz's outstanding common stock.

Change in Board of Directors

Under the merger agreement, Return Assured is to designate, before the merger is completed, the size and composition of the Board of Directors. Assured informs us that at the present time its intention is that immediately after the merger, the combined company's board of directors would have the following members:

J.A. Carter. Mr. Carter served as Chairman of the Board for Carter Oil and Gas Co., a Canadian resource company based in Vancouver, BC, Canada from 1978 to 1989. Mr. Carter was the Owner, CEO, and Chairman of the Board of Northern Life Insurance Company of London, Ontario, Canada from 1983 to 1984.

Michael Mulberry. Before joining Return Assured in March, 1999, Mr. Mulberry was employed by Nesbit Burns, a Canadian brokerage firm, as a stock broker/financial planner from June 1996 to March, 1998. From 1991 to 1996 he was employed as a financial planner for Financial Planning Group. From 1988 to 1991 he was employed as a financial planner for London Life Insurance.

Matthew Sebal. Mr. Sebal was a principal in IBM's e-business Services Group for British Columbia, Canada from 1998 to 2000. From 1997 to 1998, Mr. Sebal was Director of Business Development for Communicate.com. From 1995 to 1997, he was Senior Strategist for Emerge Online, Inc. From 1990 to 1995, he was President of Sebal Enterprises, an import-export business.

Robert Blagman. Mr. Blagman is president and Chief Executive Officer of Blagman Media International, Inc. (OTC BB: BMII), a direct marketing and advertising company. From 1978 to 1988, Mr. Blagman was employed by Katz Communications, a direct marketing and advertising company where he was Vice President National Sales Manager. From 1992 to 1994 he was National and Local Sales Manager for Walt Disney's owned and operated KCAL TV of Los Angeles and from 1988 to 1992 he was employed by KCOP TV of Los Angeles, in the same capacity.

Dale Vander Geissen. In 1997 Mr. Vander Geissen was the National President of the Independent Electrical Contractors Association (IEC), a trade association consisting of 3,200 members and 85,000 skilled workers throughout the United States. Prior to that he served on various IEC Executive Committees for more than eleven years. From 1997 to the present, Mr. Vander Geissen has served as the National Membership Chairman of the IEC. He is currently retired.

                   Recommendation of Management on Proposal 2

Hertz's board of directors recommends a vote for the proposal to adopt Hertz's amended and restated certificate of incorporation.

        Proposal No. 3 to increase the number of options available under Hertz's stock option plan from 750,000 to 2,250,000.

We have a stock option plan (the "Plan") covering up to 750,000 of our common shares, under which incentive and/or nonqualified options to purchase shares of common stock may be granted to our directors, employees and consultants. Options granted under the plan are exercisable for a period of up to 10 years from the date of the grant at an exercise price which is not less than the fair market value of such shares at the date of the grant. In the case of options granted to a stockholder owning more than 10% of our outstanding shares on the date of the grant, the options are exercisable for a period not to exceed five years from the date of the grant at an exercise price which is not less than 110% of the fair market value of such shares at the date of the grant. Options to purchase 328,000 shares of common stock (excluding canceled shares) have been granted under the Plan as of August 31, 2000. In addition, options to purchase 1,278,000 shares of common stock (excluding canceled shares) have been granted outside the plan as of August 31, 2000.

The Board of Directors recommends that the stockholders approve an increase in the number of stock options available for issuance under the Stock Option Plan from 750,000 to 2,250,000. Only 422,000 options are remaining for issuance. As a result of the merger, 1,487,500 options previously issued by Return Assured will become options to purchase shares of Hertz. In addition, we believe that in the future for incentive options to be issued for key employees, consultants and acquisitions, the number of options should be increased to allow for these incentives.

The Board of Directors is also asking stockholders to ratify the grant of options to purchase of 1,100,000 shares of common stock outside the plan. These options were granted as follows:

                                                                  Per share
Date of Grant     Grantee                 Number of Shares        Option price
-------------     -------                 ----------------        ------------
12/3/98           Eli E. Hertz            566,667                   $ 0.845
2/16/00           Eli E. Hertz            325,000                     2.69
12/3/98           I. Marilyn Hertz        133,333                     0.845
2/16/00           I. Marilyn Hertz         75,000                     2.69

The option price per share for each of these options was equal to the market price at the time the option was granted, and the other provisions of the options were substantially identical to the terms of options granted under the plan. At the time the options were granted, Hertz did not have enough shares available under its incentive stock option plan to permit these options to be granted as incentive stock options. The Board of Directors determined that it was not critical that Mr. and Mrs. Hertz get the favorable tax treatment that these options would have received if they had been granted as incentive stock options and accordingly, granted the options outside the plan. Approval by stockholders of these grants is not required under Hertz's certificate of incorporation or its bylaws, or under Delaware law. However, one of the factors considered by NASDAQ in approving a company's shares for quotation on that system is whether the granting of options to officers and directors is subject to stockholder approval. Accordingly, we are asking you to ratify these grants in addition to authorizing the increase in the number of shares available under the plan. If this proposal is not adopted, these options will be rescinded.

                 Recommendation of Management on Proposal No. 3

The Board of Directors recommends a vote FOR this proposal.

                                   The Merger

                         Hertz's reasons for the merger

At a meeting held on July 14, 2000, the board of directors of Hertz concluded that the merger was in the best interests of Hertz and its stockholders and determined to recommend that the Hertz stockholders approve the stockholder proposals relating to the merger. Mr. and Mrs. Hertz were not present at this meeting. In deciding to recommend the merger, the Board gave serious consideration to Hertz's present business and the future prospects of its divisions, including

      o the fact that both computer hardware and network and communications services are intensely competitive and have become essentially commodities;

      o the fact that our business of providing modular systems for easy access to microcomputers and related equipment is becoming a relatively mature business and increasingly competitive;

      o the phasing out of several of Hertz's existing contracts to supply goods or services;

      o     a series of annual Hertz losses; and

      o Hertz's limited cash resources coupled with a decline in the market value of its stock that could make it difficult to raise additional funds on acceptable terms.

The decision of the board of directors of Hertz was based upon several potential benefits of the merger, including the potential to:

      o quickly enter the rapidly expanding market for services relating to electronic commerce;

      o build on Hertz's technological expertise in the areas of internet and web-based services by expanding to take advantage of Return Assured's expertise in the area of e-commerce.

      o improve our access to capital because the field of electronic commerce is believed by many to offer greater potential for expansion than our present core businesses.

In its evaluation of the merger, the Hertz board reviewed several factors, including, but not limited to, the following:

      o historical information concerning our respective businesses, financial performance and condition, operations, technology and management, including reports concerning results of operations;

      o Hertz management's view of the financial condition, results of operations and businesses of Hertz and Return Assured before and after giving effect to the merger and the Hertz board's determination of the merger's effect on stockholder value;

      o current financial market conditions and historical market prices, volatility and trading information; and

      o the consideration Return Assured shareholders will receive in the merger in light of comparable merger transactions.

We also discussed with an investment banking firm hired for the purpose whether the proposed transaction was fair to Hertz stockholders from a financial point of view.

The Hertz board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

      o the possibility that the demand for Return Assured's proposed service of providing assurance that online merchants will deliver their products and honor their return policies may be less than the parties expect;

      o the possibility that the number of shares of outstanding common stock of the combined company may increase more than expected because the conversion price of the preferred stock to be issued in financing the merger is not fixed, but is determined based on the market value of the common stock at the time of conversion;

      o the possibility that Hertz may be required to pay liquidated damages in an amount that would force it to go out of business if Hertz is unable to maintain the effectiveness of a registration statement under the Securities Act of 1933 covering resale of common stock issuable on conversion of the Series A Preferred stock or otherwise does not comply with agreements it is making with holders of that preferred stock;

      o the possibility that if Return Assured's business plan is successful other companies with more resources and greater name recognition may enter the field;

      o the possibility that continuing charges for write-offs of goodwill resulting from the transaction may make it more difficult for Hertz to obtain financing in the future;

      o the technical, operational, managerial and personnel-related challenges of integrating the two companies; and

      o     the possible loss of key employees as a result of the merger.

The board concluded, however, that the potential benefits to Hertz and its stockholders of the merger outweighed the risks associated with the merger.

The discussion of the information and factors considered by the Hertz board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Hertz board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

Recommendation of Hertz's board of directors

After careful consideration, and discussions, including determination of fairness by the investment banking firm, the Hertz board of directors (with Mr. & Mrs. Hertz not participating in the meeting) has determined the merger agreement and the merger to be fair to and in the best interests of the Hertz stockholders. In connection with the merger, Hertz's board of directors recommends approval of the proposal to issue shares of Hertz common stock in the merger, to adopt Hertz's amended and restated certificate of incorporation and to increase the number of shares available for issuance under Hertz's option plan.

In considering the recommendation of the Hertz board of directors with respect to the merger, you should be aware that some directors and officers of Hertz have interests in the merger that are different from, or are in addition to, the interests of Hertz stockholders generally, and well as the fact that our counsel in the transaction had a pre-existing relationship with the law firm representing Return Assured. Please see "The Merger--Interests of executive officers and directors in the merger" on page 70.

           Interests of executive officers and directors in the merger

When considering the recommendations of Hertz's boards of directors, you should be aware that the directors and executive officers of Hertz have interests in the merger and related arrangements that are different from the interests of Hertz stockholders generally. These include:

      o To induce one of Hertz's principal stockholders to enter into the merger agreement, Return Assured arranged for the three investors to purchase an aggregate of 300,000 shares from him on signing the merger agreement, at a price of $2.00 per share. Under the letter of intent that preceded the merger agreement, this purchase was a condition to signing the merger agreement.

      o Eli E. Hertz, Hertz's President and Chief Executive Officer sold 300,000 shares of Hertz common stock owned by him to three investors at $2.00 per share when the merger agreement was signed. As a condition to the merger, Mr. Hertz will also sell $1,025,000 in common stock to the combined company at the time of closing. Mr. Hertz will also enter into a five-year employment agreement with the combined company's Hergo subsidiary under which he will receive an annual salary of at least $250,000 plus incentive compensation of 25% of total gross profit. He will also enter into a two-year consulting agreement with the combined company under which he will receive $125,000 per year and additional fringe benefits;

      o Barry Goldsammler, Hertz's Executive Vice President and a member of the Board of Directors, will enter into a one-year employment agreement with the combined company under which he will receive an annual salary at least $125,000 (approximately his present salary) and additional fringe benefits;

      o I. Marilyn Hertz, Hertz's Vice Chairperson, will enter into a five-year employment agreement with the combined company under which she will receive an annual salary at least $95,000 and additional fringe benefits;

      o Hertz's Board of Directors has authorized the vesting of presently outstanding options held by two principal stockholders, and also options held by some of Hertz's other officers, directors and key employees in the discretion of Mr. Hertz.; and

      o Hertz's directors and executive officers have customary rights to indemnification against specified liabilities.

The merger will be completed when all of the conditions to closing the merger are satisfied or waived, including approval of the proposal to issue shares of Hertz common stock in the merger and to adopt Hertz's amended and restated certificate of incorporation by the Hertz stockholders. The merger will become effective upon the filing of articles of merger with the State of Nevada.

                             Structure of the merger

Hertz Acquisition Corporation, a newly-formed and wholly-owned subsidiary of Hertz, will be merged with and into Return Assured. As a result of the merger, the separate corporate existence of Hertz Acquisition will cease and Return Assured will survive the merger as a wholly-owned subsidiary of Hertz. At the effective time of the merger, the corporate name of Hertz will be changed to "Return Assured, Inc." and the name of the subsidiary will be changed.

Conversion of Return Assured common stock

When the merger becomes effective, each outstanding share of Return Assured common stock, other than shares held by dissenting Return Assured shareholders who have complied with and established right to payment under Nevada law and have not withdrawn demand for payment, will be converted into the right to receive 1 share of fully paid and nonassessable Hertz common stock. The number of shares of Hertz common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Return Assured common stock or Hertz common stock effected between the date of the merger agreement and the closing of the merger. Hertz will not issue any fractional shares of Hertz common stock in connection with the merger. Each Return Assured shareholder who would otherwise be entitled to receive a fractional share of 0.5 or greater will receive a whole share, and each Return Assured shareholder who would otherwise be entitled to receive a fractional share of less than 0.5 will not receive an additional Hertz share.

Exchange of Return Assured stock certificates for stock certificates in the combined company

When the merger is completed, Hertz's exchange agent will mail to Return Assured shareholders a letter of transmittal and instructions for use in surrendering Return Assured stock certificates in exchange for Hertz stock certificates. The Hertz stock certificates will evidence ownership in the combined company after the merger.

Return Assured shareholders are not entitled to receive any dividends or other distributions on Hertz common stock until the merger is completed and they have surrendered their Return Assured stock certificates in exchange for Hertz stock certificates.

Material United States federal income tax consequences of the merger

The following general discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the related regulations promulgated, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect.

Based on discussions with its independent public accountants, Hertz's management believes that the tax status of shares held by stockholders of Hertz will not be affected by the merger and that Hertz, including its merger subsidiary, should not recognize gain or loss for United States federal income tax purposes as a result of the merger. Hertz has not sought a tax ruling from the IRS or obtained a legal opinion confirming the information below. These opinions will not bind the IRS and will not preclude the IRS from adopting a contrary position, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither Hertz nor Return Assured intends to obtain a ruling from the IRS as to the tax consequences of the merger.

This discussion is only intended to provide you with a general summary, and it is not intended to be a complete analysis, advice or description of all potential United States federal income tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting treatment of the merger

We intend to account for the merger as a purchase for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. After the merger, the tangible assets of Hertz before the merger will be reflected on the combined company's balance sheet and their fair market value as of the time of closing and the excess of the market price of the Hertz shares being issued in the merger over the fair market value of those assets will be carried on the combined company's balance sheet as goodwill, which will be written off to earnings over a period of 15 years.

Restrictions on sales of shares of Hertz common stock issued in the merger

All shares of Hertz common stock received by Return Assured shareholders in the merger will be issued in reliance on exemptions from registration as either a private offering or an offering to non-U.S. persons. As a result, those shares will be "restricted securities" under the Securities Act of 1933. An aggregate of 400,000 shares of Hertz common stock sold by Hertz or Eli E. Hertz to several investors (including an affiliate of the law firm representing Return Assured) before or at the time of signing the merger agreement are also restricted securities, but Hertz has agreed to register the resale of the securities under the Securities Act of 1933 before the merger becomes effective. Accordingly those shares will be freely salable subject to the prospectus delivery requirements of the Securities Act.

Return Assured holders may not sell their shares of Hertz common stock acquired in the merger except pursuant to

      o an effective registration statement under the Securities Act covering the resale of those shares, or

      o     any other applicable exemption under the Securities Act.

We have agreed to register the resale of those shares.

Regulatory Approvals

No federal or state regulatory requirements or approvals are needed in connection with the merger transaction other than filing of certificates of merger with the appropriate state officials of Delaware and Nevada.

Listing on the Nasdaq Small Cap Market of shares of Hertz common stock to be issued in the merger

It is a condition to the closing of the merger that the shares of Hertz common stock to be issued in the merger must be approved for quotation on the Nasdaq Small Cap Market, subject to official notice of issuance.

Operations of the combined company after the merger

Following the merger, the combined company will operate under the name "Return Assured Incorporated." The combined company will be headquartered in New York, New York The common stock of the combined company will trade on the Nasdaq Small Cap Market under the symbol "RTRN"

The shareholders of Return Assured will become stockholders of the combined company, and their rights as stockholders will be governed by Hertz's amended and restated certificate of incorporation, Hertz's amended and restated bylaws and the laws of the State of Delaware.

                              The Merger Agreement

This section of the document describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this document as Annex A and we urge you to carefully read this document in its entirety.

                         Representations and warranties

Hertz and Return Assured each made substantially similar representations and warranties in the merger agreement regarding aspects of our businesses, financial condition, structure and other facts pertinent to the merger, including representations and warranties by each company as to:

      o its corporate organization, good standing and qualification to do business;

      o     authority to enter into the merger agreement and related agreements;

      o     the effect of the merger on its outstanding obligations;

      o     its capitalization and stock ownership;

      o     in the case of Hertz, listing status on NASDAQ;

      o in the case of Return Assured, the enforceability of the preferred stock purchase agreement with GEM;

      o information each company is to furnish for disclosure to stockholders of Hertz and Return Assured

      o in the case of Hertz, truth of filings and reports with the Securities and Exchange Commission, and, in the case of Return Assured, accuracy of its business plan and the reasonableness of assumptions for the financial projections in the business plan;

      o     its financial statements;

      o     its taxes;

      o     its title to the properties it owns and leases;

      o in the case of Hertz, its subsidiaries and ownership interests in other entities;

      o     litigation to which it is a party;

      o     environmental liabilities;

      o     required consents, waivers and approvals;

      o     its agreements, contracts and commitments;

      o     its labor relations;

      o     its employee benefit plans;

      o its intellectual property, intellectual property that it uses and infringement of other intellectual property;

      o     changes in its business since August 31, 1999;

      o the accuracy and completeness of its charter, bylaws and minute book;

      o brokers' and finders' fees that it owes in connection with the merger;

      o in the case of Return Assured, its receipt of at least $1 million in financing since August 31, 1999; and

      o in the case of Hertz, ownership and absence of prior activities of the merger subsidiary.

The representations and warranties in the merger agreement are complicated and are not easily summarized. We urge you to read the articles of the merger agreement entitled "Representations and warranties of Hertz" and "Representations and warranties of A Sure" carefully.

                               Registration Rights

Each of the Return Assured U.S. stockholders will agree that he is acquiring the shares of the combined company being issued to the stockholder in the merger for investment and not with a view to distribution except in compliance with the Securities Act. Non-U.S. holders will also receive restricted securities in the merger. The combined company is to file a registration statement at its own expense covering the resale of those shares within 90 days after the merger is completed and to keep that registration statement effective for two years or until the stockholders are able to sell their shares without registration under the SEC's Rule 144(k).

                              No other negotiations

Until the merger is completed or the merger agreement is terminated, Hertz and Return Assured have each have agreed not to directly or indirectly:

      o facilitate knowingly any proposal which could reasonably be expected to lead to an acquisition proposal (as defined below);

      o     engage in any discussion relating to an acquisition proposal; or

      o     accept any acquisition proposal

unless before the other party's stockholders has voted to approve the merger agreement and without any encouragement from the receiving party

      o     the third party has initiated the discussion;

      o the receiving party determines after consulting with its financial and legal advisors that the proposal is financially superior to the proposed merger;

      o the third party has demonstrated that it will have the funds available to complete its proposal; and

      o the receiving party's board of directors determines that the discussion, etc. is required because of its fiduciary duties under applicable law

Before furnishing information or entering into discussions or negotiations with the third party, the receiving party is required to

      o     notify the other party;

      o     receive a signed confidentiality agreement from the third party;

The receiving party is also required to

      o keep the other party informed of the status and details of discussions; and

      o give the other party at least two days notice of any agreement to be entered into with the third party.

An "acquisition proposal" is a proposal for a tender or exchange offer, merger, consolidation or other business combination or a proposal to acquire a substantial interest in or a substantial amount of assets of, the receiving party.

                                Public disclosure

The parties are to try to develop a joint communications plan and insure that all press releases and other public statements about the proposed merger will be consistent with that plan, and each is to consult with the other before issuing any press release or otherwise making public statements about the proposed merger except as required by law. Each party is entitled to disclose all information about the proposed merger required by the SEC or rules and regulations of NASDAQ.

                          Actions affecting tax status

Neither of the parties is to take any action that would jeopardize qualification of the merger as a tax-free reorganization under the Internal Revenue Code.

                                    Expenses

Each of Hertz, Return Assured, and Eli E. Hertz is to pay its or his own expense except that:

      o     Return Assured is to pay $75,000 for Hertz's professional fees;

      o Return Assured is to pay the incremental costs of the financial printer for a registration statement if the registration statement may not be filed on Form S-3;

      o Return Assured is to pay one-half (but not more than $25,000) of Hertz's accounting fees for the transaction;

      o Return Assured is to pay the cost of obtaining a fairness opinion on the transaction from an investment banking firm; and

      o Hertz has agreed to reimburse its officers for legal fees incurred in connection with the merger.

Hertz is to reimburse Return Assured for these amounts if

      o Return Assured terminates the merger agreement because of Hertz's default or because Hertz's Board of Directors withdraws its recommendation of the agreement, or

      o Hertz terminates the merger agreement because it stockholders have not approve the agreement or because it has decided to accept a superior offer.

                            Operation of the business

Each of Hertz and Return Assured has agreed that pending completion of the merger it will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice. The following actions are specifically prohibited without the prior written consent of the other party

      o     amendment of charter documents or bylaws,

      o authorizing the issuance of additional options or shares other than those specifically identified in the agreement,

      o     recapitalizations, stock splits, etc.,

      o taking on debt for borrowed money, guaranteeing the obligations or others or making loans or investments in anyone other than a wholly-owned subsidiary,

      o amending any benefit plan, increasing employee or director compensation outside the ordinary course of business, paying bonuses, severance pay or other employee benefits other than under existing plans, or amending employment, consulting, etc. agreements with directors, officers or employees,

      o     entering into contracts outside the ordinary course of business,

      o liquidating or dissolving, acquiring material assets or securities, and disposing of material amounts of assets or securities, mergers or changes in capitalization,

      o     changing material accounting or tax procedures,

      o doing anything that would make the representations and warranties made in the agreement untrue, or

      o     compromising, settling or modifying claims or litigation.

                                  Other actions

Each of Hertz and Return Assured has agreed

      o     to maintain its assets consistent with past practice,

      o to try to keep available the services of its current employees and maintain its relations with suppliers, customers, etc.,

      o to pay its own expenses in connection with the transaction has except as otherwise provided,

      o     to continue filing its tax returns and paying required taxes,

      o in the case of Hertz, to try to maintain its listing of its common stock on the NASDAQ Small Cap Market, and

      o to try to obtain any necessary consents or approvals necessary to avoid state anti-takeover laws.

                           Directors of merged company

Return Assured is entitled to designate the size of the Board of Directors of the merged company after the merger becomes effective and to designate those who will serve as directors after that time.

                 Conditions of all parties to closing the merger

The obligations of each of the parties to complete the merger and the other transactions contemplated by the merger agreement are subject to the following conditions before closing the merger:

      o     All required governmental approvals must have been obtained,

      o Hertz must have received a satisfactory opinion from an investment banking firm as to the fairness of the transactions as a whole from a financial point of view to Hertz's stockholders,

      o the merger agreement must have been approved by the stockholders of both Hertz and Return Assured,

      o Return Assured much must have purchased $1,025,000 of Hertz common stock from Eli E. Hertz and Marilyn I. Hertz provided in the stock redemption agreement described elsewhere in this proxy statement,

      o GEM Global Yield Fund Limited must have purchased $5 million in preferred stock simultaneously with the closing as required by the preferred stock purchase agreement,

      o Eli E. Hertz and Marilyn I. Hertz must have signed employment agreements with Hertz's Hergo subsidiary as described elsewhere in this proxy statement,

      o Barry Goldsammler and Hertz must have signed an employment agreement with Hertz as described elsewhere in this proxy statement,

      o Eli E. Hertz and Hertz must have signed the consulting agreement described elsewhere in this proxy statement.

                   Conditions to Return Assured's Obligations

The obligations of Return Assured to complete the merger and the other transactions contemplated by the merger agreement are subject to the following additional conditions before closing the merger:

      o     Hertz's representations and warranties must be true.

      o Hertz must have performed its other agreements in the merger agreement in all material respects.

      o     Hertz must have obtained all required consents from third parties.

      o There shall not have been a material adverse change in Hertz's business.

      o Hertz must have signed the other transaction documents it is to signed under the merger agreement.

      o Hertz's Board of Directors must have approved the merger agreement and other transactions can have recommended approval to Hertz's stockholders.

      o Each of Hertz's present directors must have delivered his resignation, a release of any employment or consulting agreement, a release of any other obligations of Hertz to the director except for designated stock options and indemnity agreements.

      o Return Assured must have received an opinion from Hertz's attorneys as to Hertz's corporate status, qualification to do business, authority to sign the merger agreement, authorization of the merger agreement, absence of preemptive rights, options, warrants, etc., receipt of necessary consents, exemption of the issuance of the Hertz common stock from a registration under the Securities Act, compliance of the merger agreement with Hertz's corporate documents and applicable law and no violation of other Hertz contracts.

      o Return Assured must have received releases of all employment agreements with Hertz or with a subsidiary if guaranteed by Hertz.

                        Conditions to Hertz's obligations

The obligations of Hertz to complete the merger and the other transactions contemplated by the merger agreement are subject to the following additional conditions before closing the merger:

      o     Return Assured's representations and warranties must be true.

      o Return Assured must have performed its other agreements in the merger agreement in all material respects.

      o Return Assured must have obtained all required consents from third parties.

      o There shall not have been a material adverse change in Return Assured business.

      o Return Assured must have signed the other transaction documents it is to sign under the merger agreement.

      o Return Assured's Board of Directors must have approved the merger agreement and other transactions and have recommended approval to Return Assured stockholders.

      o Hertz must have received an opinion from Return Assured's attorneys as to Return Assured's corporate status, qualification to do business, authority to sign the merger agreement, authorization of the merger agreement, absence of preemptive rights, options, warrants, etc., receipt of necessary consents, compliance of the merger agreement with Return Assured's corporate documents and applicable law, and no violation of other Return Assured contracts.

      o     Return Assured must have done the following:

            o executed a definitive agreement for insurance from Lloyd's Of London by Hiscox Syndicate for catastrophic losses with respect to professional liability and cyber liability;

            o launched Asure's web site and demonstrated its ability to substantially carry out the function as described in the Return Assured Business Plan;

            o entered into a contract with a substantial client with multiple merchants;

            o executed a definitive agreement with IBM to design the computer system necessary to operate a high volume of the proposed business;

            o presented a thorough articulation of the functional requirements and a systems architecture to support Return Assured web enabled application that will feature the necessary application logic to support Return Assured proposed services (such as the online purchase of services);

            o appointed two or more of the following permanent management positions and demonstrated the appointee's ability and experience commensurate with the respective assignment in a public company: CEO, CFO, VP Sales/Marketing and CIO; and

            o provided marketing and sales literature regarding Return Assured's business including a marketing brochure.

                       Termination of the merger agreement

The Merger Agreement may be terminated at any time before the merger is completed:

      o     By mutual written consent of Hertz and Return Assured;

      o By either party if the merger is not completed by November 10, 2000, unless the party seeking to terminate has caused the merger not to be completed by that date;

      o     By either party if a court issues and order preventing the merger;

      o By either party if the other party has breached the merger agreement or the other party's representations are not true and as a result the conditions to the merger will not be satisfied;

      o By either party if the other party's stockholders do not approve the merger; or

      o By either party if its board of directors determines that its fiduciary responsibilities require it to accept an acquisition proposal from a third party; or

      o By either party if its board of directors withdraws its recommendation of the merger to its stockholders.

                                 Termination fee

If the merger agreement is terminated by mutual consent, for failure to complete the merger by November 10, 2000 or because a court has issued and order preventing the merger, neither party will have any liability to the other under the agreement.

If the merger agreement is terminated by Hertz

      o because Return Assured has breached the agreement or its representations are not true;

      o     because Return Assured' s stockholders have not approved the merger;

      o     because Hertz has determined to accept an acquisition proposal; or

      o because Return Assured's board of directors has withdrawn its recommendation then Return Assured would be required to pay Hertz $500,000 as liquidated damages.

If the merger agreement is terminated by Return Assured

      o because Hertz has breached the agreement or its representations are not true;

      o     because Hertz's stockholders have not approved the merger;

      o because Return Assured has determined to accept an acquisition proposal; or

      o     because Hertz's board of directors has withdrawn its recommendation.

then Hertz would be required to pay Return Assured $500,000 as liquidated damages.

In addition, if the agreement is terminated by either party because the other party decided to accept an alternate acquisition proposal, because the other party's board has withdrawn its recommendation, or because the other party has done something purposefully or in bad faith to prevent the merger, then that other party would be required to pay the party terminating the agreement an additional $500,000 as liquidated damages.

                        Amendment of the merger agreement

We may amend the merger agreement before closing the merger by execution of a written instrument signed by each of us,

                FINANCING ARRANGEMENTS--SALE OF PREFERRED SHARES

GEM Global Yield Fund Limited, a private investment fund, has agreed to purchase on completion of the merger Series A Preferred Stock in the amount of $5,000,000 and warrants to purchase a number of shares of common stock determined by dividing $1,000,000 by the average per share market value of Hertz' common stock for the five trading days before the closing.

The preferred shares will be issued to the investor only when the SEC declares effective a registration statement covering sale of the shares of common stock underlying the preferred shares and the shares of common stock issuable upon exercise of the warrant.

The Series A Preferred Stock will accrue dividends at a rate of 1% per annum. It is convertible into common stock. The number of shares of common stock to be issed upon conversion of each share of preferred stock is determined by dividing $1,000, the stated value of the preferred share, plus accrued dividends, by the conversion price at the time of conversion. The maximum conversion price is the lesser of $3.00 per share or 130% of the average closing bid price of Hertz's common stock for the five trading days immediately prior to the closing. However, if the market price of Hertz's stock at the time of conversion is below the maximum conversion price the conversion price is reduced to the average of the three lowest closing bid prices for the common stock during the 45 days before the date of conversion.

The common stock purchase warrant entitles GEM to purchase a number of shares of Hertz common stock determined by dividing $1 million by the average per share market value of Hertz's common stock for the five trading days prior to closing. The exercise price per shares will be $3.00 or 130% of the average closing bid prices for Hertz's common stock for the five trading days before the closing of the sale of the Series A Preferred stock.

As of August 21, 2000, conversion of all of the Series A preferred shares and would yield 1,666,667 shares of common stock and exercise of the warrants would yield 384,615 shares of common stock at an exercise price of $3.00 per share.

We have agreed to register with the SEC four times the number of shares of common stock we are required to issue upon the conversion of the preferred stock. A registration statement must be filed with the SEC and become effective by December 10, 2000. If we do not meet this deadline or keep the registration statement effective we will have to issue additional shares. The preferred shares will not be issued, the merger will not occur and we will not receive any of the $5,000,000 proceeds, until the shares become registered with the SEC.

If the merger is completed, 6,945,278 shares of our common stock will be issued and outstanding, excluding shares issuable upon the exercise of currently outstanding Return Assured and Hertz options and warrants.

In addition, there will be 1,666,667 shares issued upon conversion of the Series A preferred shares based on the conversion price that would apply on August 1, 2000. Therefore, upon conversion of the preferred shares, there could be approximately 8,611,945 shares of our common stock issued and outstanding. Because the actual number of shares of common stock that could be issued on conversion of the preferred shares may fluctuate, this number may change.

                               Related Agreements

This section of the document describes agreements related to the merger agreement including employment and consulting agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

Agreement with KGL Investments Ltd.

To induce Hertz to sign the merger agreement, Return Assured agreed to buy 100,000 shares of common stock at $1.75 per share. The proceeds of this sale were intended to pay part of the costs we expected to incur in completing the merger. Return Assured was not able to raise the funds for this purchase, and KGL Investments Ltd., a corporation owned by principals of the law firm representing Return Assured in this transaction, purchased those shares. We agreed to register the resale of the shares with the SEC on a "shelf" registration statement, which must be filed within 30 days after the closing of the merger or, if the merger is terminated, within 30 days after the date of termination or abandonment. If we do not meet this deadline, we are required to issue an additional 25,000 shares of our common stock for each thirty-day period the registration statement is not filed up to a maximum of 100,000 shares. In addition, until the shares acquired by KGL Investments are registered, Hertz is not allowed to file any registration statement with the SEC.

Proxy in favor of the proposal

Eli Hertz and Marilyn Hertz have delivered a proxy to J.A. Carter, Return Assured's Chairman of the Board, to vote 702,263 shares of our common stock, representing 31.2 percent of the outstanding common stock, in favor of the proposed merger.

Stock Redemption Agreement with Eli E. Hertz and I. Marilyn Hertz

When the merger agreement was signed, Return Assured signed an agreement with Eli E. Hertz and I. Marilyn Hertz to buy $1,025,000 in common stock from Mr. and Mrs. Hertz when the merger is completed. The number of shares to be bought is determined by dividing $1,025,000 by the greater of $3.25 or 90% of the average closing bid price for the ten trading days prior to closing of the merger. Return Assured is entitled to transfer its rights to buy these shares to one or more third parties. If it does not transfer its rights, then when the merger is completed, the obligation to buy these shares will become an obligation of Hertz, so that Hertz will actually buy the shares from Mr. and Mrs. Hertz. Completion of this purchase is a condition to the merger.

Employment Agreement with Eli E. Hertz

When the merger is completed, Hertz's Hergo Ergonomic Support Systems, Inc. subsidiary will sign an employment agreement with Eli E. Hertz, our President. Under the agreement, Hergo will employ Mr. Hertz as Chief Executive Officer of Hergo at an annual salary of not less than $250,000 (approximately his present compensation) plus a bonus of 25 percent of the total gross profits from sales of products and services by that subsidiary. Mr. Hertz will also be entitled to participate in employee benefit plans maintained by the Company for its executives, and to other fringe benefits including life insurance of at least $2 million. Under the agreement, options presently held by Mr. Hertz on 891,667 shares of Hertz common stock will vest immediately and will remain exercisable until expiration regardless of whether Mr. Hertz remains employed by the subsidiary. Mr. Hertz is to have overall and complete authority over the conduct of the subsidiary with a minimum of interference from the Board of Directors, and the subsidiary is to be kept as a separate operating entity substantially as constituted when the merger became effective. The agreement is to have a term of five years. It may not be terminated by Hergo except for disability or for cause or if Hergo's tangible net worth falls below $100,000 for reasons other than those related to interference by Hertz with Mr. Hertz's management of the subsidiary. If the agreement is terminated before the end of its term for reasons other than disability, reduction of the subsidiary's net worth or for cause, the subsidiary is required to pay Mr. Hertz a lump sum equal to the amount of base compensation he would have received if his employment had not been terminated. If Hertz surrenders its lease at 75 Varick Street to the landlord for cash or other consideration, Hergo will receive 50 percent of the total proceeds or $150,000 and Hertz will receive the remainder.

Consulting Agreement with Eli E. Hertz

When the merger is completed, Hertz will sign a consulting agreement with Eli E. Hertz. Under that agreement, Mr. Hertz will provide counsel and advice in connection with the transition in the change of control resulting from the merger. For these services, Mr. Hertz will be entitled to $125,000 per year payable in advance of each contract year. In addition, Hertz is to provide Mr. Hertz with two luxury automobiles and related expenses and to coverage for himself and his wife under all health insurance plans made available by Hertz to its employees. If Hertz sells or disposes of the stock or assets of its Hertz Computer Corporate, Edutec Computer Education, Inc. or RemoteIT.com, Inc. subsidiaries during the term of the agreement or within two years after its termination, Hertz will pay Mr. Hertz, in addition, 15%, or in the case of Remote, 35% of the consideration received from the sale or disposition. Hertz is also to furnish Mr. Hertz with four furnished offices plus 7000 square feet of space at Hertz's offices at 75 Varick Street for the balance of Hertz's current lease of those premises.

Employment Agreement with Barry Goldsammler

When the merger is completed, Hertz will sign an employment agreement with Barry Goldsammler, our Chief Financial Officer. Under that agreement, Hertz will employ Mr. Goldsammler as Chief Financial Officer at an annual salary of not less than $125,000, which is substantially the same as his present salary. Mr. Goldsammler will also be entitled to participate in employee benefit plans maintained by the Company for its executives, and to other fringe benefits. Under the agreement, options presently held by Mr. Goldsammler on 156,667 shares of Hertz common stock will vest immediately and will remain exercisable until expiration regardless of whether Mr. Goldsammler remains employed by Hertz. The agreement is to have a term of one year. It may not be terminated by Hertz except for cause. If the agreement is terminated before the end of its term for reasons other than disability or for cause, Hertz is required to pay Mr. Goldsammler a lump sum equal to the amount of base compensation he would have received if his employment had not been terminated.

Employment Agreement with I. Marilyn Hertz

When the merger is completed, Hertz's Hergo Ergonomic Support Systems, Inc. subsidiary will sign an employment agreement with I. Marilyn Hertz, our Vice President. Under that agreement, Hertz will employ Mrs. Hertz as a part time senior executive at an annual salary of not less than $95,000. Mrs. Hertz will also be entitled to participate in employee benefit plans maintained by the Company for its executives, and to other fringe benefits, including life insurance of not less than $1 million. Under the agreement, options presently held by Mrs. Hertz on 208,333 shares of Hertz common stock will vest immediately and will remain exercisable until expiration regardless of whether Mrs. Hertz remains employed by Hertz. The agreement is to have a term of two years. It may not be terminated by Hergo except for disability or for cause or if Hergo's tangible net worth falls below $100,000 for reasons other than those resulting from interference by Hertz's Board of Directors in the management of the subsidiary. If the agreement is terminated before the end of its term for reasons other than disability, reduction of the subsidiary's net worth or for cause, the subsidiary is too required to pay Mrs. Hertz a lump sum equal to the amount of base compensation she would have received if her employment had not been terminated.

                           Per Share Market Price Data

Hertz common stock has been traded on the Nasdaq Small Cap Market under the symbol HERZ since November, 1996. Return Assured common stock is not publicly traded.

The following table sets forth, for the fiscal quarters indicated, the high and low sale prices per share of Hertz common stock as reported on the Nasdaq Small Cap Market.

Year Ended August 31, 1998                              High       Low

First Quarter                                           3.66       2.94

Second Quarter                                          2.49       3.19

Third Quarter                                           2.11       3.28

Fourth Quarter                                          1.92       1.78

Year Ended August 31, 1999

First Quarter                                           1.66       0.75

Second Quarter                                          2.02       0.75

Third Quarter                                           9.75       1.97

Fourth Quarter                                          8.03       3.13

Year Ending August 31, 2000

First Quarter                                           4.25       1.88

Second Quarter                                          2.02       0.75

Third Quarter                                           6.68       2.13

Fourth Quarter (through August 21)                      4.75       2.50

The closing prices per share of Hertz common stock as reported on the Nasdaq Small Cap Market on (1) July 19, 2000, the business day preceding public announcement that Hertz and Return Assured had entered into the merger agreement was $3.50. On August 21, 2000, the last full trading day for which closing prices were available at the time of the printing of this document the closing price of the Hertz common stock was $2.53.

Hertz and Return Assured have never paid cash dividends on their respective shares of capital stock. Under the merger agreement, each of Hertz and Return Assured has agreed not to pay cash dividends before the closing of the merger without the written consent of the other. Hertz presently intends to retain future earnings, if any, for use in its business and has no present intention to pay cash dividends before or after the merger.

                              STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act, a Hertz stockholder may present one proposal for inclusion in Hertz's proxy statement and for consideration at a special meeting of the Hertz stockholders if the stockholder is eligible under Rule 14a-8 and if that stockholder complies with the procedural requirements of Rule 14a-8. Generally, to be eligible, a stockholder must have held at least $2,000 in market value of Hertz common stock for at least one year before the date the stockholder submits the proposal and must establish proof of ownership of these securities. The proposal must clearly state the proposed course of action the stockholder believes Hertz should adopt, but may not exceed 500 words in length. The proposal must be submitted to Hertz a reasonable time before Hertz begins to print and mail its proxy materials.

The preceding paragraphs merely summarize portions of Rule 14a-8. If you are considering submitting a stockholder proposal at the Hertz stockholders' meeting, you should refer to Rule 14a-8.

          FORMS 10-K AND 10-Q FILED WITH THE SECURITIES AND
                              EXCHANGE COMMISSION

Copies of our annual report on Form 10-KSB for the year ended August 31, 1999, and our quarterly reports on Form 10-Q for the quarters ended November 30, 1999, February 29, 2000 and May 31, 2000, as filed with the Securities and Exchange Commission and any amendments thereto, are available to stockholders free of charge by writing to:

                          HERTZ TECHNOLOGY GROUP, INC.

                          75 Varick Street, 11th Floor

                            New York, New York 10013

                             Attn: Barry Goldsammler

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This document and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on Hertz's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Forward-looking statements are based on our current expectations and involve a number of uncertainties, including those described in the "Other Factors to be Considered" section above, elsewhere in this document and in documents incorporated into this document by reference. Actual results could differ materially from what is expected.

                          HERTZ TECHNOLOGY GROUP, INC.
             This proxy solicited by the Board of Directors for the
                      Special Meeting on October 3, 2000

The undersigned hereby appoints I. Marilyn Hertz and Barry J. Goldsammler, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Special Meeting of Stockholders of Hertz Technology Group, Inc. to be held October 3, 2000 at 3:00 P.M., and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of stock of Hertz Technology Group, Inc. held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

The Board of Directors recommends a vote FOR all three proposals

1. Proposal to approve the issuance of shares of Hertz Technology Group, Inc.'s common stock in connection with our proposed merger with Return Assured Incorporated, including this issuance of the shares that may be issued on conversion of the proposed Series A Convertible Preferred Stock.

      FOR |_|            AGAINST |_|          ABSTAIN |_|

2. Proposal to adopt Hertz Technology Group, Inc.'s amended and restated certificate of incorporation, which will:

      o change the name of the corporation from Hertz Technology Group, Inc. to Return Assured Incorporated;

      o     increase the authorized number of shares of common stock to
            50,000,000

      o create a new class of 1,000,000 shares of "blank check" preferred stock and empower the Board of Directors to authorize the issuance of one or more classes of that preferred stock, or one or more series of any such class, and to fix the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof for each such class or series

      FOR |_|            AGAINST |_|          ABSTAIN |_|

3. Proposal to increase the number of shares of common stock that may be issued under Hertz's incentive stock option plan by 1,500,000 shares to 2,250,000 and to ratify the issuance of options previously granted outside the plan to Eli E. Hertz and I. Marilyn Hertz to purcdhase 1,100,000 shares of Hertz's common stock.

      FOR |_|            AGAINST |_|          ABSTAIN |_|

The Board of Directors recommends a vote FOR all three proposals

The shares represented by this proxy will be voted as directed or if no direction is indicated, will be voted FOR all three proposals. As to any other matter, said proxies shall vote in accordance with their best judgment.

The undersigned hereby acknowledges receipt of the Notice of and Proxy Statement for the aforesaid Special Meeting.

Date and sign exactly as name appears
hereon. Each Joint Tenant must sign.
When signed as Attorney, Executor,
Trustee, etc. give full title. If
signer is corporation, sign in full
corporate name by authorized officer.

-------------------------------------
(Date)

-------------------------------------
(Signature of Stockholder)

-------------------------------------
(Signature of Stockholder)

                                                                         Annex A

                          AGREEMENT AND PLAN OF MERGER

                                      among

                             A SURE eCOMMERCE, INC.
                              a Nevada corporation,

                          HERTZ TECHNOLOGY GROUP, INC.
                             a Delaware corporation,

                          ASURE ACQUISITION CORPORATION
                             a Delaware corporation,

                                  ELI E. HERTZ

                                       and

                                   J.A. CARTER

                           --------------------------

                                  JULY 13, 2000

                                TABLE OF CONTENTS

SECTION                                                                     PAGE

ARTICLE I    DEFINITIONS ...................................................   1

ARTICLE II   PLAN OF MERGER ................................................  11
      2.1.   The Merger ....................................................  11
      2.2.   Effective Time ................................................  12
      2.3.   Certificate of Incorporation and Bylaws .......................  12
      2.4.   Directors and Officers ........................................  12
      2.5.   Conversion or Cancellation of Asure Shares ....................  12
      2.6.   Exchange of Merged Company Shares .............................  12
      2.7.   Options and Warrants ..........................................  14
      2.8.   Adjustments ...................................................  15
      2.9.   Merger Subsidiary Capital Stock ...............................  15
      2.10.  No Further Transfer of Shares .................................  15
      2.11.  Dissenting Shares .............................................  15

ARTICLE III  OTHER AGREEMENTS ..............................................  15
      3.1.   Stock Redemption Agreement ....................................  15
      3.2.   Preferred Stock Purchase Agreement ............................  16
      3.3.   Controlling Stockholder Employment Agreement ..................  16
      3.4.   Goldsammler Employment Agreement ..............................  16
      3.5    Controlling Stockholder Consulting Agreement ..................  16
      3.6    Marilyn Hertz Employment Agreement ............................  16

ARTICLE IV   THE CLOSING ...................................................  16
      4.1.   Location, Date ................................................  16
      4.2.   Deliveries ....................................................  16

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF HERZ ........................  17
      5.1.   Corporate .....................................................  17
      5.2.   Authorization .................................................  17
      5.3.   Validity of Contemplated Transactions .........................  17
      5.4.   Capitalization and Stock Ownership ............................  18
      5.5.   Listing .......................................................  18
      5.6.   Disclosure Document/Proxy Statement ...........................  18
      5.7.   HERZ SEC Reports; Financial Statements ........................  18
      5.8.   Taxes .........................................................  19
      5.9.   Title to Assets and Related Matters ...........................  20
      5.10.  Real Property .................................................  20
      5.11.  Subsidiaries ..................................................  20
      5.12.  Legal Proceedings; Compliance with Law; Governmental Permits ..  20
      5.13.  Contracts and Commitments .....................................  21
      5.14.  Employee Relations ............................................  22
      5.15.  ERISA .........................................................  22

      5.16.  Patents, Trademarks, etc. .....................................  23
      5.17.  Absence of Certain Changes ....................................  23
      5.18.  Corporate Records .............................................  25
      5.19.  Finder's Fees .................................................  25
      5.20.  Ownership of Merger Subsidiary; No Prior Activities ...........  25

ARTICLE VI   REPRESENTATIONS AND WARRANTIES OF ASURE .......................  25
      6.1.   Corporate .....................................................  25
      6.2.   Authorization .................................................  25
      6.3.   Validity of Contemplated Transactions .........................  26
      6.4.   Capitalization and Stock Ownership ............................  26
      6.5.   Enforceability of Preferred Stock Purchase Agreement...........  26
      6.6.   Disclosure Documents/Proxy Statement ..........................  26
      6.7.   Asure Financial Statements ....................................  27
      6.8.   Taxes .........................................................  27
      6.9.   Title to Assets and Related Matters ...........................  28
      6.10.  Real Property .................................................  28
      6.11.  [Reserved] ....................................................  28
      6.12.  Legal Proceedings; Compliance with Law; Governmental Permits ..  28
      6.13.  Contracts and Commitments .....................................  29
      6.14.  Employee Relations ............................................  29
      6.15.  ERISA .........................................................  30
      6.16.  Patents, Trademarks, etc. .....................................  31
      6.17.  Absence of Certain Changes ....................................  31
      6.18.  Corporate Records .............................................  32
      6.19.  Finder's Fees .................................................  32
      6.20.  Financing .....................................................  32

ARTICLE VII  REGISTRATION RIGHTS ...........................................  33
      7.1.   Investment Intent .............................................  33
      7.2.   Shelf Registration ............................................  33
      7.3.   Registration Procedures .......................................  33
      7.4.   [Reserved] ....................................................  37
      7.5.   Registration Expenses .........................................  37
      7.6.   Indemnification ...............................................  38
      7.7.   Rule 144 ......................................................  41

ARTICLE VIII COVENANTS OF THE PARTIES ......................................  41
      8.1.   Proxy and Disclosure Document .................................  41
      8.2.   No Solicitation ...............................................  41
      8.3.   Notification of Certain Matters ...............................  43
      8.4.   Access to Information .........................................  44
      8.5.   Public Announcements ..........................................  44
      8.6.   Cooperation ...................................................  45
      8.7.   Reorganization ................................................  45

      8.8.   Expenses ......................................................  45

ARTICLE IX   COVENANTS OF HERZ .............................................  46
      9.1.   Operation of the Business .....................................  46
      9.2.   HERZ Stockholder Meeting ......................................  47
      9.3.   Maintenance of the Assets .....................................  48
      9.4.   Employees and Business Relations ..............................  48
      9.5.   Expenses ......................................................  48
      9.6.   Certain Tax Matters ...........................................  48
      9.7.   Maintenance of Listing ........................................  48
      9.8.   State Anti-Takeover Law .......................................  48

ARTICLE X    COVENANTS OF ASURE ............................................  49
      10.1.  Operation of the Business .....................................  49
      10.2.  Asure Shareholder Meeting .....................................  50
      10.3.  Maintenance of the Assets .....................................  50
      10.4.  Employees and Business Relations ..............................  50
      10.5.  Expenses ......................................................  51
      10.6.  Certain Tax Matters ...........................................  51
      10.7.  State Anti-Takeover Law .......................................  51

ARTICLE XI   POST-CLOSING COVENANTS ........................................  51
      11.1.  Appointment to the Board of Directors of the Merged Company ...  51
      11.2.  [Reserved] ....................................................  51
      11.3.  Indemnification, Directors' and Officers' Insurance ...........  51

ARTICLE XII  CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES ............  51
      12.1.  Legality ......................................................  52
      12.2.  Fairness Opinion ..............................................  52
      12.3.  Approval by Asure Shareholders and HERZ Stockholders ..........  52

ARTICLE XIII CONDITIONS CONCURRENT TO OBLIGATIONS OF ALL PARTIES ...........  52
      13.1.  Stock Redemption Agreement.....................................  52
      13.2.  Preferred Stock Purchase Agreement ............................  52
      13.3.  Controlling Stockholder Employment Agreement ..................  53
      13.4.  Goldsammler Employment Agreement ..............................  53
      13.5   Controlling Stockholder Consulting Agreement ..................  53
      13.6   Marilyn Hertz Employment Agreement ............................  53

ARTICLE XIV  CONDITIONS PRECEDENT TO OBLIGATIONS OF ASURE ..................  53
      14.1.  Representations and Warranties ................................  53
      14.2.  Agreements, Conditions and Covenants ..........................  53
      14.3.  Certificates ..................................................  53
      14.4.  Required Consents .............................................  53
      14.5.  Material Adverse Effect .......................................  53

      14.6.  Ancillary Documents ...........................................  54
      14.7.  Board Recommendation ..........................................  54
      14.8.  Releases from HERZ Board ......................................  54
      14.9.  Legal Opinion .................................................  54
      14.10  Employment Agreement ..........................................  55

ARTICLE XV   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE HERZ PARTIES .......  56
      15.1.  Representations and Warranties ................................  56
      15.2.  Agreements, Conditions and Covenants ..........................  56
      15.3.  Certificates ..................................................  56
      15.4.  Required Consents .............................................  56
      15.5.  Material Adverse Effect .......................................  56
      15.6.  Ancillary Documents ...........................................  56
      15.7.  Board Recommendation ..........................................  56
      15.8.  Legal Opinion .................................................  56
      15.9.  Business Operations ...........................................  58

ARTICLE XVI  INDEMNIFICATION ...............................................  58
      16.1.  Survival of Representations and Warranties ....................  58
      16.2.  Indemnification of Asure Indemnified Parties ..................  59
      16.3.  Indemnification of HERZ Stockholders. .........................  60
      16.4.  Conditions of Indemnification .................................  60
      16.5.  Remedies Not Exclusive ........................................  62
      16.6.  Limitations on Indemnification ................................  62

ARTICLE XVII TERMINATION ...................................................  63
      17.1.  Grounds for Termination .......................................  63
      17.2.  Effect of Termination .........................................  65

ARTICLE XVII GENERAL MATTERS ...............................................  66
      18.1.  [Reserved] ....................................................  66
      18.2.  Contents of Agreement .........................................  66
      18.3.  Amendment, Parties in Interest, Assignment, Etc. ..............  66
      18.4.  Interpretation ................................................  66
      18.5.  Notices .......................................................  67
      18.6.  Governing Law and Venue .......................................  67
      18.7.  Counterparts ..................................................  68
      18.8.  Waivers .......................................................  68
      18.9.  Modification ..................................................  68
      18.10. Enforcement of Agreement ......................................  68
      18.11. Waiver of Jury Trial ..........................................  68
      18.12. Severability ..................................................  68

SIGNATURE PAGE .............................................................  69

                                    EXHIBITS

Exhibit A   Stock Redemption Agreement
Exhibit B   Preferred Stock Purchase Agreement
Exhibit C   Employment Agreement with Eli E. Hertz
Exhibit D   Employment Agreement with Barry Goldsammler
Exhibit E   Consulting Agreement with Eli E. Hertz
Exhibit F   Employment Agreement I. Marilyn Hertz

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is made as of July 13, 2000 by and among Hertz Technology Group, Inc. a Delaware corporation ("HERZ"), Asure Acquisition Corporation, a Delaware Corporation, (the "Merger Subsidiary" and together with HERZ, the "HERZ Parties"), A Sure eCommerce, Inc., a Nevada corporation ("Asure"), Eli E. Hertz ("Controlling Stockholder") and J.A. Carter ("Carter"). HERZ, the Merger Subsidiary, Asure and Controlling Stockholder are individually referred to as a "Party" and collectively referred to herein as the "Parties". Certain other terms are used herein as defined below in Article I or elsewhere in this Agreement.

                                   BACKGROUND

      This Agreement sets forth the terms and conditions under which (i) the Merger Subsidiary, which is a Wholly-Owned Subsidiary of HERZ, will merge with and into Asure (the "Merger"). The Parties intend that upon completion of the Merger, Asure will be a Wholly-Owned Subsidiary of HERZ. Immediately at the Effective Time and thereafter, HERZ shall be referred to herein as the "Merged Company".

      The Merger Subsidiary is a Wholly-Owned Subsidiary of HERZ and has been formed solely to facilitate the Merger and has conducted and will conduct no business or activity other than in connection with the Merger.

      NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

      "Acquisition Proposal" is defined in Section 8.2(a).

      "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

      "Agreement" means this Agreement and Plan of Merger and the Exhibits and Disclosure Schedules hereto.

      "Assets" means, with respect to HERZ, the Merger Subsidiary or Asure, as shown by the context in which used, all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in such Party's most recent financial statements, that are owned or possessed by such Party and its Subsidiaries, taken as a whole.

      "Assumed Asure Option" is defined in Section 2.7(a).

      "Asure" is defined in the Preamble.

      "Asure Assets" means the Assets of Asure.

      "Asure Balance Sheet" is defined in Section 6.7.

      "Asure Balance Sheet Date" is defined in Section 6.7.

      "Asure Benefit Plan" is defined in Section 6.16(a).

      "Asure Business" means the Business of Asure.

      "Asure Business Plan" means the Business Plan of Asure dated 2000.

      "Asure Common Stock" means the common stock, par value $0.001 per share, of Asure.

      "Asure Disclosure Schedule" means the Disclosure Schedule containing information relating to Asure pursuant to Article VI and other provisions hereof that has been provided to the other Parties on the date hereof.

      "Asure Financial Statements" is defined in Section 6.7.

      "Asure Indemnified Loss" is defined in Section 16.2(a).

      "Asure Indemnified Party" means Asure and its Affiliates and each of their respective officers, directors, employees, agents and counsel; provided, however, that no Person who indemnifies Asure Indemnified Parties in this Agreement in his capacity as a Stockholder will be an Asure Indemnified Party for purposes of this Agreement, notwithstanding that the Person is an Asure Indemnified Party for purposes of one or more of the other Agreements.

      "Asure's knowledge" or "knowledge of Asure" with reference to any item means that which an executive officer of Asure actually knows.

      "Asure Required Consents" is defined in Section 15.4.

      "Asure Shareholder" means a recordholder, as of the Effective Time of an outstanding certificate or certificates that immediately prior to the Effective Time represented Asure Shares.

      "Asure Shares" is defined in Section 2.5(a).

      "Asure Shareholder Meeting" is defined in Section 10.2.

      "Asure Subsidiary" means any Subsidiary of Asure.

      "Asure Warrants" means any warrants to purchase Asure Common Stock that are outstanding immediately prior to the Closing.

      "Asure Welfare Plan" is defined in Section 6.15(f).

      "Benefit Plan" means all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, severance, incentive, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, fringe benefit and similar plans, programs, arrangements or practices, including, without limitation, each "employee benefit plan" as defined in Section 3(3) of ERISA.

      "Business" means with respect to HERZ the entire business and operations of HERZ and its Subsidiaries, taken as a whole. "Business" means with respect to Asure the business of Asure as contemplated by the Asure Business Plan.

      "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

      "Carter" is defined in the Preamble.

      "Carter Market Value" means $900,000.

      "Certificate" is defined in Section 2.6(a).

      "Certificate of Merger" is defined in Section 2.2.

      "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

      "Claim" is defined in Section 16.4(b).

      "Closing" is defined in Section 4.1.

      "Closing Date" is defined in Section 4.1.

      "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

      "Confidentiality Agreement" is defined in Section 8.4(b).

      "Contract" means any written or oral contract, agreement, letter of intent, agreement in principle, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

      "Controlling Stockholder" is defined in the Preamble hereto.

      "Controlling Stockholder Consulting Agreement" is defined in Section 3.5.

      "Controlling Stockholder Employment Agreement" is defined in Section 3.3.

      "Controlling Stockholder Market Value" means $900,000.

      "Conversion Number" is defined in Section 2.5(a).

      "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

      "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority, or any arbitrator that is binding on any Person or its property under applicable Law.

      "Damages" shall have the same meaning as Losses.

      "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

      "Disclosure Document" is defined in Section 8.1.

      "Dissenting Shares" of Asure are defined in Sections 2.11.

      "DGCL" means the Delaware General Corporation Law, as amended. "Effective Time" shall mean the time that the Certificate of Merger is filed with the Nevada Secretary of State.

      "$" means United States dollars.

      "Effectiveness Period" shall have the meaning set forth in Section 7.2(a).

      "Election Period" is defined in Section 16.4(b).

      "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

      "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances which does or would (i) require assessment, investigation, abatement, correction, removal or remediation under any Environmental Law, (ii) give rise to any civil or criminal Liability under any Environmental Law, (iii) create or constitute a public or private nuisance or
(iv) constitute a violation of or non-compliance with any Environmental Law.

      "Environmental Law" means all Laws, Court Orders, principles of common law, and permits, licenses, registrations, approvals or other authorizations of any Governmental Authority relating to Hazardous Substances, pollution, protection of the environment or human health.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Exchange Agent" is defined in Section 2.6(a).

      "Execution Date" means July 13, 2000.

      "Existing Asure Option" is defined in Section 2.7(a).

      "Filing Date" means, with respect to a Registration Statement, the 90th day following the closing of the Merger.

      "GAAP" means United States generally accepted accounting principles including those set forth: (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      "Goldsammler Consulting Agreement" is defined in Section 3.4.

      "Governmental Authority" means any federal, state, local, municipal or foreign or other government or governmental agency or body.

      "Governmental Permit" is defined in Section 5.12(c).

      "Hazardous Substances" means any material, waste or substance (including, without limitation, any product) that may or could pose a hazard to the environment or human health or safety including, without limitation, (i) any "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. and its implementing regulations, (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.11001 et seq. and its implementing regulations, (iii) any "hazardous waste," as defined under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. and its implementing regulations (iv) any "pollutant," as defined under the Water Pollution Control Act, 33 U.S.C. ss.1251 et seq. and its implementing regulations as any of such Laws in clauses
(i) through (iv) may be amended from time to time, and (v) any material, substance or waste regulated under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any Governmental Authority concerning protection of the environment, pollution, health or safety or the public welfare.

      "HERZ" is defined above in the Preamble.

      "HERZ Assets" means the Assets of HERZ.

      "HERZ Balance Sheet" is defined in Section 5.7.

      "HERZ Balance Sheet Date" is defined in Section 5.7.

      "HERZ Benefit Plan" is defined in Section 5.15(a).

      "HERZ Business" means the Business of HERZ.

      "HERZ Common Stock" means the common stock, par value $0.001 per share, of HERZ.

      "HERZ Companies" means HERZ and any HERZ Subsidiaries.

      "HERZ Disclosure Schedule" means the Disclosure Schedule containing information relating to HERZ pursuant to Article V and other provisions hereof that has been provided to the other Parties on the date hereof.

      "HERZ's knowledge" or "knowledge of HERZ" with reference to any item means that which Controlling Stockholder or Barry Goldsammler actually knows.

      "HERZ Parties" is defined in the Preamble.

      "HERZ Required Consents" is defined in Section 14.4.

      "HERZ SEC Reports" is defined in Section 5.7.

      "HERZ Stockholder Indemnified Party" means (a) each holder of HERZ Common Stock immediately prior to the Effective Time and (b) prior to the Closing, the Company and each of its officers, directors, employees, agents and counsel who are not Stockholder Indemnified

Parties within the meaning of clause (a) of this definition.

      "HERZ Stockholder Loss" is defined in Section 16.3.

      "HERZ Stockholder Meeting" is defined in Section 9.2.

      "HERZ Subsidiary" means any Subsidiary of HERZ.

      "HERZ 10-KSB" is defined in Section 5.9.

      "HERZ Welfare Plan" is defined in Section 5.15(f).

      "Holder" or "Holders" means each Person who was an Asure Shareholder at the Effective Time that did not elect Dissenter's Rights under Section 2.11, or such other holder or holders, as the case may be, from time to time of Registrable Securities.

      "Indemnified Party" shall have the meaning set forth in Section 16.4(b).

      "Indemnifying Party" shall have the meaning set forth in Section 16.4(b).

      "Indemnity Notice" is defined in Section 16.4(e).

      "Intellectual Property" means any Copyrights, Patents, Trademarks, technology, licenses, trade secrets, computer software and other intellectual property.

      "knowledge" of any Person with reference to any item means that which such Person actually knows.

      "Law" means any statute, law, ordinance, regulation, order, rule, common law principles or consent agreements of any Governmental Authority, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

      "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person.

      "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

      "Losses" shall have the meaning set forth in Section 7.6(a).

      "Majority Holders" means the persons holding more than fifty percent of the Registrable Securities.

      "Marilyn Hertz Consulting Agreement" is defined in Section 3.6.

      "Material Adverse Effect", as to HERZ, means a fact or event which has had or is reasonably likely to have a material adverse effect on the Assets, Business, financial condition or results of operations of HERZ, either as a corporate entity or with its Subsidiaries taken as a whole, as indicated by the context in which used, and when used with respect to representations, warranties, conditions, covenants or other provisions hereof means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise. "Material Adverse Effect", as to Asure, means a fact or event which has had or is reasonably likely to have a material adverse effect on the Assets, Business, financial condition or results of operations of Asure, and when used with respect to representations, warranties, conditions, covenants or other provisions hereof means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

      "Merged Company" is defined in the Preamble hereto.

      "Merged Company Common Stock" is defined in Section 2.5(a).

      "Merged Company Shares" is defined in Section 2.5(a).

      "Merger" is defined in Section 2.1.

      "Merger Consideration" is defined in Section 2.5(c).

      "Merger Subsidiary" is defined above in the Preamble.

      "NGLC" means the Nevada General Corporation Law, as amended.

      "Parties" is defined above in the Preamble.

      "Party Representatives" is defined in Section 8.4(b).

      "Patents" means patents, patent applications, reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions and extensions of any of the foregoing.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

      "Post-Signing Returns" is defined in Section 9.6.

      "Preferred Stock Purchase Agreement" is defined in Section 3.2.

      "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

      "Prospectus" means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

      "Proxy Statement" is defined in Section 8.1.

      "Registrable Securities" means (1) the Merged Company Shares to be delivered in connection with the Closing, (2) the Merged Company Shares issuable upon exercise of the Assumed Asure Options and the Merged Company Warrants issued pursuant to Section 2.7 herein, and (3) any Common Stock of the Merged Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Shares, for each holder of the foregoing as designated by Asure, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which such Person's rights under Section 7 are not assigned.

      "Registration Indemnified Party" is defined in Section 7.6(c).

      "Registration Indemnifying Party" is defined in Section 7.6(c).

      "Registration Statement" means the registration statement, contemplated by
Section 7.2(a), including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

      "Regulation" means any federal, state, local or foreign rule or regulation.

      "Rule 144" means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

      "Rule 158" means Rule 158 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

      "Rule 415" means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Stock Redemption Agreement" is defined in Section 3.1.

      "Subsidiary" means any corporation or other legal entity of which HERZ or Asure, as the case may be (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of directors or other governing body of such corporation or other entity.

      "Surviving Corporation" is defined in Section 2.1.

      "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign Tax Law) and including any liability for Taxes as a transferee or successor, by Contract or otherwise.

      "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

      "Termination Date" means November 10, 2000.

      "Third Party Claim" is defined in Section 16.4(b).

      "Threshold Amount" means US$200,000.

      "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

      "Transaction Documents" means this Agreement, the Preferred Stock Purchase Agreement, and the Controlling Stockholder Employment Agreement, and the Goldsammler Employment Agreement.

      "Transactions" means the Merger, the exchange of the Asure Shares for the Merged Company Shares, the assumption by the Merged Company of the Existing Asure Options, the exchange of the Asure Warrants for the Merged Company Warrants, and the other transactions contemplated by the Transaction Documents.

      "Wholly-Owned Subsidiary" of any Person means any Subsidiary in which all of the stock or other equity interests is owned, directly or indirectly, by such Person.

                                   ARTICLE II
                                 PLAN OF MERGER

      2.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL and NGCL, the Merger Subsidiary shall be merged with and into Asure (the "Merger"). Following the Merger, Asure shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the Laws of the State of Nevada, and the separate corporate existence of the Merger Subsidiary shall cease.

      2.2. EFFECTIVE TIME. As soon as practicable, but in any event within one Business Day after the satisfaction or waiver of all conditions to the Merger, the Parties shall file with the Secretary of State of the State of Nevada a certificate of merger (the "Certificate of Merger") in such form as is required by the NGCL, and shall file with the Secretary of State of the State of Delaware a certificate of merger in such form as is required by the DGCL. The Merger shall become effective at the Effective Time.

      2.3. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Asure as in effect immediately prior to the Effective Time shall be the initial Certificate of Incorporation of the Surviving Corporation. The bylaws of Asure as in effect immediately prior to the Effective Time shall be the initial bylaws of the Surviving Corporation.

      2.4. DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be such persons as Asure designates prior to the Effective Time. The initial chief executive officer of the Surviving Corporation shall be such person as Asure designates prior to the Effective Time. Such persons shall hold such positions as directors and executive officers until their successors are elected or appointed in accordance with the Certificate of Incorporation and the bylaws of the Surviving Corporation.

      2.5. CONVERSION OR CANCELLATION OF ASURE SHARES.

            (a) Each share of Asure Common Stock (an "Asure Share") outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the Asure Shareholder thereof, be converted into the right to receive one (1.000) (the "Conversion Number") share (the "Merged Company Shares") of the Merged Company common stock, $0.001 par value per share (the "Merged Company Common Stock"). Each Asure Share that, immediately prior to the Effective Time, is held by Asure as treasury stock shall be canceled, and no consideration shall be delivered with respect thereto.

            (b) No fractional Merged Company Shares shall be issued in the Merger. Each Asure Shareholder who would otherwise be entitled to receive a fractional share of 0.5 or greater shall receive a whole Merged Company Share and each Asure Shareholder who would otherwise be entitled to receive a fractional share of less than 0.5 shall not receive an additional whole Merged Company Share.

            (c) The consideration to be received by the Asure Shareholders in respect of each Asure Share pursuant to this Section 2.5 is hereinafter referred to as the "Merger Consideration."

      2.6. EXCHANGE OF MERGED COMPANY SHARES.

            (a) Prior to the Effective Time, Asure shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates that immediately prior to the Effective Time represented Asure Shares (the "Certificates") for the Merger Consideration. Promptly after the Effective Time, the Merged Company will send, or will cause the Exchange Agent to send, to each Asure Shareholder (other than Asure and any Subsidiary of Asure) a letter of transmittal for use in such exchange. The Merged Company will deposit with the Exchange Agent in trust for the Asure Shareholder the aggregate Merger Consideration to be paid in respect of the Asure Shares.

            (b) Each Asure Shareholder, upon surrender to the Exchange Agent of a Certificate or Certificates together with a properly completed letter of transmittal covering such Certificates, will be entitled to receive the Merger Consideration payable in respect of the Asure Shares formerly represented thereby, after giving effect to any required withholding Tax. Until so surrendered, each Certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. In no event will an Asure Shareholder be entitled to interest on the Merger Consideration.

            (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Asure Shares formerly represented by the Certificate or Certificates surrendered in exchange for the Merger Consideration, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Asure Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

            (d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 2.6 that remains unclaimed by the Asure Shareholders thirty (30) days after the Effective Time shall be returned to the Merged Company, upon demand, and any such Person who has not exchanged his Certificate or Certificates for the Merger Consideration in accordance with this
Article II prior to that time shall thereafter look only to the Merged Company for payment of the Merger Consideration. Notwithstanding the foregoing, the Merged Company shall not be liable to any Person for any amount paid to a public official pursuant to applicable abandoned property Laws. Any amounts remaining unclaimed under this Article II two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of the Merged Company free and clear of any claims or interest of any Person previously entitled thereto.

            (e) No dividends or other distributions with respect to securities of the Merged Company constituting part of the Merger Consideration shall be paid to the Asure Shareholder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Article II. Upon such surrender, there shall be paid, without interest, to the Person in whose name the Certificates representing the securities of the Merged Company into which such Asure Shares were converted are registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time, less the amount of withholding Taxes which may be required thereon.

            (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Merged Company, the posting by such person of a bond in such reasonable amount as the Merged Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration provided for, and in accordance with the procedures set forth, in this Article II and, if applicable, any unpaid dividends and distributions with respect to securities of the Merged Company constituting part of the Merger Consideration deliverable with respect thereof pursuant to this Agreement.

      2.7. OPTIONS AND WARRANTS.

            (a) At the Effective Time, the Merged Company shall assume Asure's rights and obligations under each of the outstanding stock options previously granted by Asure to certain of its employees, directors and consultants that are outstanding immediately prior to the Effective Time (each such stock option existing immediately prior to the Effective Time is referred to herein as an "Existing Asure Option" and each such assumed stock option existing immediately after the Effective Time is referred to herein as an "Assumed Asure Option"). Under each Assumed Asure Option, the optionee shall have the right to receive from the Merged Company, in accordance with the terms and subject to the conditions of the Existing Asure Option, the Merger Consideration that such optionee would have been entitled to receive had the optionee exercised his or her Existing Asure Option immediately prior to the Effective Time, but only in accordance with the terms and conditions of the Existing Asure Option (including payment of the aggregate exercise price thereof). Except as provided in this
Section 2.7(a), the Assumed Asure Option shall not give the optionee any additional benefits that the holder thereof did not have under the Existing Asure Option; provided, however, that the terms of such Existing Asure Options shall govern the vesting thereof, including, if applicable, any vesting of Existing Asure Options as a result of the Merger. Each Assumed Asure Option shall constitute a continuation of the Existing Asure Option, substituting the Merged Company for Asure.

            (b) Each Asure Warrant that is outstanding immediately prior to the Effective Time and that does not expire at the Effective Time by the terms thereof shall, by virtue of the

Merger and pursuant to the terms of the Asure Warrant or with the consent of the majority of the holders thereof, be converted into and exchanged for a Merged Company Warrant exercisable for the Conversion Number of Merged Company Shares for each share of Merged Company Common Stock for which the Asure Warrant is exercisable immediately prior to the Effective Time, at an exercise price per Merged Company Share that has been adjusted in accordance with the terms of the Asure Warrant converted hereunder as a result of the Merger. The Merged Company Warrants shall have the terms and conditions of the Asure Warrants converted hereunder. At the Effective Time, the Merged Company shall make available to any holders of Asure Warrants converted hereunder a new warrant evidencing the Merged Company Warrant.

      2.8. ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of HERZ or Asure shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, this Article II shall be appropriately adjusted.

      2.9. MERGER SUBSIDIARY CAPITAL STOCK. Each share of capital stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger, into one share of common stock of the Surviving Corporation.

      2.10. NO FURTHER TRANSFER OF SHARES. After the Effective Time, there shall be no transfers of Asure Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

      2.11. DISSENTING SHARES. Notwithstanding Section 2.5, the shares of Asure Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Asure Shareholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 92A.42D of the NGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such Asure Shareholders shall have waived in writing or failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the NGCL; and any such Asure Shareholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 92A.46D of the NGCL. If any such Asure Shareholder shall have waived in writing or failed to perfect or shall have effectively withdrawn or lost such right, such Asure Shareholder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Merger Consideration without any interest thereon, pursuant to the terms of Section 2.5. Prior to the Effective Time, Asure will not, except with the prior written consent of HERZ, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by the stockholders owning the Dissenting Shares.

                                   ARTICLE III
                                OTHER AGREEMENTS

      3.1. STOCK REDEMPTION AGREEMENT. On or prior to the execution of this Agreement, Asure, Controlling Stockholder, and I. Marilyn Hertz shall enter into the Stock Redemption Agreement annexed hereto as Exhibit A (the "Stock Redemption Agreement"). The closing of the Stock Redemption Agreement shall be a condition concurrent to, and shall be simultaneous with, the Closing. At the Effective Time, Asure may, at its election, assign all or part, of the rights, and the Merged Company shall assume the obligations, of Asure under the Stock Redemption Agreement.

      3.2. PREFERRED STOCK PURCHASE AGREEMENT. On or prior to the execution of this Agreement, Asure shall enter into the Series A Preferred Stock Purchase Agreement annexed hereto as Exhibit B (the "Preferred Stock Purchase Agreement") The closing of the Preferred Stock Purchase Agreement shall be a condition concurrent to, and shall be simultaneous with, the Closing.

      3.3. CONTROLLING STOCKHOLDER EMPLOYMENT AGREEMENT. Simultaneous with the Closing, Hergo Ergonomic Support System, Inc. and Controlling Stockholder shall enter into the employment agreement annexed hereto as Exhibit C (the "Controlling Stockholder Employment Agreement").

      3.4. GOLDSAMMLER EMPLOYMENT AGREEMENT. Simultaneous with the Closing, the Merged Company and Barry Goldsammler shall enter into the employment agreement annexed hereto as Exhibit D (the "Goldsammler Consulting Agreement").

      3.5. CONTROLLING STOCKHOLDER CONSULTING AGREEMENT. Simultaneous with the Closing, the Merged Company and Controlling Stockholder shall enter into the consulting agreement annexed hereto as Exhibit E (the "Controlling Stockholder Consulting Agreement").

      3.6. MARILYN HERTZ EMPLOYMENT AGREEMENT. Simultaneous with the Closing, Hergo Ergonomic Support System, Inc. and I. Marilyn Hertz shall enter into the employment agreement annexed hereto as Exhibit F (the "Marilyn Hertz Consulting Agreement").

                                   ARTICLE IV
                                   THE CLOSING

      4.1. LOCATION, DATE. The closing for the Transactions (the "Closing") shall be held at the offices of Kaplan Gottbetter & Levenson, LLP in New York, New York at 10:00 a.m. (local time) as promptly as practicable (and in any event within one Business Day) after satisfaction or waiver of the conditions to the consummation of the Transactions set forth in Articles XII, XIII, XIV and XV. The date on which the Closing occurs is referred to herein as the "Closing Date."

      4.2. DELIVERIES. At the Closing,

            (a) the Merger Subsidiary and HERZ shall deliver or cause to be delivered to the Secretary of State of the State of Nevada a duly executed Certificate of Merger as required under the NGCL and to the Secretary of State of the State of Delaware a duly executed certificate of merger as required under the DGCL and the Parties shall take all such other and further actions as may be required by the NGCL and DGCL and any other applicable Law to make the Merger effective upon the terms and subject to the conditions hereof; and

            (b) the Parties shall also deliver to each other the respective agreements and other documents and instruments specified with respect to them in Articles XII, XIII, XIV and XV.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF HERZ

      HERZ hereby represents and warrants to Asure as follows, except as otherwise set forth in the HERZ Disclosure Schedule (items disclosed in one Section of such Schedule shall apply to all other Sections unless specified otherwise):

      5.1. CORPORATE. Each HERZ Company is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Each HERZ Company is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of each HERZ Company (all of which have been delivered or made available to Asure) have been duly adopted and are current, correct and complete. Each HERZ Company has all necessary corporate power and authority to own, lease and operate its part of the HERZ Assets and to carry on its part of the HERZ Business as it is now being conducted.

      5.2. AUTHORIZATION. Each HERZ Company has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by each HERZ Company has been duly authorized by all necessary corporate action, other than the approval of this Agreement and consummation of the Merger is subject to the approval of the holders of a majority of the outstanding HERZ Common Stock, which are the only consents or approvals of holders of HERZ capital stock required for the consummation of the Transactions. Each Transaction Document executed and delivered by each HERZ Company as of the date hereof has been duly executed and delivered by such HERZ Company and constitutes a valid and binding obligation of such HERZ Company enforceable against such HERZ Company in accordance with its terms, and any Transaction Document executed and delivered by each HERZ Company after the date hereof will be duly executed and delivered by such HERZ Company and will constitute a valid and binding obligation of such HERZ Company, enforceable against such HERZ Company in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

      5.3. VALIDITY OF CONTEMPLATED TRANSACTIONS. Except for compliance with (i) the Securities Act and the Exchange Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada, neither the execution and delivery by each HERZ Company of the respective Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by it, will require any filing, consent or approval under or constitute a Default, or result in a loss of material benefit under,
(a) to HERZ knowledge, any Law or Court Order to which any HERZ Company is subject, (b) the Charter Documents or bylaws of any HERZ Company, or (c) any Contracts to which any HERZ Company is a party or by which any of the HERZ Assets may be subject, except for Defaults which would not have a Material Adverse Effect.

      5.4. CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of HERZ consists of (a) 6,000,000 shares of HERZ Common Stock, and (b) 0 shares of preferred stock. Of such authorized capital stock, the only issued and outstanding shares on the date hereof are 2,249,593 shares of HERZ Common Stock. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of HERZ. The HERZ Disclosure Schedule sets forth, as of the date hereof, as to each option or warrant, the holder, date of grant, exercise price and number of shares subject thereto. All of the issued and outstanding shares of HERZ Common Stock are validly issued fully paid and non-assessable. No options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) will entitle any Person to acquire any securities of the Merger Subsidiary or any subsidiary thereof.

      5.5. LISTING. The HERZ Common Stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "HERZ". HERZ is in full compliance with the Nasdaq SmallCap Market listing maintenance requirements. Since listing the HERZ Common Stock on the Nasdaq SmallCap Market, HERZ has not received any notice from the Nasdaq Stock Market Inc. that (i) HERZ is not in full compliance with the Nasdaq SmallCap Market listing maintenance requirements or (ii) that HERZ Common Stock may be delisted from the Nasdaq SmallCap Market.

      5.6. DISCLOSURE DOCUMENT/PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of any HERZ Company specifically for inclusion in the Disclosure Document will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time of distribution to the Asure Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of any HERZ Company specifically for inclusion or incorporation by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date it (or any such amendment or supplement) is mailed to the stockholders of HERZ and at the time of the HERZ Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Disclosure Document and the Proxy Statement (except for information relating solely to Asure) will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the Regulations promulgated thereunder.

      5.7. HERZ SEC REPORTS; FINANCIAL STATEMENTS. HERZ has filed all required forms, reports, statements, schedules and other documents with the SEC since January 1, 1997, including (a) its Annual Reports on Form 10-KSB for the fiscal years ended August 31, 1999, 1998 and 1997, (b) all proxy and information statements relating to HERZ's meetings of stockholders (whether annual or special) held since January 1, 1997, (c) its Quarterly Reports on Form 10-QSB for the quarter ended November 30, 1999 and February 29, 2000, and (d) all other reports or registration statements filed by HERZ with the SEC since January 1, 1997 (collectively, the "HERZ SEC Reports"). Each of such HERZ SEC Reports, at the time it was filed, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and with the forms and Regulations of the SEC promulgated thereunder, and did not contain at the time filed any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements, including all related notes and schedules, contained in the HERZ SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of HERZ as at the respective dates thereof and the consolidated results of operations and cash flows of HERZ for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and the absence of notes. For purposes of this Agreement, the balance sheet of HERZ as of August 31, 1999 is referred to as the "HERZ Balance Sheet" and the date thereof is referred to as the "HERZ Balance Sheet Date."

      5.8. TAXES.

            (a) Each HERZ Company has (i) filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all material Tax Returns required to be filed on or before the Effective Time and all such Tax Returns filed were true, correct and complete in all material respects, and
(ii) paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns.

            (b) Each HERZ Company has (i) duly paid or caused to be paid all material Taxes and all Taxes shown on Tax Returns that are or were due, except to the extent that a sufficient reserve for Taxes has been reflected on the HERZ Balance Sheet and (ii) provided a sufficient reserve on the HERZ Balance Sheet for the payment of all Taxes not yet due and payable.

            (c) No deficiency in respect of any Taxes which has been assessed against a HERZ Company remains unpaid, except for Taxes being contested in good faith, and HERZ has no knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against an HERZ Company with respect to any Taxes.

            (d) No HERZ Company has extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return.

            (e) There are no liens for Taxes upon any assets of any HERZ Company except for liens for current Taxes not yet due.

            (f) Each HERZ Company has to its knowledge (i) complied with all material provisions of the Code relating to the withholding and payment of Taxes and (ii) has made all deposits required by applicable Law to be made with respect to employees' withholding and other payroll, employment or other withholding or related Taxes.

            (g) No HERZ Company is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

            (h) No HERZ Company is a party to any agreement relating to the allocating or sharing of the payment of, or liability for, Taxes for any period (or portion thereof).

            (i) To HERZ's knowledge, except for the group of which HERZ is presently the ultimate parent, no HERZ Company has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code).

      5.9. TITLE TO ASSETS AND RELATED MATTERS. Each HERZ Company has good and marketable title to its part of the HERZ Assets, free from any Encumbrances except (a) items described in any notes to the consolidated financial statements of HERZ contained in HERZ's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1999 (the "HERZ 10-KSB") included in the HERZ SEC Reports, (b) minor matters that would not have a Material Adverse Effect, and (c) constitutional and statutory liens arising from the obligation to pay for the provision of materials or services not yet in Default and Taxes not yet due.

      5.10. REAL PROPERTY. All material real estate leased by any HERZ Company as of the date hereof and used in the operation of the HERZ Business are disclosed in the HERZ SEC Reports. As of the date hereof, none of the HERZ Companies owns any real property.

      5.11. SUBSIDIARIES. As of the date hereof none of the HERZ Companies owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business trust, joint venture or other legal entity. HERZ owns all of the issued and outstanding shares of capital stock of each HERZ Subsidiary. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition or voting of any issued or unissued capital stock or other securities of any HERZ Subsidiary. All of the shares of capital stock of each HERZ Subsidiary are duly and validly authorized and issued, fully paid and non-assessable.

      5.12. LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

            (a) There is no Litigation that is pending or, to HERZ's knowledge, threatened against any HERZ Company that would have a Material Adverse Effect. To HERZ's knowledge, HERZ is and has been in compliance with all applicable Laws, including Environmental Law and applicable securities laws, except where the failure to be in compliance would not have a Material Adverse Effect. There has been no Default under any Laws applicable to any HERZ Company, including Environmental Laws, except for any Defaults that would not have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to any HERZ Company. No HERZ Company has received any written notice and, to the knowledge of any HERZ Company, no other communication has been received to the effect that it is not in compliance with any applicable Laws, and HERZ has no reason to believe that any presently existing circumstances are likely to result in violations of any applicable Laws, except to the extent that such failures to comply or violations would not have a Material Adverse Effect.

            (b) To HERZ's knowledge, there is no Environmental Condition at any property presently or formerly owned or leased by an HERZ Company which is reasonably likely to have a Material Adverse Effect.

            (c) The HERZ Companies have all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of Governmental Authorities (collectively, the "Governmental Permits") required in connection with the operation of their respective businesses as now being conducted, all of which are in full force and effect, except where the failure to obtain any such Governmental Permit or of any such Governmental Permit to be in full force and effect, would not have a Material Adverse Effect. Each HERZ Company has complied, in all material respects, with all of its Governmental Permits, except where the failure to so comply would not have a Material Adverse Effect.

      5.13. CONTRACTS AND COMMITMENTS. The HERZ Disclosure Schedule describes:

            (a) Contracts (excluding letters of intent and agreements in principle) involving any HERZ Company in amounts in excess of $100,000.

            (b) All employment, consulting, management, severance or agency Contracts providing for annual payments of at least $100,000 (y) with any executive officers or directors of HERZ, or (z) allowing the other party to terminate and receive payment based on the execution of this Agreement and consummation of the Transactions.

            (c) Any employment agreements with any Person to whom any HERZ Company makes annual salary payments in excess of $100,000.

            (d) All Contracts limiting the freedom of any HERZ Company to compete in any line of business, or with any Person, or in any geographic area or market.

Each Contract providing for payments in excess of $100,000 to which any HERZ Company is a party (i) is legal, valid, binding and enforceable against HERZ or the applicable Subsidiary except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) neither HERZ nor the applicable Subsidiary, nor to HERZ's knowledge, any other party, is in Default under any such Contract, other than in the case of (i) and
(ii) above where the failure to be so would not have a Material Adverse Effect.

      5.14. EMPLOYEE RELATIONS. No HERZ Company is (a) a party to, involved in or, to HERZ's knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and no HERZ Company has experienced any work stoppage during the last three years.

      5.15. ERISA.

            (a) The HERZ Disclosure Schedule contains a complete list of all Benefit Plans sponsored or maintained by any HERZ Company or under which any HERZ Company may be obligated for its employees, directors or independent contractors ("HERZ Benefit Plans"). HERZ has delivered or made available to Asure (i) accurate and complete copies of all HERZ Benefit Plan documents and of any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) accurate and complete detailed summaries of all unwritten HERZ Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all HERZ Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all HERZ Benefit Plans (for which annual reports are required) prepared within the last two years.

            (b) All HERZ Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Laws, including applicable Laws of foreign jurisdictions. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the HERZ Benefit Plans, that could subject any HERZ Company to any material penalty or tax imposed under the Code or ERISA.

            (c) Any HERZ Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any HERZ Benefit Plan.

            (d) No HERZ Company has a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) and
(ii) no HERZ Company, nor any entity that has been treated as a single employer with any HERZ Company under Sections 414(b), (c), (m) or (o) of the Code, has any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code.

            (e) There are no pending or, to the knowledge of HERZ, threatened claims by or on behalf of any HERZ Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any HERZ Benefit Plans, alleging any breach of fiduciary duty on the part of any HERZ Company or any of the officers, directors or employees of any HERZ Company under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To HERZ's knowledge, the HERZ Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the PBGC. Each HERZ Company has made all required contributions under the HERZ Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

            (f) With respect to any HERZ Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (an "HERZ Welfare Plan"), (i) each HERZ Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to an HERZ Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under
Section 4976(a) of the Code, and (iii) any HERZ Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

            (g) The execution of this Agreement and the performance of the Transactions will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any HERZ Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of any HERZ Company.

      5.16. PATENTS, TRADEMARKS, ETC. To HERZ's knowledge, no HERZ Company infringes upon or unlawfully or wrongfully uses any Intellectual Property owned or claimed by another Person and no Person infringes on or wrongfully uses any Intellectual Property owned or claimed by HERZ, except for those situations that would not have a Material Adverse Effect. To HERZ's knowledge, the HERZ Companies own or have valid rights to use all Intellectual Property used in the conduct of their business except where the failure to have valid rights to use such Intellectual Property will not have a Material Adverse Effect, free and clear of all Encumbrances, other than Encumbrances which would not have a Material Adverse Effect.

      5.17. ABSENCE OF CERTAIN CHANGES. Since the HERZ Balance Sheet Date, the HERZ Companies have conducted the HERZ Business in the ordinary course and, as of the date hereof, there has not been:

            (a) any Material Adverse Effect on the HERZ Business;

            (b) any distribution or payment declared or made in respect of HERZ's capital stock by way of dividends, purchase or redemption of shares or otherwise;

            (c) any increase in the compensation payable or to become payable to any current director or officer of any HERZ Company, except for merit and seniority increases for employees made in the ordinary course of business, nor any material change in any existing employment, severance, consulting arrangements or any HERZ Benefit Plan;

            (d) any sale, assignment or transfer of any HERZ Assets, or any additions to or transactions involving any HERZ Assets, other than those made in the ordinary course of business or those solely involving the HERZ Companies;

            (e) other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by any HERZ Company;

            (f) any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax liability;

            (g) (i) any creation, or assumption of, any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility or in the ordinary course of business or with respect to its Wholly-Owned Subsidiaries; (ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except its Wholly-Owned Subsidiaries; or (iii) any loans, advances or capital contributions to, or investments in, any other Person except its Wholly-Owned Subsidiaries;

            (h) any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

            (i) other than in the ordinary course of business, any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any
(i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization; or

            (j) any change in accounting procedure or practice.

      5.18. CORPORATE RECORDS. The minute books of each HERZ Company contain accurate, complete and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

      5.19. FINDER'S FEES. No Person is or will be entitled to any commission, finder's fee or other payment in connection with the Transactions based on arrangements made by or on behalf of HERZ.

      5.20. OWNERSHIP OF MERGER SUBSIDIARY; NO PRIOR ACTIVITIES. The Merger Subsidiary is a Wholly-Owned Subsidiary of HERZ created solely for the purpose of effecting the Merger. As of the date hereof and the Effective Time, except for Liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and the other Transaction Documents, the Merger Subsidiary has not, nor will not, through the Effective Time, directly or indirectly, through any Subsidiary or Affiliate of HERZ, have any material Liabilities, engage in any material business activities of any type or kind whatsoever or enter into any agreements or arrangements with any Person.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF ASURE

      Asure hereby represents and warrants to HERZ as follows, except as otherwise set forth in the Asure Disclosure Schedule (items disclosed in one Section of such Schedule shall apply to all other Sections unless specified otherwise):

      6.1. CORPORATE. Asure is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Asure is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of Asure (all of which have been delivered or made available to HERZ) have been duly adopted and are current, correct and complete. Asure has all necessary corporate power and authority to own, lease and operate the Asure Assets and to carry on the Asure Business as it is now being conducted. Asure has no Subsidiaries. Asure has no Subsidiaries. Asure has heretofore delivered to HERZ the Asure Business Plan. The Asure Business Plan does not contain any misstatement of material fact or omit to state a material fact necessary to make the statements therein not misleading, in each case taking due account of the forward-looking nature of the Asure Business Plan. To Asure's knowledge, there are no facts which would indicate that the assumptions underlying the financial projections in the Asure Business Plan are not reasonable.

      6.2. AUTHORIZATION. Asure has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Asure have been duly authorized by all necessary corporate action, other than the approval of this Agreement and consummation of the Merger is subject to the approval of the holders of a majority of the outstanding shares of Asure Common Stock, which are the only consents or approvals of holders of Asure capital stock required for the consummation of the Transactions. Each Transaction Document executed and delivered by Asure as of the date hereof has been duly executed and delivered by Asure and constitutes a valid and binding obligation of Asure, enforceable against Asure in accordance with its terms, and any Transaction Document executed and delivered by Asure after the date hereof will be duly executed and delivered by Asure and will constitute a valid and binding obligation of Asure, enforceable against Asure in accordance with its terms, except as otherwise limited by bankruptcy, insolvency reorganization and other laws affecting creditors rights generally, and except that the remedy of specified performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

      6.3. VALIDITY OF CONTEMPLATED TRANSACTIONS. Except for compliance with (i) the Securities Act and the Exchange Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada, neither the execution and delivery by Asure of the respective Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by it, will require any filing, consent or approval under or constitute a Default, or result in a loss of material benefit under, (a) to Asure's knowledge, any Law or Court Order to which Asure is subject, (b) the Charter Documents or bylaws of Asure, (c) any other Contracts to which Asure is a party or by which any of the Asure Assets may be subject, except for Defaults which would not have a Material Adverse Effect.

      6.4. CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of Asure consists of 100,000,000 shares of Asure Common Stock. Of such authorized capital stock, the only issued and outstanding shares on the date hereof are 3,955,685 shares of Asure Common Stock. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Asure. The Asure Disclosure Schedule sets forth, as of the date hereof, as to each option or warrant, the holder, date of grant, exercise price and number of shares subject thereto. All of the issued and outstanding shares of Asure Common Stock are validly issued, fully paid and non-assessable.

      6.5. ENFORCEABILITY OF PREFERRED STOCK PURCHASE AGREEMENT. The Preferred Stock Purchase Agreement constitutes a binding obligation of the Purchaser (as such term is defined in the Preferred Stock Purchase Agreement), enforceable against the Purchaser in accordance with the terms of the Preferred Stock Purchase Agreement, except as otherwise limited by bankruptcy, insolvency reorganization and other laws affecting creditors rights generally, and except that the remedy of specified performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

      6.6. DISCLOSURE DOCUMENT/PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Asure specifically for inclusion in the Disclosure Document will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time of distribution to the Asure Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Asure specifically for inclusion or incorporation by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date it (or any such amendment or supplement) is mailed to the stockholders of HERZ and at the time of the HERZ Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      6.7. ASURE FINANCIAL STATEMENTS. The audited balance sheet as of August 31, 1999 and related statements of income, cash flows, and stockholder's equity for the period ending August 31, 1999, and the unaudited balance sheet as of February 29, 2000 and the related statements of income, cash flows, and stockholder's equity for the six months ended February 29, 2000, including all related notes and schedules (the "Asure Financial Statements") delivered to HERZ fairly present the consolidated financial position of Asure as at the respective dates thereof and the consolidated results of operations and cash flows of Asure for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and the absence of notes. For purposes of this Agreement, the balance sheet of Asure as of August 31, 1999 is referred to as the "Asure Balance Sheet" and the date thereof is referred to as the "Asure Balance Sheet Date."

      6.8. TAXES.

            (a) Asure (i) has filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all material Tax Returns required to be filed on or before the Effective Time and all such Tax Returns filed were true, correct and complete in all material respects, and (ii) has paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns.

            (b) Asure has (i) duly paid or caused to be paid all material Taxes and all Taxes shown on Tax Returns that are or were due, except to the extent that a sufficient reserve for Taxes has been reflected on the Asure Balance Sheet and (ii) provided a sufficient reserve on the Asure Balance Sheet for the payment of all Taxes not yet due and payable.

            (c) No deficiency in respect of any Taxes which has been assessed against Asure remains unpaid, except for Taxes being contested in good faith, and Asure has no knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against Asure with respect to any Taxes.

            (d) Asure has not extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return.

            (e) There are no liens for Taxes upon any assets of Asure except for liens for current Taxes not yet due.

            (f) Asure has to its knowledge (i) complied with all material provisions of the Code relating to the withholding and payment of Taxes and (ii) has made all deposits required by applicable Law to be made with respect to employees' withholding and other payroll, employment or other withholding or related Taxes.

            (g) Asure is not a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

            (h) Asure is not a party to any agreement relating to the allocating or sharing of the payment of, or liability for, Taxes for any period (or portion thereof).

            (i) To Asure's knowledge, Asure has never been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code).

      6.9. TITLE TO ASSETS AND RELATED MATTERS. Asure has good and marketable title to its part of the Asure Assets, free from any Encumbrances except (a) any Encumbrance in favor of Asure, (b) items described in any notes to the consolidated financial statements of Asure contained in Asure's Financial Statements, (c) minor matters that would not have a Material Adverse Effect, and
(d) constitutional and statutory liens arising from the obligation to pay for the provision of materials or services not yet in Default and Taxes not yet due.

      6.10. REAL PROPERTY. All material real estate leased by Asure as of the date hereof and used in the operation of the Asure Business are disclosed in the Asure Financial Statements. As of the date hereof, Asure does not own any real property.

      6.11. [Reserved]

      6.12. LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

            (a) There is no Litigation that is pending or, to Asure's knowledge, threatened against Asure that would have a Material Adverse Effect. To Asure's knowledge, Asure is and has been in compliance with all applicable Laws, including Environmental Laws and applicable securities laws, except where the failure to be in compliance would not have a Material Adverse Effect. There has been no Default under any Laws applicable to Asure, including Environmental Laws, except for any Defaults that would not have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to Asure. Asure has not received any written notice and, to the knowledge of Asure, no other communication has been received to the effect that it is not in compliance with any applicable Laws, and Asure has no reason to believe that any presently existing circumstances are likely to result in violations of any applicable Laws, except to the extent that such failures to comply or violations would not have a Material Adverse Effect.

            (b) To Asure's knowledge, there is no Environmental Condition at any property presently or formerly owned or leased by Asure which is reasonably likely to have a Material Adverse Effect.

            (c) Asure has all Governmental Permits required in connection with the operation of its Business, all of which are in full force and effect, except where the failure to obtain any such Governmental Permit or of any such Governmental Permit to be in full force and effect, would not have a Material Adverse Effect. Asure has complied, in all material respects, with all of its Governmental Permits, except where the failure to so comply would not have a Material Adverse Effect.

      6.13. CONTRACTS AND COMMITMENTS. The Asure Disclosure Schedule describes:

            (a) Contracts (excluding letters of intent and agreements in principle) involving Asure in amounts in excess of $100,000.

            (b) All employment, consulting, management, severance or agency Contracts providing for annual payments of at least $100,000 (y) with any executive officers or directors of Asure, or (z) allowing the other party to terminate and receive payment based on the execution of this Agreement and consummation of the Transactions, and (ii) any employment agreements with any Person to whom Asure makes annual salary payments in excess of $100,000.

            (c) All Contracts limiting the freedom of Asure to compete in any line of business, or with any Person, or in any geographic area or market.

Each Contract providing for payments in excess of $100,000 to which Asure is a party (i) is legal, valid, binding and enforceable against Asure except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) Asure, and to Asure's knowledge, any other party, is not in Default under any such Contract, other than in the case of (i) and (ii) above where the failure to be so would not have a Material Adverse Effect.

      6.14. EMPLOYEE RELATIONS. Asure is not (a) a party to, involved in or, to Asure's knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and Asure has not experienced any work stoppage during the last three years.

      6.15. ERISA.

            (a) The Asure Disclosure Schedule contains a complete list of all Benefit Plans sponsored or maintained by Asure or under which Asure may be obligated for its employees, directors or independent contractors ("Asure Benefit Plans"). Asure has delivered or made available to HERZ (i) accurate and complete copies of all Asure Benefit Plan documents and of any summary plan descriptions, summary annual reports and insurance contracts relating thereto,
(ii) accurate and complete detailed summaries of all unwritten Asure Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Asure Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Asure Benefit Plans (for which annual reports are required) prepared within the last two years.

            (b) All Asure Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Laws, including applicable Laws of foreign jurisdictions. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Asure Benefit Plans, that could subject Asure to any material penalty or tax imposed under the Code or ERISA.

            (c) Any Asure Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Asure Benefit Plan.

            (d) (i) Asure has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) and (ii) neither Asure nor any entity that has been treated as a single employer with Asure under Sections 414(b), (c), (m) or (o) of the Code, has any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code.

            (e) There are no pending or, to the knowledge of Asure, threatened claims by or on behalf of any Asure Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Asure Benefit Plans, alleging any breach of fiduciary duty on the part of Asure or any of the officers, directors or employees of Asure under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To Asure's knowledge, the Asure Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the PBGC. Asure has made all required contributions under the Asure Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

            (f) With respect to any Asure Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (an "Asure Welfare Plan"), (i) each Asure Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to an Asure Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under
Section 4976(a) of the Code, and (iii) any Asure Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

            (g) The execution of this Agreement and the performance of the Transactions will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any Asure Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of Asure.

      6.16. PATENTS, TRADEMARKS, ETC. To Asure's knowledge, Asure does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person and no Person infringes on or wrongfully uses any Intellectual Property owned or claimed by Asure, except for those situations that would not have a Material Adverse Effect. To Asure's knowledge, Asure owns or has valid rights to use all Intellectual Property used in the conduct of its business, or proposed to be used in its business as proposed to be conducted, except where the failure to have valid rights to use such Intellectual Property will not have a Material Adverse Effect, free and clear of all Encumbrances, other than Encumbrances which would not have a Material Adverse Effect.

      6.17. ABSENCE OF CERTAIN CHANGES. Since the Asure Balance Sheet Date, Asure has conducted the Asure Business in the ordinary course, and, as of the date hereof, there has not been:

            (a) any Material Adverse Effect on the Asure Business;

            (b) any distribution or payment declared or made in respect of Asure's capital stock by way of dividends, purchase or redemption of shares or otherwise;

            (c) any increase in the compensation payable or to become payable to any current director or officer of Asure, except for merit and seniority increases for employees made in the ordinary course of business, nor any material change in any existing employment, severance, consulting arrangements or any Asure Benefit Plan;

            (d) any sale, assignment or transfer of any Asure Assets, or any additions to or transactions involving any Asure Assets, other than those made in the ordinary course of business or those solely involving Asure;

            (e) other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by Asure;

            (f) any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax liability;

            (g) (i) any creation, or assumption of, any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility or in the ordinary course of business
(ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) any loans, advances or capital contributions to, or investments in, any other Person except its Wholly-Owned Subsidiaries;

            (h) any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

            (i) other than in the ordinary course of business, any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any
(i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization; or

            (j) any change in accounting procedure or practice.

      6.18. CORPORATE RECORDS. The minute books of Asure contain accurate, complete and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

      6.19. FINDER'S FEES. No Person is or will be entitled to any commission, finder's fee or other payment in connection with the Transactions based on arrangements made by or on behalf of Asure.

      6.20. FINANCING. Asure has received gross proceeds of at least $1,000,000 from the sale of equity or debt securities subsequent to the Asure Balance Sheet Date.

                                   ARTICLE VII
                               REGISTRATION RIGHTS

      7.1. INVESTMENT INTENT. In connection with the Closing, each Asure Shareholder shall execute and deliver to the Merged Company a letter, the form of which is reasonably acceptable to HERZ, which will state that the person acquiring the Merged Company Shares in the Merger is acquiring the Merged Company Shares for investment and not with a view for the distribution of the Merged Company Shares except in compliance with Section 5 of the Securities Act, and such other representations as is reasonably necessary for the issuance of the Merged Company Shares to comply with Rule 506 and Regulation S under the Securities Act.

      7.2. SHELF REGISTRATION. On or prior to the Filing Date, time being of the essence, the Merged Company shall diligently prepare and file with the SEC a "Shelf" Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 or, if Form S-3 is not then available, another appropriate form permitting registration of Registrable Securities for resale by the Holders. The Merged Company shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and to keep such Registration Statement continuously effective under the Securities Act until the date which is two (2) years after the date of this Agreement or such earlier date when all Registrable Securities covered by such Registration Statement have been sold or may be sold pursuant to Rule 144(k) as determined by the counsel to the Merged Company pursuant to a written opinion letter, addressed to the Holders, to such effect (the "Effectiveness Period"); provided, however, that the Merged Company shall not be deemed to have used its best efforts to keep the Registration Statement effective during the Effectiveness Period if it voluntarily or negligently takes any action (or fails to take any action) to suspend, delay or withdraw the effectiveness of the Registration Statement under the Securities Act during the Effectiveness Period, unless such action is required under applicable law or the Merged Company has filed a post-effective amendment to the Registration Statement and the SEC has not declared it effective.

      7.3. REGISTRATION PROCEDURES. In connection with the Merged Company's registration obligations hereunder, the Merged Company shall:

            (a) Prepare and file with the SEC within the time period set forth in Section 7.2 a Registration Statement on Form S-3 or, if Form S-3 is not available, another appropriate form permitting registration of Registrable Securities for resale by each Holder in accordance with the method or methods of distribution thereof, and use its best efforts to cause the Registration Statement to become effective and remain effective as provided herein; provided, however that, subject only to such Holder providing to the Merged Company in writing information relating to such Holder as required by law, not less than ten (10) days prior to the filing of the Registration Statement or any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Merged Company shall (i) furnish to the Holders copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of the Majority Holders, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the opinion of the Majority Holders, to conduct a reasonable investigation within the meaning of the Securities Act. The Majority Holders shall have five days after receipt of the Registration Statement or any related Prospectus or any amendment or supplement thereto to comment on or object to the filing of such documents.

            (b) (i) Prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement as may be necessary to keep the Registration Statement continuously effective for the applicable time period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) respond as promptly as practicable to any comments received from the SEC with respect to the Registration Statement or any amendment thereto; and (iv) comply with the provisions of the Securities Act and the Exchange Act with respect to the registration of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

            (c) Notify the Holders of Registrable Securities to be sold as soon as practicable when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; and with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (i) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iii) if at any time the Registration Statement becomes stale and is no longer effective; (iv) of the receipt by the Merged Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event that makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (d) Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

            (e) If requested by the Majority Holders (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Majority Holders reasonably request should be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Merged Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment; provided, however, that the Merged Company shall not be required to take any action pursuant to this
Section 7.3(e) unless in the opinion of counsel for the Merged Company such action is required by applicable law.

            (f) Furnish to each Holder, upon such Holder's written request, without charge, at least one complete copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested, in writing, by such Holder (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

            (g) Promptly deliver to each Holder, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus forming part of the effective Registration Statement) and each amendment or supplement thereto as such Persons may reasonably request.

            (h) Prior to any public offering of Registrable Securities, use its best efforts to register or qualify or cooperate with the Majority Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for resale under the securities or Blue Sky laws of such jurisdictions within the United States as the Majority Holders request in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, however, that the Merged Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Merged Company to any tax in any such jurisdiction where it is not then so subject.

            (i) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall be free of all restrictive legends, except as required by applicable law, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may request at least three (3) Business Days prior to any sale of Registrable Securities.

            (j) Upon the occurrence of any event contemplated by Section 7.3(c)(v), as promptly as practicable, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (k) Use its best efforts to cause all Registrable Securities relating to such Registration Statement to be listed or quoted on the securities exchange, market or over-the-counter bulletin board, if any, on which similar securities issued by the Merged Company are then listed or quoted to the extent required by the rules of such exchange, market or other quotation system.

            (l) Make available for inspection by the majority Holders and any representative of the majority Holders, and any attorney or accountant retained by the majority Holders, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Merged Company and its subsidiaries, and cause the officers, directors, agents and employees of the Merged Company and its subsidiaries to supply all information in each case requested by the majority Holders, representative, attorney or accountant in connection with the Registration Statement; provided, however, that any information that is determined in good faith by the Merged Company in writing to be of a confidential nature at the time of delivery of such information shall be kept confidential by such Persons, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities; (ii) disclosure of such information, in the opinion of counsel to such Person, is required by law; (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Person; or (iv) such information becomes available to such Person from a source other than the Merged Company and such source is not known by such Person to be bound by a confidentiality agreement with the Merged Company.

            (m) Comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 not later than forty-five (45) days after the end of any 12-month period (or ninety (90) days after the end of any 12-month period if such period is a fiscal year) commencing on the first (1st) day of the first (1st) fiscal quarter of the Merged Company after the effective date of the Registration Statement.

            (n) At such time as the Registration Statement has been declared effective by the SEC covering the resale of any Registrable Securities, the Merged Company shall cause its legal counsel to deliver to the Transfer Agent an opinion, subject to the holders of any Registrable Securities making such representations and warranties to the merged Company counsel as it may require, certifying that such Registrable Securities may be sold by the Holders pursuant to such Registration Statement with the purchasers thereof receiving share certificates without restrictive legend, which opinion shall remain effective so long as such Registration Statement remains in full force and effect. In the event that, at any time, such Registration Statement ceases to be effective, the Merged Company shall immediately deliver written notice thereof to the Transfer Agent and the Holders stating that the opinion of the Merged Company's legal counsel may no longer be relied upon by the Transfer Agent (unless and until an additional or amended, as applicable, Registration Statement is so declared effective (with respect to the resale of such Registrable Securities)).

      Each Holder covenants and agrees that (i) it will not offer or sell any Registrable Securities under the Registration Statement until it has received copies of the Prospectus as then amended or supplemented as contemplated in
Section 7.3(g) and notice from the Merged Company that such Registration Statement and any post-effective amendments thereto have become effective and
(ii) each Holder and its officers, directors or Affiliates, if any, will comply with the prospectus delivery requirements of the Securities Act as applicable to them in connection with sales of Registrable Securities pursuant to the Registration Statement.

      Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a written notice from the Merged Company of the occurrence of any event of the kind described in Section 7.3(c)(i) through (v), inclusive, such Holder will forthwith discontinue disposition of such Registrable Securities until such Holder's receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 7.3(j), or until it is advised in writing by the Merged Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.

      7.4. [Reserved]

      7.5. REGISTRATION EXPENSES.

            (a) All fees and expenses incident to the performance of or compliance with this Agreement by the Merged Company shall be borne by the Merged Company whether or not the Registration Statement is filed or becomes effective and whether or not any Registrable Securities are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with the Nasdaq Stock Market and (B) in compliance with state securities or Blue Sky laws (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is requested by the

Majority Holders) (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Merged Company and, (v) fees and disbursements of all independent certified public accountants referred to in
Section 7.3(a)(ii), (vi) Securities Act liability insurance, if the Merged Company so desires such insurance, and (vii) fees and expenses of all other Persons retained by the Merged Company in connection with the consummation of the transactions contemplated by this Article VII. In addition, the Merged Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and, the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or market on which similar securities issued by the Merged Company are then listed.

            (b) Notwithstanding anything to the contrary herein, each Holder shall be responsible for the cost of the fees and expenses of its attorneys and accountants and underwriters' discounts, if any.

      7.6. INDEMNIFICATION.

            (a) The Merged Company shall indemnify and hold harmless each Holder, the officers, directors, agents, brokers, investment advisors and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys' and expert fees) and expenses (collectively, "Losses"), as incurred, arising out of or relating to any breach of any warranty or representation contained therein, any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except solely to the extent that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Merged Company by or on behalf of such Holder expressly for use therein, which information was relied on by the Merged Company for use therein or (ii) such information relates to such Holder or such Holder's proposed method of distribution of Registrable Securities and was furnished in writing to the Merged Company by or on behalf of such Holder expressly for use therein. The Merged Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Merged Company is aware in connection with the transactions contemplated by this Agreement.

            (b) In connection with the Registration Statement, each Holder shall furnish to the Merged Company, and it shall be a condition to the Merged Company's obligation to include such Holder's Registrable Securities in the Registration Statement, in writing such information as the Merged Company reasonably requests for use in connection with the Registration Statement or any Prospectus and agrees to indemnify and hold harmless the Merged Company, its directors, officers, agents and employees, each Person who controls the Merged Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of or based solely upon any untrue statement of a material fact contained in the information provided to the Merged Company as provided for hereinabove, and only to the extent, that (i) such untrue statement or omission is contained in any information furnished in writing by such Holder to the Merged Company specifically for inclusion in the Registration Statement or such Prospectus and such information was relied upon by the Merged Company for use in the Registration Statement or such Prospectus, or (ii) such information relates to such Holder or such Holder's proposed method of distribution of Registrable Securities and was furnished in writing by or on behalf of such Holder to the Merged Company specifically for inclusion in the Registration Statement or such Prospectus and such information was relied upon by the Merged Company for use in the Registration Statement or such Prospectus.

            (c) If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (a "Registration Indemnified Party"), such Registration Indemnified Party promptly shall notify the Person from whom indemnity is sought (the "Registration Indemnifying Party") in writing, and the Registration Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Registration Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Registration Indemnified Party to give such notice shall not relieve the Registration Indemnifying Party of its obligations or liabilities pursuant to this Article VII, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Registration Indemnifying Party.

      A Registration Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Registration Indemnified Party or Parties unless: (1) the Registration Indemnifying Party has agreed to pay such fees and expenses; or (2) the Registration Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Registration Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Registration Indemnified Party and the Registration Indemnifying Party, and such Registration Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Registration Indemnified Party and the Registration Indemnifying Party (in which case, if such Registration Indemnified Party notifies the Registration Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Registration Indemnifying Party, the Registration Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Registration Indemnifying Party). The Registration Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Registration Indemnifying Party shall, without the prior written consent of the Registration Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Registration Indemnified Party is a party, unless such settlement includes an unconditional release of such Registration Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

      All fees and expenses of the Registration Indemnified Party to which the Registration Indemnified Party is entitled hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Registration Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Registration Indemnifying Party.

            (d) If a claim for indemnification under Section 7.6(a) or 7.6(b) is unavailable to a Registration Indemnified Party or is insufficient to hold such Registration Indemnified Party harmless for any Losses in respect of which this would apply by its terms (other than by reason of exceptions provided in this Section 7.6(d), then each Registration Indemnifying Party, in lieu of indemnifying such Registration Indemnified Party, shall contribute to the amount paid or payable by such Registration Indemnified Party as a result of such Losses, (i) in such proportion as is appropriate to reflect the relative benefits received by the Registration Indemnifying Party on the one hand and the Registration Indemnified Party on the other from the distribution of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Registration Indemnifying Party and Registration Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Registration Indemnifying Party and Registration Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Registration Indemnifying Party or Registration Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 7.6(c), any attorneys' or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party.

      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.6(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

            (e) No Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that any person has otherwise been required to pay by reason of such Holder's untrue or alleged untrue statement or omission or alleged omission.

            (f) The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

      7.7. RULE 144. The Merged Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time the Merged Company is not required to file such reports, they will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales of its securities pursuant to Rule 144. The Merged Company further covenants that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Merged Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

                                 ARTICLE VIII
                           COVENANTS OF THE PARTIES

      8.1. PROXY AND DISCLOSURE DOCUMENT. HERZ will prepare and file with the SEC as soon as reasonably practicable after the date hereof a proxy statement to be filed under the Exchange Act by HERZ and to be distributed by HERZ in connection with the HERZ Stockholder Meeting (the "Proxy Statement"). HERZ will prepare as soon as reasonably practicable after the date hereof a disclosure document to be distributed to Asure Shareholders in compliance with Rule 506 promulgated under the Securities Act and applicable Canadian securities laws (the "Disclosure Document"). HERZ shall allow Asure the opportunity to review and comment on the Proxy and Disclosure Document prior to distribution and, as to the Proxy, filing with the SEC. Each Party will furnish to the other Party all information concerning itself and its Subsidiaries as the other Party or its counsel may reasonably request and that is required or customary for inclusion in the Proxy and Disclosure Document.

      8.2. NO SOLICITATION.

            (a) From and after the date hereof until earlier of the Effective Date or the date this Agreement is terminated under Article XVII, HERZ, without the prior written consent of Asure, will not, and will not authorize or permit any of its Subsidiaries or its Party Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, HERZ may at any time prior to the time HERZ's stockholders shall have voted to approve this Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with any HERZ Company or its Party Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning HERZ and its Business and Assets if, and only to the extent that, (i)(x) the third party has first made an Acquisition Proposal that is (as determined in good faith by the HERZ Board of Directors after consultation with its legal and financial advisor) financially superior to the Transactions and has demonstrated that the funds necessary for the Acquisition Proposal are reasonably likely to be available and the Acquisition Proposal is reasonably capable of consummation in accordance with its terms (as determined in good faith in each case by HERZ's Board of Directors after consultation with its legal and financial advisors) and (y) HERZ's Board of Directors shall conclude in good faith, after considering applicable provisions of applicable Law, on the basis of advice of its counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law and (ii) prior to furnishing such information to or entering into discussions or negotiations with such Person, HERZ (x) provides prompt notice to Asure to the effect that it is furnishing information to or entering into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form. HERZ shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by HERZ or its Party Representatives with respect to the foregoing. HERZ shall not release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made an Acquisition Proposal, unless such Person has made an Acquisition Proposal meeting the criteria set forth in clause (a)(i)(x) above and HERZ's Board of Directors shall conclude in good faith, after considering applicable provisions of applicable Law, on the basis of advice of its counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law. HERZ shall immediately notify Asure orally (with a prompt written confirmation) of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the Person making it and shall provide copies of any such written inquiries, offers or proposals), shall keep Asure informed of the status and details of any such inquiry, offer or proposal (and agrees that any material modification of the terms of an inquiry or proposal shall constitute a new inquiry or proposal), and shall give Asure two (2) Business Days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal (no such agreement, other than a confidentiality agreement as set forth in this Section, to be executed or agreed prior to the termination of this Agreement in accordance with its terms). As used herein, "Acquisition Proposal" shall mean a bona fide proposal or offer (other than by Asure) for a tender or exchange offer, merger, consolidation or other business combination involving HERZ or any Subsidiary thereof, of any proposal to acquire in any manner a substantial equity interest in, or a substantial amount of the assets of, HERZ or any such Subsidiary.

            (b) From and after the date hereof until earlier of the Effective Date or the date this Agreement is terminated under Article XVII, Asure, without the prior written consent of HERZ, will not, and will not authorize or permit any of its Subsidiaries or its Party

Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined above) from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, Asure may at any time prior to the time the Shareholders shall have voted to approve this Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Asure or its Party Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Asure and its Business and Assets if, and only to the extent that, (i)(x) the third party has first made an Acquisition Proposal that is (as determined in good faith by the Asure Board of Directors after consultation with its legal and financial advisor) financially superior to the Transactions and has demonstrated that the funds necessary for the Acquisition Proposal are reasonably likely to be available and the Acquisition Proposal is reasonably capable of consummation in accordance with its terms (as determined in good faith in each case by Asure's Board of Directors after consultation with its legal and financial advisors) and (y) Asure's Board of Directors shall conclude in good faith, after considering applicable provisions of applicable Law, on the basis of advice of its counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law and (ii) prior to furnishing such information to or entering into discussions or negotiations with such Person, Asure (x) provides prompt notice to HERZ to the effect that it is furnishing information to or entering into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form. Asure shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Asure or its Party Representatives with respect to the foregoing. Asure shall not release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made an Acquisition Proposal, unless such Person has made an Acquisition Proposal meeting the criteria set forth in clause (a)(i)(x) above and Asure's Board of Directors shall conclude in good faith, after considering applicable provisions of applicable Law, on the basis of advice of its counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law. Asure shall immediately notify HERZ orally (with a prompt written confirmation) of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the Person making it and shall provide copies of any such written inquiries, offers or proposals), shall keep HERZ informed of the status and details of any such inquiry, offer or proposal (and agrees that any material modification of the terms of an inquiry or proposal shall constitute a new inquiry or proposal) , and shall give HERZ two (2) Business Days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal (no such agreement, other than a confidentiality agreement as set forth in this Section, to be executed or agreed prior to the termination of this Agreement in accordance with its terms).

      8.3. NOTIFICATION OF CERTAIN MATTERS. Each of HERZ and Asure shall give prompt notice to each other of the following:

            (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) directly or indirectly, any Material Adverse Effect;

            (b) any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

            (c) any facts relating to such Party which would make it necessary or advisable to amend the Proxy Statement or the Disclosure Document in order to make the statements therein not misleading or to comply with applicable Law; provided, however, that the delivery of any notice pursuant to this Section 8.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

      8.4.  ACCESS TO INFORMATION.

            (a) From the date hereof to the Effective Time, HERZ and Asure shall, and shall cause its respective Subsidiaries, and its officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel, financial advisors and agents of the other Party complete access at all reasonable times to such Party's and its Subsidiaries' officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request.

            (b) All information so received from the other Party shall be deemed received pursuant to the confidentiality agreement provisions in the letter of Intent dated May 22, 2000 heretofore executed and delivered by Asure and HERZ (the "Confidentiality Agreement"), and each such Party shall, and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, auditors, counsel, financial advisors and agents ("Party Representatives"), to comply with the provisions of the Confidentiality Agreement with respect to such information. The provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

      8.5. PUBLIC ANNOUNCEMENTS. HERZ and Asure (a) shall use all reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other and (b) before issuing any press release or otherwise making any public statements with respect to the Transactions, will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except for each of (a) and (b) above as may be required by Law (it being agreed that the Parties hereto are entitled to disclose all requisite information concerning the Transactions in any filings required with the SEC) or the rules and regulations of the Nasdaq Stock Market, Inc.

      8.6. COOPERATION. Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate as promptly as practicable the Transactions and shall use its commercially reasonable efforts to obtain all HERZ Required Consents and Asure Required Consents, and to effect all necessary filings under the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, each Party shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to fulfill the conditions herein to the extent that the fulfillment thereof is within a Party's control.

      8.7. REORGANIZATION. From and after the date hereof and until the Effective Time, neither HERZ or Asure, nor any of their respective Subsidiaries shall knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

      8.8. EXPENSES.

            (a) Except as otherwise provided in Section 8.8(b), (i) HERZ shall pay all of the legal, accounting and other expenses incurred by any HERZ Company in connection with the Transactions, including fees of HERZ's transfer agent, fees of the Exchange Agent and SEC filing fees and printing and mailing costs payable with respect to the Proxy Statement and the Disclosure Document, (ii) Asure shall pay all of the legal, accounting and other expenses incurred by Asure in connection with the Transactions, and (iii) Controlling Stockholder shall pay all of the legal, accounting and other expenses incurred by Controlling Stockholder in connection with the Transactions.

            (b) To cover a portion of HERZ's expenses of this transaction, Asure shall pay HERZ (i) $75,000 for HERZ's professional fees for the cost of the Transactions, payable as follows: $25,000 on the Execution Date and $50,000 on the earlier of (X) the date HERZ files with the SEC amendments and responses to the first round of SEC's comments to the registration statement (to be filed in accordance with the Preferred Stock Purchase Agreement) and the Proxy Statement or (Y) notice from the SEC that such registration statement and Proxy Statement will not be reviewed, (ii) the incremental costs of the financial printer for the costs of a registration statement in the event that the registration statement to be filed with the SEC in accordance with the Preferred Stock Purchase Agreement may not be filed on SEC Form S-3, payable to the financial printer when due, (iii) one-half (but not more than $25,000) of the costs of Goldstein, Golub & Kessler for their accounting services for this Transaction, and (iv) the cost of the fairness opinion under Section 12.2. If this Agreement is terminated by Asure pursuant to Section 17.1(d) or (k) or by HERZ pursuant to
Section 17.1(f) or (h), then HERZ shall pay Asure, in addition to any liquidated damages under Section 17.2, the amount paid by Asure under this Section 8.8(b) within thirty (30) days of the termination of the Merger Agreement.

                                  ARTICLE IX
                              COVENANTS OF HERZ

      9.1. OPERATION OF THE BUSINESS. Except as contemplated by this Agreement or as expressly agreed to in writing by Asure, during the period from the date of this Agreement to the Effective Time, HERZ and its Subsidiaries will conduct their operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would materially adversely affect their ability to consummate the Transactions. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or except as disclosed in the HERZ Disclosure Schedule, prior to the Effective Time, neither HERZ nor any of its Subsidiaries will, without the prior written consent of Asure:

            (a) amend its Charter Documents or bylaws (or similar organizational documents);

            (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities, other than pursuant to and in accordance with the terms of any existing HERZ options or warrants listed on the HERZ Disclosure Schedule;

            (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its or its Subsidiaries' securities or modify any of the terms of any such securities;

            (d) (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business, or with respect to its Wholly-Owned Subsidiaries in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except its Wholly-Owned Subsidiaries in the ordinary course of business or as otherwise may be contractually required and disclosed in the HERZ Disclosure Schedule; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person except its Wholly-Owned Subsidiaries;

            (e) (i) amend any HERZ Benefit Plan or (ii) except in the ordinary course of business consistent with usual practice or established policy (a) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, except for increases in the ordinary course of business; (b) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing HERZ Benefit Plans disclosed in the HERZ Disclosure Schedule or in the ordinary course of business; or (c) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

            (f) enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

            (g) other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities,
(iii) disposition or Encumbrance of a material amount of assets or securities,
(iv) merger or consolidation or (v) material change in its capitalization;

            (h)   change any material accounting or Tax procedure or practice;

            (i) take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

            (j) compromise, settle or otherwise modify any material claim or litigation not identified in the HERZ Disclosure Schedule; or

            (k) commit or agree to do any of the foregoing.

      9.2. HERZ STOCKHOLDER MEETING. HERZ shall cause a meeting of its stockholders (the "HERZ Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on (a) the issuance of the Merged Company Shares and the change in control as provided by this Agreement and the other Transactions as required under the rules of the Nasdaq SmallCap Market, (b) the amendment to HERZ's Charter Documents to (X) effectuate the change of HERZ's name to such name as designated by Asure effective at the Effective Time as required by the DGCL, (Y) adopt blank check preferred stock sufficient to comply with the Preferred Stock Purchase Agreement, and (Z) increase the authorized HERZ Common Stock to 50,000,000 shares, and (c) the adoption of a stock option plan reasonably acceptable to HERZ and Asure, or increase the number of shares of HERZ Common Stock reserved under HERZ's current stock option plan by 1,500,000 shares. Subject to their fiduciary duties, the directors of HERZ shall recommend such adoption of this Agreement and the Merger by HERZ's stockholders and the other matters to be voted upon. In connection with such meeting, HERZ (a) will mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (b) will use all reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions, and (c) will otherwise comply with all legal requirements applicable to such meeting. On the Execution Date, Controlling Stockholder and I. Marilyn Hertz shall deliver to Carter irrevocable proxies to vote all voting shares held by them of record or by agreement with respect to the proposals set forth above.

      9.3. MAINTENANCE OF THE ASSETS. HERZ shall, and shall cause each other HERZ Company to, use its reasonable best efforts to continue to maintain and service the HERZ Assets consistent with past practice. HERZ shall not, and shall cause each other HERZ Company not to, directly or indirectly, sell or encumber all or any part of the HERZ Assets, other than sales in the ordinary course of business or sales to or Encumbrances in favor of any other HERZ Company, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

      9.4. EMPLOYEES AND BUSINESS RELATIONS. HERZ shall, and shall cause each other HERZ Company to, use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

      9.5. EXPENSES. Subject to Section 8.8, HERZ shall pay all of the legal, accounting and other expenses incurred by any HERZ Company in connection with the Transactions.

      9.6. CERTAIN TAX MATTERS. From the date hereof until the Effective Time,
(a) HERZ and each of its Subsidiaries will prepare and file, in the manner required by applicable Law, all Tax Returns (the "Post-Signing Returns") required to be filed under applicable Law; (b) HERZ and each of its Subsidiaries will timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (c) HERZ and each of its Subsidiaries will make provision for all Taxes payable by HERZ and/or any such Subsidiary under applicable Law for which no Post-Signing Return is due prior to the Effective Time; and (d) HERZ will promptly notify Asure in writing of any action, suit, proceeding, claim or audit pending against or with respect to HERZ or any of its Subsidiaries in respect of any Tax that is not disclosed on the HERZ Disclosure Schedule.

      9.7. MAINTENANCE OF LISTING. HERZ will use its best efforts to maintain the listing of HERZ Common Stock on the Nasdaq Small Cap Market and to keep current its filings with the SEC as required under Section 13 of the Exchange Act. HERZ shall immediately notify Asure of, and provide Asure a copy of, any notice or correspondence from the Nasdaq Stock Market Inc.

      9.8. STATE ANTI-TAKEOVER LAW. If any "business combination," "moratorium," "control share," "fair price," "interested shareholder," "affiliated transaction" or other anti-takeover statute or regulation under the DGCL (i) prohibits or restricts HERZ's ability to perform its obligations under this Agreement or any party's ability to consummate the Merger or the other transactions contemplated hereby or thereby, or (ii) would have the effect of invalidating or voiding this Agreement or any provision hereof, then HERZ shall use its best efforts to obtain any necessary consents or approvals so that the foregoing shall not apply.

                                  ARTICLE X
                              COVENANTS OF ASURE

      10.1. OPERATION OF THE BUSINESS. Except as contemplated by this Agreement or as expressly agreed to in writing by HERZ, during the period from the date of this Agreement to the Effective Time, Asure will conduct its operations only in the ordinary course of business consistent with the Business Plan and sound financial, operational and regulatory practice, and will take no action which would materially adversely affect its ability to consummate the Transactions. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or except as disclosed in the Asure Disclosure Schedule, prior to the Effective Time, Asure will not, without the prior written consent of HERZ:

            (a) amend its Charter Documents or bylaws (or similar organizational documents);

            (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities, other than pursuant to and in accordance with the terms of any Existing Options or Asure Warrants listed on the Asure Disclosure Schedule;

            (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

            (d) (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or as otherwise may be contractually required and disclosed in the Asure Disclosure Schedule; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

            (e) (i) amend any Asure Benefit Plan or (ii) except in the ordinary course of business consistent with usual practice or established policy (a) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, except for increases in the ordinary course of business; (b) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Asure Benefit Plans disclosed in the Asure Disclosure Schedule or in the ordinary course of business; or (c) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

            (f) enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

            (g) other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities,
(iii) disposition or Encumbrance of a material amount of assets or securities,
(iv) merger or consolidation or (v) material change in its capitalization;

            (h)   change any material accounting or Tax procedure or practice;

            (i) take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

            (j) compromise, settle or otherwise modify any material claim or litigation not identified in the Asure Disclosure Schedule; or

            (k) commit or agree to do any of the foregoing.

      10.2. ASURE SHAREHOLDER MEETING. Asure shall cause a meeting of the Asure Shareholders (the "Asure Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the Merger as required by the NGCL. Subject to their fiduciary duties, the directors of Asure shall recommend such adoption of this Agreement and the Merger by Asure's stockholders. In connection with such meeting, Asure
(a) will mail to its stockholders as promptly as practicable all required materials for such meeting, (b) will use all reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions, and (c) will otherwise comply with all legal requirements applicable to such meeting.

      10.3. MAINTENANCE OF THE ASSETS. Asure shall use its reasonable best efforts to continue to maintain and service the Asure Assets consistent with past practice. Asure shall not directly or indirectly, sell or encumber all or any part of the Asure Assets, other than sales in the ordinary course of business or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

      10.4. EMPLOYEES AND BUSINESS RELATIONS. Asure shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

      10.5. EXPENSES. Subject to Section 8.8, Asure shall pay all of the legal, accounting and other expenses incurred by Asure in connection with the Transactions.

      10.6. CERTAIN TAX MATTERS. From the date hereof until the Effective Time,
(a) Asure will prepare and file, in the manner required by applicable Law, all Post-Signing Returns required to be filed under applicable Law; (b) Asure will timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (c) Asure will make provision for all Taxes payable by Asure under applicable Law for which no Post-Signing Return is due prior to the Effective Time; and (d) Asure will promptly notify HERZ in writing of any action, suit, proceeding, claim or audit pending against or with respect to Asure in respect of any Tax that is not disclosed on the Asure Disclosure Schedule.

      10.7. STATE ANTI-TAKEOVER LAW. If any "business combination," "moratorium," "control share," "fair price," "interested shareholder," "affiliated transaction" or other anti-takeover statute or regulation under the NGCL (i) prohibits or restricts Asure's ability to perform its obligations under this Agreement or any party's ability to consummate the Asure Merger or the other transactions contemplated hereby or thereby, or (ii) would have the effect of invalidating or voiding this Agreement or any provision hereof or thereof, then Asure shall use its best efforts to obtain any necessary consents or approvals so that the foregoing shall not apply.

                                  ARTICLE XI
                            POST-CLOSING COVENANTS

      11.1. APPOINTMENT TO THE BOARD OF DIRECTORS OF THE MERGED
COMPANY. At the Effective Time, the size of the Merged Company Board of Directors shall be as designated by Asure prior to the Effective Date and the Merged Company Board of Directors shall be as designated by Asure prior to the Effective Date.

      11.2 [Reserved]

      11.3. INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE. For a period of two (2) years after the Effective Time, the Merged Company shall (a) maintain in effect the current provisions regarding indemnification of officers and directors contained in the Charter Documents and bylaws of HERZ, and (b) indemnify the directors and officers of HERZ to the fullest extent to which HERZ is permitted to indemnify such officers and directors under its Charter Documents and bylaws and applicable Law as in effect immediately prior to the Effective Time. The Merged Company shall obtain $2,000,000 coverage directors' and officers' liability insurance and fiduciary liability tail insurance policy with respect to claims arising from facts or events which occurred on or before the Effective Time.

                                 ARTICLE XII
              CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

      The respective obligations of each Party to consummate the Merger and the other Transactions shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

      12.1. LEGALITY. All required governmental approvals shall have been obtained and any applicable waiting periods, shall have expired. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental entity that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have a Material Adverse Effect on Party.

      12.2. FAIRNESS OPINION. An investment banking firm reasonably acceptable to HERZ will have delivered to HERZ's Board of Directors its opinion reasonably satisfactory to HERZ's Board of Directors to the effect that on the date of the opinion the Merger and the other Transactions contemplated herein, as a whole, is fair from a financial point of view to the HERZ Stockholders.

      12.3. APPROVAL BY ASURE SHAREHOLDERS AND HERZ STOCKHOLDERS. This Agreement shall have been approved and adopted by the stockholders of HERZ in accordance with the DGCL and its Charter Documents, and by the stockholders of Asure in accordance with the NGCL and its Charter Documents.

                                 ARTICLE XIII
             CONDITIONS CONCURRENT TO OBLIGATIONS OF ALL PARTIES

      The respective obligations of each Party to consummate the Merger and the Transactions shall be subject to the fulfillment, concurrent with the Closing, of each of the following conditions:

      13.1. STOCK REDEMPTION AGREEMENT. The parties to the Stock Redemption Agreement shall have performed or complied in all material respects with all agreements, conditions and covenants required by the Stock Redemption Agreement to be performed or complied with by them on or before the Effective Time and the closing of the transactions contemplated by the Stock Redemption Agreement shall be simultaneous with the Closing.

      13.2. PREFERRED STOCK PURCHASE AGREEMENT. The parties to the Preferred Stock Purchase Agreement shall have performed or complied in all material respects with all agreements, conditions and covenants required by the Preferred Stock Purchase Agreement to be performed or complied with by them on or before the Effective Time and the closing of the transactions contemplated by the Preferred Stock Purchase Agreement shall be simultaneous with the Closing.

      13.3. CONTROLLING STOCKHOLDER EMPLOYMENT AGREEMENT. Controlling Stockholder and Hergo Ergonomic Support System, Inc. shall have entered into the Controlling Stockholder Employment Agreement as contemplated by Section 3.3.

      13.4. GOLDSAMMLER EMPLOYMENT AGREEMENT. Barry Goldsammler and the Merged Company shall have entered into Goldsammler the Employment Agreement as contemplated by Section 3.4.

      13.5. CONTROLLING STOCKHOLDER CONSULTING AGREEMENT. Controlling Stockholder and the Merged Company shall have entered into the Controlling Stockholder Consulting Agreement as contemplated by Section 3.5.

      13.6. MARILYN HERTZ EMPLOYMENT AGREEMENT. I. Marilyn Hertz and Hergo Ergonomic Support System, Inc. shall have entered into the Marilyn Hertz Employment Agreement as contemplated by Section 3.6.

                                 ARTICLE XIV
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF ASURE

      The obligations of Asure to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver, on or before the Effective Time, of each of the following conditions:

      14.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the HERZ Parties contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

      14.2. AGREEMENTS, CONDITIONS AND COVENANTS. The HERZ Parties and Controlling Stockholder shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

      14.3. CERTIFICATES. Asure shall have received a certificate of an executive officer of HERZ to the effect set forth in Sections 14.1, 14.2 and 14.5, respectively.

      14.4. REQUIRED CONSENTS. HERZ sure shall have obtained all consents ("HERZ Required Consents") from third parties the absence of which would result in a Material Adverse Effect on the HERZ Companies.

      14.5. MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on HERZ or the HERZ Companies taken as a whole.

      14.6. ANCILLARY DOCUMENTS. Each HERZ Party and Controlling Stockholder shall have tendered executed copies of the respective Transaction Documents to which it is intended to be a party.

      14.7. BOARD RECOMMENDATION. The Board of Directors of HERZ will have (a) approved and adopted this Agreement, including the Merger and the other Transactions, and determined that the Merger is fair to the stockholders of HERZ, and (b) subject to fiduciary obligations of the HERZ Board of Directors, resolved to recommend approval and adoption of this Agreement, including the Merger and the other Transactions, by the HERZ Stockholders.

      14.8. RELEASES FROM HERZ BOARD. Each of the members of the Board of Directors of HERZ (including the Controlling Stockholder and I. Marilyn Hertz whether or not a director at the Closing) shall have delivered to Asure (i) such director's resignation as a director of HERZ, (ii) such director's resignation as an officer of HERZ, if applicable, (iii) release of HERZ from any obligation under any employment or consulting agreement with such director, and (iv) release of HERZ from any other obligation of HERZ to such director, except (x) any stock option such director may be granted and listed on the HERZ Disclosure Schedule, and (y) any rights such director has under Section 11.3.

      14.9. LEGAL OPINION. Asure shall have received an opinion of counsel, reasonably acceptable to Asure, it being understood that Raice Paykin Kreig & Schrader, LLP and David Thomas, Esq. are acceptable to Asure, that:

            (a) Each of the HERZ Companies is a corporation, duly chartered, validly existing and in good standing under the laws of it state of incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the HERZ Companies is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not individually or in the aggregate have a Material Adverse Effect.

            (b) Each of the HERZ Companies has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Merger Agreement and to otherwise carry out their respective obligations thereunder. The execution and delivery of the Merger Agreement by the HERZ Companies and the consummation by them of the transactions contemplated thereby, including the issuance of the shares thereunder have been duly authorized by all necessary action on the part of each of the HERZ Companies, including without limitation approval by the shareholders of each of the HERZ Companies if required by applicable Law. The Merger Agreement has been duly executed and delivered by the HERZ Companies and constitutes the valid and binding obligation of the HERZ Companies enforceable against the HERZ Companies in accordance with its terms.

            (c) The shares of HERZ to be issued to the shareholders of Asure pursuant to the Merger, have been duly authorized, and assuming without independent investigation that the shares of capital stock of Asure outstanding on the date of effectiveness of the Merger are duly authorized, validly issued, fully paid and nonassessable, when (a) the Merger has become effective and (b) the shares of capital stock of Asure have been duly delivered pursuant to the terms of the Merger Agreement, such shares of HERZ will be validly issued, fully paid and non-assessable.

            (d) No shares of the capital stock of HERZ are entitled to preemptive or similar rights. There are no outstanding options, warrants, script rights to subscribe to, registration rights, calls or commitments of any character whatsoever relating to, or, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of capital stock, or contracts, commitments, understandings, or arrangements by which HERZ is or may become bound to issue additional shares of capital stock, or securities or rights convertible or exchangeable into shares of capital stock.

            (e) Except for the Certificate of Merger to be filed with the Nevada and Delaware Secretaries of State, there is no need to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other U.S. governmental authority or other person in connection with the execution, delivery and performance by the HERZ Companies of the Merger Agreement or the issuance of the shares thereunder.

            (f) The issuance and sale of the Merged Company Shares is exempt from registration under Section 5 of the Securities Act pursuant to Rule 506 and Rule 903 promulgated under the Securities Act.

            (g) The execution, delivery and performance of and compliance with the terms of the Merger Agreement do not violate any provision of either HERZ Company's Charter Documents, their Bylaws or, to our knowledge, any provision of applicable law. The execution, delivery and performance of and compliance with the Merger Agreement has not resulted and will not result in any violation of, or constitute a default under (or an event which with the passage of time or the giving of notice or both would constitute a default under), any contract, agreement, instrument, judgment or decree binding upon either of the HERZ Companies and known to us which, individually or in the aggregate, would have a material adverse effect on the business or financial condition of the HERZ Companies. To our knowledge the business of the HERZ Companies is not being conducted in violation of any law, ordinance or regulation of any governmental authority the result of which would have a material adverse effect on the business of the HERZ Companies.

      14.10. EMPLOYMENT AGREEMENT RELEASES. Asure shall have received termination agreements and releases of the Merged Company reasonably acceptable to Asure from each person who (i) has an employment agreement with HERZ, or (ii) who has an employment agreement with any HERZ Subsidiary that is guaranteed by HERZ.

                                  ARTICLE XV
           CONDITIONS PRECEDENT TO OBLIGATIONS OF THE HERZ PARTIES

      The obligations of the HERZ Parties to consummate the Merger and the Transactions and the obligations of the HERZ Parties to consummate the Asure Merger and the Transactions shall be subject to the satisfaction or waiver, on or before the Effective Time, of each of the following conditions:

      15.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Asure contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

      15.2. AGREEMENTS, CONDITIONS AND COVENANTS. Asure shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time. Asure shall provide the written consent of Asure's independent accountant's reports in the Asure Financial Statements, if necessary under the Securities Act or Exchange Act.

      15.3. CERTIFICATES. HERZ shall have received a certificate of an executive officer of Asure to the effect set forth in Sections 15.1, 15.2 and 15.5, respectively.

      15.4. REQUIRED CONSENTS. Asure shall have obtained all consents ("Asure Required Consents") from third parties the absence of which would result in a Material Adverse Effect on Asure.

      15.5. MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on Asure.

      15.6. ANCILLARY DOCUMENTS. Asure shall have tendered executed copies of the Transaction Documents to which it is intended to be a party.

      15.7. BOARD RECOMMENDATION. The Board of Directors of Asure will have (a) approved and adopted this Agreement, including the Merger and the other Transactions, and determined that the Merger is fair to the shareholders of Asure and (b) subject to fiduciary obligations of the Asure Board of Directors, resolved to recommend approval and adoption of this Agreement, including the Merger and the other Transactions, by the Asure Shareholders.

      15.8. LEGAL OPINION. HERZ shall have received an opinion of counsel, reasonably acceptable to HERZ, it being understood that Kaplan Gottbetter & Levenson, LLP is acceptable to HERZ (and in rendering the opinion in (f) below, counsel may rely solely or in part on the opinions of Jeffrey A. Nichols, Esq., as to United States Law and John H. Frank, Barrister and Solicitor, as to Canadian Law, subject to the qualifications, limitations, and exceptions set forth therein), that:

            (a) Asure is a corporation, duly chartered, validly existing and in good standing under the laws of its state of incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Asure is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not individually or in the aggregate have a Material Adverse Effect.

            (b) Asure has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Merger Agreement and to otherwise carry out their respective obligations thereunder. The execution and delivery of the Merger Agreement by Asure and the consummation by them of the transactions contemplated thereby, including the issuance of the shares thereunder have been duly authorized by all necessary action on the part of each of Asure, including without limitation approval by the shareholders of Asure if required by applicable Law. The Merger Agreement has been duly executed and delivered by Asure and constitutes the valid and binding obligation of Asure enforceable against Asure in accordance with its terms.

            (c) No shares of the capital stock of Asure are entitled to preemptive or similar rights. There are no outstanding options, warrants, script rights to subscribe to, registration rights, calls or commitments of any character whatsoever relating to, or, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of capital stock, or contracts, commitments, understandings, or arrangements by which Asure is or may become bound to issue additional shares of capital stock, or securities or rights convertible or exchangeable into shares of capital stock.

            (d) Except for the Certificate of Merger to be filed with the Delaware and Nevada Secretaries of State, there is no need to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other U.S. governmental authority or other person in connection with the execution, delivery and performance by Asure of the

Merger Agreement or the issuance of the shares thereunder.

            (e) The execution, delivery and performance of and compliance with the terms of the Merger Agreement do not violate any provision of Asure's Charter Documents, their Bylaws or, to our knowledge, any provision of applicable law. The execution, delivery and performance of and compliance with the Merger Agreement has not resulted and will not result in any violation of, or constitute a default under (or an event which with the passage of time or the giving of notice or both would constitute a default under), any contract, agreement, instrument, judgment or decree binding upon either of Asure and known to us which, individually or in the aggregate, would have a material adverse effect on the business or financial condition of Asure. To our knowledge the business of Asure is not being conducted in violation of any law, ordinance or regulation of any governmental authority the result of which would have a material adverse effect on the business of Asure.

            (f) No Asure Shareholder has a right of rescission under United States or Canadian Law with respect to such Asure Shareholder's purchase of Asure Common Stock from Asure.

      15.9. BUSINESS OPERATIONS. Asure shall, on or before the Effective Date, have:

            (i) executed a definitive agreement for insurance from Lloyd's Of London by Hiscox Syndicate for catastrophic losses with respect to professional liability and cyber liability;

            (ii) launched Asure's web site and demonstrated its ability to substantially carry out the function as described in the Asure Business Plan;

            (iii) entered into a contract with a substantial client with multiple merchants;

            (iv) executed a definitive agreement with IBM to design the computer system necessary to operate a high volume of the proposed business;

            (v) presented a thorough articulation of the functional requirements and a systems architecture to support Asure's web enabled application that will feature the necessary application logic to support Asure's proposed services (such as the online purchase of services);

            (vi) appoint two or more of the following permanent management positions and demonstrate the appointee's ability and experience commensurate with the respective assignment in a public company: CEO, CFO, VP Sales/Marketing and CIO; and

            (vii) provide marketing and sales literature regarding the Asure Business including a marketing brochure.

                                 ARTICLE XVI
                               INDEMNIFICATION

      16.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All the provisions of this Agreement will survive the Closing indefinitely notwithstanding any investigation at any time made by or on behalf of any party hereto provided that the representations and warranties set forth in Articles V and VI and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire on the date one hundred eighty (180) days after the Effective Date. After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article XVI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article XVI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that, in the case of each representation and warranty that will terminate and expire as provided in this Section 16.1, no claim presented in writing for indemnification pursuant to this Article XVI on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

      16.2. INDEMNIFICATION OF ASURE INDEMNIFIED PARTIES.

            (a) HERZ covenants and agrees that it will indemnify each Asure Indemnified Party against, and hold each Asure Indemnified Party harmless from and in respect of, all damage claims that arise from, are based on, arise out of, or are attributable to (i) any breach of the representations and warranties of the HERZ Companies or in certificates delivered in connection herewith; (ii) the nonfulfillment of any covenant or agreement on the part of the HERZ Companies under this Agreement to be performed prior to the Closing or (iii) any liability under the Securities Act, the Exchange Act or other applicable Law which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating to HERZ and its Subsidiaries, or any of them, which is provided to Asure or its counsel in writing by the HERZ or (B) any omission or alleged omission to state therein a material fact relating to HERZ and its Subsidiaries, or any of them, required to be stated therein or necessary to make the statements therein not misleading, and not provided to Asure or its counsel by HERZ after a written request therefor (each damage claim described in Section 16.2(a) or (b) being an "Asure Indemnified Loss"). Once the occurrence of a breach of any representations or warranties has been established, Damages shall be calculated without regard to whether such breach caused a Material Adverse Effect. This Section 16.2(a) terminates on the Effective Date.

            (b) Controlling Stockholder covenants and agrees that he will indemnify each Asure Indemnified Party against, and hold each Asure Indemnified Party harmless from and in respect of, all damage claims that arise from, are based on, arise out of, or are attributable to (i) any breach of the representations and warranties of the HERZ Companies or in certificates delivered in connection herewith; (ii) the nonfulfillment of any covenant or agreement on the part of the HERZ Companies under this Agreement to be performed prior to the Closing or (iii) any liability under the Securities Act, the Exchange Act or other applicable Law which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating to HERZ and its Subsidiaries, or any of them, which is provided to Asure or its counsel in writing by the HERZ or (B) any omission or alleged omission to state therein a material fact relating to HERZ and its Subsidiaries, or any of them, required to be stated therein or necessary to make the statements therein not misleading, and not provided to Asure or its counsel by HERZ after a written request therefor; provided, however, that, indemnification shall be available under this Section 16.2(b) only to the extent that Controlling Stockholder had knowledge that such representation or warranty was not true and correct at the Execution Date or the Closing Date. Once the occurrence of a breach of any representations or warranties has been established, Damages shall be calculated without regard to whether such breach caused a Material Adverse Effect. Controlling Stockholder shall have no right of subrogation against the Merged Company for any indemnity claim under this Section 16.2(b). This Section 16.2(b) is effective on the Effective Date.

      16.3. INDEMNIFICATION OF HERZ STOCKHOLDERS.

            (a) Asure covenants and agrees that it will indemnify each HERZ Shareholder Indemnified Party against, and hold each HERZ Shareholder Indemnified Party harmless from and in respect of, all claims that arise from, are based on or are attributable to (i) any breach by Asure of its representations and warranties set forth herein or in Asure's certificates delivered to the Company or the Stockholders in connection herewith; or (ii) the nonfulfillment of any covenant or agreement on the part of Asure under this Agreement to be performed prior to the Closing (each damage claim described in Section 16.3(a) or (b) being a "HERZ Stockholder Indemnified Loss"). Once the occurrence of a breach of any representations or warranties has been established, Damages shall be calculated without regard to whether such breach caused a Material Adverse Effect.

            (b) Carter covenants and agrees that he will indemnify each HERZ Shareholder Indemnified Party against, and hold each HERZ Shareholder Indemnified Party harmless from and in respect of, all damage claims that arise from, are based on, arise out of, or are attributable to (i) any breach of the representations and warranties of Asure or in Asure's certificates delivered in connection herewith; provided, however, that, indemnification shall be available under this Section 16.3(b) only to the extent that Carter had knowledge that such representation or warranty was not true and correct at the Execution Date or the Closing Date; or (ii) the nonfulfillment of any covenant or agreement on the part of Asure under this Agreement to be performed prior to the Closing. Once the occurrence of a breach of any representations or warranties has been established, Damages shall be calculated without regard to whether such breach caused a Material Adverse Effect. This Section 16.3(b) is effective on the Effective Date.

      16.4. CONDITIONS OF INDEMNIFICATION.

            (a) All claims for indemnification under this Agreement (except
Article VII) shall be asserted and resolved as follows in this Section 16.4. The provisions of Article XVI shall be the sole manner by which the Indemnified Party shall assert any claim against the Indemnifying Party that does not involve a Third Party Claim, including without limitation any claim for breach of this Agreement.

            (b) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the Indemnified Party's request for indemnification under this Agreement. Except as set forth in Section 16.1, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XVI with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

            (c) If the Indemnifying Party does not dispute its potential liability to the

Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 16.4(c) and the Indemnified Party will furnish the Indemnifying Party with all information in its possession, subject to a confidentiality agreement, with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that (i) purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party, (ii) involves a guilty plea to any crime or
(iii) involves a fine or penalty, whether or not paid by the Indemnifying Party, without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 16.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party (provided that such expenses are reasonable), and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

            (d) If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under this Article XVI, (B) elects not to defend the Indemnified Party pursuant to Section 16.4(c) or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 16.4(c) or (ii) elects to defend the Indemnified Party pursuant to Section 16.4(c) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (provided that such expenses are reasonable) (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XVI and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 16.4 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 16.4(d), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

            (e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by proceedings in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within 30 days after notice of a dispute is given.

            (f) Payments of all amounts owing by an Indemnifying Party pursuant to this Article XVI relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to
Section 16.4(e) shall be made within 30 days after the later of (i) the expiration of the 30-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

      16.5. REMEDIES NOT EXCLUSIVE. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

      16.6. LIMITATIONS ON INDEMNIFICATION.

            (a) Notwithstanding the provisions of Section 16.2(b), Controlling Stockholder shall not be required to indemnify or hold harmless any of the Asure Indemnified Parties on account of any Asure Indemnified Loss under Section 16.2(b) for the first $200,000 of Asure Indemnified Losses under Section 16.2(b); provided, however, that the foregoing $200,000 deductible shall not apply to any Asure Indemnified Loss for a breach of any representation or warranty concerning Environmental Laws or Environmental Condition. The aggregate liability of Controlling Stockholder under this Article XVI shall not exceed the Controlling Stockholder Market Value For purposes of determining the amount of Asure Indemnified Losses, no effect will be given to any resulting Tax benefit to any Asure Indemnified Party.

            (b) Notwithstanding the provisions of Section 16.3(a) or (b), neither Asure or Carter shall be required to indemnify or hold harmless any of the HERZ Stockholder Indemnified Parties on account of any HERZ Stockholder Indemnified Loss under Section 16.3 for the first $200,000 of HERZ Shareholder Indemnified Losses under Section 16.3; provided, however, that the foregoing $200,000 deductible shall not apply to any Asure Indemnified Loss for a breach of any representation or warranty concerning Environmental Laws or Environmental Condition. The aggregate liability of Carter under this Article XVI shall not exceed the Carter Market Value. For purposes of determining the amount of HERZ Stockholder Indemnified Losses, no effect will be given to any resulting Tax benefit to any HERZ Stockholder Indemnified Party.

            (c) Controlling Stockholder may pay any amount otherwise due under this Article XVI by delivering to the Asure Indemnified Party the number of shares of Merged Company Common Stock with the market value of Merged Company Common Stock equal to the amount owed based on the closing bid price on the trading day immediately prior the payment date.

            (d) Carter may pay any amount otherwise due under this Article XVI by delivering to the HERZ Stockholder Indemnified Party the number of shares of Merged Company Common Stock with the market value of Merged Company Common Stock equal to the amount owed based on the closing bid price on the trading day immediately prior the payment date.

                                 ARTICLE XVII
                                 TERMINATION

      17.1. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Boards of Directors of the Parties:

            (a) By mutual written consent of each of HERZ and Asure;

            (b) By HERZ or Asure if the Merger shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 17.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

            (c) By HERZ or Asure if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

            (d) By Asure if HERZ shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by HERZ shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to HERZ's obligations to consummate the transactions contemplated hereby;

            (e) By HERZ if Asure shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to Asure's obligations to consummate the transactions contemplated hereby;

            (f) By HERZ if at the HERZ Stockholder Meeting (including any adjournment thereof) this Agreement and the Merger shall fail to be approved and adopted by the affirmative vote of the stockholders of HERZ as required under the DGCL;

            (g) By Asure if at the Asure Shareholder Meeting (including any adjournment thereof) this Agreement and the Merger shall fail to be approved and adopted by the affirmative vote of the stockholders of Asure as required under the NGCL;

            (h) By HERZ, prior to the approval of this Agreement by the stockholders of HERZ, upon five days notice to Asure, if, as a result of an Acquisition Proposal received by HERZ from a Person other than a Party to this Agreement or any of its Affiliates, the Board of Directors of HERZ determines in good faith that its fiduciary obligations under applicable Law require that such Acquisition Proposal be accepted; provided, however, that (i) immediately following such termination HERZ executes with such third party a definitive agreement to implement such Acquisition Proposal, (ii) the Board of Directors of HERZ shall have concluded in good faith, after considering applicable provisions of applicable Law and after giving effect to all concessions which may be offered by Asure pursuant to clause (iii) below, on the basis of advice of counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law, and (iii) prior to any such termination, (x) HERZ shall have provided Asure with five days' notice of the terms of the proposal and otherwise complied with Section 8.2(a) hereof (including making the finding contemplated by Section 8.2(a)(x) hereof) and (y) HERZ shall, and shall cause its financial and legal advisors to, negotiate with Asure to make such adjustments in the terms and conditions of this Agreement as would enable HERZ to proceed with the Transactions;

            (i) By Asure, prior to the approval of this Agreement by the stockholders of Asure, upon five days notice to HERZ, if, as a result of an Acquisition Proposal received by Asure from a Person other than a Party to this Agreement or any of its Affiliates, the Board of Directors of Asure determines in good faith that its fiduciary obligations under applicable Law require that such Acquisition Proposal be accepted; provided, however, that (i) immediately following such termination Asure executes with such third party a definitive agreement to implement such Acquisition Proposal, (ii) the Board of Directors of Asure shall have concluded in good faith, after considering applicable provisions of applicable Law and after giving effect to all concessions which may be offered by HERZ pursuant to clause (iii) below, on the basis of advice of counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law, and (iii) prior to any such termination, (x) Asure shall have provided HERZ with five days' notice of the terms of the proposal and otherwise complied with Section 8.2(b) hereof (including making the finding contemplated by Section 8.2(b)(i)(x) hereof) and (y) Asure shall, and shall cause its financial and legal advisors to, negotiate with HERZ to make such adjustments in the terms and conditions of this Agreement as would enable Asure to proceed with the Transactions.

            (j) By HERZ if the Board of Directors of Asure shall withdraw, modify or change its recommendation of this Agreement or the Merger or shall have failed to reaffirm its recommendation within five Business Days of HERZ's request that it do so or shall have recommended or issued a neutral recommendation (or taken no position) with respect to any Acquisition Proposal.

            (k) By Asure if the Board of Directors of HERZ shall withdraw, modify or change its recommendation of this Agreement or the Merger or shall have failed to reaffirm its recommendation within five Business Days of Asure's request that it do so or shall have recommended or issued a neutral recommendation (or taken no position) with respect to any Acquisition Proposal.

      17.2. EFFECT OF TERMINATION.

            (a) If this Agreement is terminated pursuant to Section 17.1(a), (b) or (c), this Agreement shall be terminated and there shall be no liability on the part of any of the Parties; notwithstanding the foregoing, nothing herein shall relieve any Party from liability for any willful breach hereof; provided that the provisions of Sections 8.4(b), 8.8, 9.5, 10.5 and this Section 17.2 shall survive the termination hereof.

            (b) If this Agreement is terminated by Asure pursuant to Section 17.1(d) or (k) or by HERZ pursuant to Section 17.1(f) or (h), then HERZ shall pay Asure liquidated damages in the amount of $1,000,000.

            (c) If this Agreement is terminated by HERZ pursuant to Section 17.1(e) or (j) or by Asure pursuant to Section 17.1(g) or (i), then Asure shall pay HERZ liquidated damages in the amount of $500,000.

                                ARTICLE XVIII
                               GENERAL MATTERS

      18.1. [Reserved]

      18.2. CONTENTS OF AGREEMENT. This Agreement, together with the other Transaction Documents, set forth the entire understanding of the Parties hereto with respect to the Transactions and supersede all prior agreements or understandings among the Parties regarding those matters.

      18.3. AMENDMENT, PARTIES IN INTEREST, ASSIGNMENT, ETC. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto. No Party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions. Nothing in this Agreement is intended or will be construed to confer on any Person other than the Parties hereto any rights or benefits hereunder.

      18.4. INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including," "includes" or similar words has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Disclosure Schedule and Exhibit references are to this Agreement unless otherwise specified. The Exhibits and Schedules referred to in this Agreement will be deemed to be a part of this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

      18.5. NOTICES. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by a nationally recognized overnight courier upon proof of delivery. Any notices shall be deemed given upon receipt at the address set forth below, unless such address is changed by notice to the other Party hereto:

            If to HERZ:                       Hertz Technology Group, Inc.
                                              75 Varick Street
                                              New York, NY 10013
                                              Attn: Eli E. Hertz

            with a required copy to:          David Thomas, Esq.
                                              Raice Paykin Kreig & Schrader, LLP
                                              185 Madison Ave.
                                              New York, NY 10046

            If to Controlling Stockholder:    Eli E. Hertz
                                              24 Green Way South
                                              Forrest Hills, NY 11375

            with a required copy to:          Morse Zelnick Rose & Lander, LLP
                                              450 Park Avenue
                                              New York, NY 10022
                                              Attn: Howard Weinreich, Esq.

            If to Asure or Carter:           A Sure eCommerce, Inc.

                                             885 West Georgia, Suite 2240
                                             Vancouver, BC Canada V6C 3E8
                                             Attn: J. A. Carter

            with a required copy to:         Kaplan Gottbetter & Levenson, LLP
                                             630 Third Avenue
                                             New York, NY 10017
                                             Attn: Adam S. Gottbetter, Esq.

      18.6. GOVERNING LAW AND VENUE. This Agreement shall be construed and interpreted in accordance with the Laws of the State of New York without regard to its provisions concerning conflict of laws. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the city, county and state of New York, USA.

      18.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

      18.8. WAIVERS. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the Party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

      18.9. MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the Parties hereto and that specifically refers to this Agreement.

      18.10. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

      18.11. WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the Transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and
(iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 18.11.

      18.12. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

                        [Signatures on following page]

      IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.

                             A SURE ECOMMERCE, INC.

                             By:
                                 -----------------------------------------------
                                 J. A. Carter
                                 Chairman of the Board


                             HERTZ TECHNOLOGY GROUP, INC.

                             By:
                                 -----------------------------------------------
                                 Eli E. Hertz
                                 President and Chief Executive Officer


                             ASURE ACQUISITION CORPORATION

                             By:
                                ------------------------------------------------
                                Eli E. Hertz
                                President and Chief Executive Officer


                             CONTROLLING STOCKHOLDER:

                             ---------------------------------------------------
                             Eli E.  Hertz


                             CARTER:

                             ---------------------------------------------------
                             J. A. Carter

                                                                         Annex B

           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF

                          HERTZ TECHNOLOGY GROUP, INC.

Hertz technology group, Inc., a Delaware corporation (the "Corporation"), hereby certifies and sets forth:

1. The Certificate of Incorporation is amended as set forth herein.

2. Article FIRST, which sets forth the name of the Corporation, is amended to read as follows:

      "FIRST: The name of the corporation (hereinafter called the "Corporation") is Return Assured.com Inc."

3. Article FOURTH, which sets forth the total number of shares of stock which the Corporation shall have authority to issue is amended to read as follows:

      "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 51,000,000 shares of which 50,000,000 shares shall be Common Stock, par value $.001 per share, and 1,000,000 shares shall be Preferred Stock.

            (a) Common stock.

                  (i) Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share held by them with respect to all matters voted on by the stockholders of the Corporation.

                  (ii) Liquidation Rights. Subject to the prior and superior rights of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or the merger or consolidation of the Corporation into another corporation, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based upon the number of shares of Common Stock held by each.

                  (iii) Dividends. Subject to the rights of the Preferred Stock, dividends may be paid on the Common Stock out of any assets legally available therefor, as and when declared by the Board of Directors.

                  (iv) Relative Rights of Preferred Stock and Common Stock. All relative, participating, optional or other special rights of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

            (b) Preferred Stock. The Board of Directors is empowered to authorize the issuance of one or more classes of the Corporation's Preferred Stock, or one or more series of any such class, and to fix the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof for each such class or series, specifying for each such class or series:

                  (i) the designation thereof in such manner as shall distinguish shares thereof from all other series of Preferred Stock then or theretofore authorized;

                  (ii) the number of shares which shall initially constitute such class or series;

                  (iii) whether or not the shares of such class or series shall have voting rights in addition to the voting rights affirmatively required by law;

                  (iv) the rate or rates and the time or times at which dividends and other distributions on the shares of such class or series shall be paid, and whether or not any such dividends shall be cumulative;

                  (v) the amount payable on the shares of such class or series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                  (vi) whether or not shares of such class or series are to be redeemable, and the terms and conditions upon which the Corporation or a holder may exercise its or his right to redeem, or require redemption of, shares of such class or series;

                  (vii) whether or not a sinking fund shall be created for the redemption of the shares of such class or series, and the terms and conditions of any such fund; and

                  (viii) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof which shall be applicable to such class or series."

4. This amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS of the foregoing I have executed this certificate this ___ day of September, 2000.


                                      ----------------------------------
                                               Eli E. Hertz, President
Attest:


----------------------------------
I. Marilyn Hertz, Secretary